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As filed with the Securities and Exchange Commission on June 23, 2005

Registration No. 333-121761

United States
Securities and Exchange Commission
Washington, D.C. 20549

AMENDMENT NO. 2

FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CGI HOLDING CORPORATION
(Name of Small Business Issuer in its Charter)

Nevada (State or other jurisdiction of incorporation or organization)	551112 (Primary Standard Industrial Classification Code Number)	87-0450450 (I.R.S. Employer Identification Number)

5 Revere Drive, Suite 510
Northbrook, Illinois 60062
(847) 562-0177
(Address and Telephone Number of Principal Executive Offices and Principal Place of Business)

Gerard M. Jacobs
CGI Holding Corporation
5 Revere Drive, Suite 510
Northbrook, Illinois 60062
(847) 562-0177
(Name, Address and Telephone Number of Agent for Service)

Copies To:
 Michael J. Choate, Esq.
Shefsky & Froelich, Ltd.
111 E. Wacker Drive, Suite 2800
Chicago, Illinois 60601
(312) 836-4066
(312) 275-7554 (Facsimile)

        Approximate date of proposed sale to the public: from time to time after the effective date of this registration statement: As soon as practicable after the effective date of this Registration Statement. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act of 1933, as amended registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act of 1933, as amended registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

The information contained in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 23, 2005

PROSPECTUS

23,625,301 SHARES OF COMMON STOCK

CGI HOLDING CORPORATION

        This prospectus relates to the offer and sale of up to 23,625,301 shares of common stock, $0.001 par value of CGI Holding Corporation, all of which may be sold from time to time by the selling shareholders described in this prospectus. Of the shares being offered hereby, 8,689,049 shares relate to shares issuable on the exercise of warrants and the remaining 14,936,252 shares relate to shares presently owned by selling shareholders. We filed this registration statement, of which this prospectus is a part, to satisfy our obligations to certain selling shareholders to register for resale the shares issued to them and the shares issuable on exercise of the warrants. Our common stock is listed on the American Stock Exchange under the symbol "THK." On June 22, 2005, the closing price of our common stock on the AMEX was $3.10.

        We will receive proceeds of approximately $14.0 million upon exercise of the warrants referred to herein. We will not receive any proceeds from the sale of shares by any of the selling shareholders. The selling shareholders may sell the shares from time to time in public or private transactions occurring on or off the AMEX, at prevailing market prices or at negotiated prices. Sales may be made directly to purchasers or through brokers or dealers who are expected to receive customary commissions or discounts.

        We will pay all expenses of this offering except for any underwriting fees, commissions, brokerage fees, and transfer taxes, which will be paid by the selling shareholders.

        Please review "Risk Factors" beginning on page 3 before you purchase any of the shares.

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. You should read both this prospectus and any related prospectus supplement together with additional information described under "Where You Can Find Additional Information About Us."

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is June 23, 2005

SUMMARY

        This summary may not contain all the information important to your investment decision. You should read the entire prospectus, including the consolidated financial statements and related notes, included elsewhere in this prospectus.

        We are a Nevada corporation headquartered in Northbrook, Illinois, a suburb of Chicago. We operate through our wholly-owned direct and indirect subsidiaries through which we provide world class technology solutions to businesses and individuals. Our subsidiary WebSourced, Inc. offers business focused solutions such as interactive marketing. For example, the KeywordRanking division of WebSourced offers search engine marketing services designed to help businesses increase revenues from their websites and from advertising on various internet portals. Our wholly-owned subsidiary, Cherish, Inc. and its wholly-owned subsidiary Personals Plus, Inc., offer a variety of online dating communities that help people search, connect and meet others with similar interests and goals. Our wholly-owned subsidiary, PrimaryAds, Inc., is a leading affiliate marketing network made up of many online advertisers and publishers that focuses on the cost-per-action model. Our MarketSmart Advertising, Inc. and RightStuff, Inc. subsidiaries are full-service advertising agencies offering in-house creative and production capabilities for all media. Our CheckUp Marketing, Inc. subsidiary provides mystery shoppers and follow-up services. Our Ozona Online Network, Inc. and KowaBunga! Marketing, Inc. subsidiaries provide software, systems, development and hosting services.

        Our consolidated revenues for the year ended December 31, 2004 and 2003 were approximately $21.5 million and $7.0 million, respectively. Our net income for the same periods was approximately $2.9 million and $320,000, respectively. As of June 22, 2005 we employed, through our operating subsidiaries, 298 persons.

        We have begun doing business under the name "Think Partnership Inc." We will seek formal approval to change our legal name to Think Partnership Inc. at our next annual meeting of shareholders. Our principal executive offices are located at 5 Revere Drive, Suite 510, Northbrook, Illinois 60062. Our telephone number is (847) 562-0177. The address of our website is www.thinkpartnership.com. Information on our website is not part of this prospectus.

Recent Developments

        On April 22, 2005, we acquired PrimaryAds Inc. an affiliate marketing company specializing in pay for performance advertising. We paid an aggregate of $9,950,000 in cash to acquire PrimaryAds and issued to the shareholders and employees of PrimaryAds options to purchase an additional 146,000 shares of common stock. The exercise price with respect to 86,000 warrants is $3.57 per share, the closing price of our common stock on the trading day immediately prior to the closing of the acquisition. The exercise prices for the remaining 60,000 warrants are based on the closing prices of our common stock on the day that is one year prior to the day the warrants vest. The shareholders of PrimaryAds may also receive an additional payment of up to $16,000,000 based on the pre-tax earnings of PrimaryAds for the first twelve full calendar quarters following the closing. The first $10,000,000 of the earnout payment, to the extent earned, will be paid in shares of our common stock. The remainder of the earnout payment, to the extent earned, will be paid 50% in cash and 50% in shares of common stock.

        On June 15, 2005, we signed a Commercial Loan Commitment Letter from Wachovia Bank, National Association that will permit the Company to borrow up to $15.0 million. The Commercial Loan Commitment Letter is subject to negotiation and signing of definitive agreements and contemplates the following principal terms of the line of credit:

  •
  Borrowings will not exceed $15 million.

  •
  Borrowings will not exceed 1.75 times our 12-months trailing EBITDA.

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  Borrowings will be used solely for working capital purposes and for acquisitions that are materially in the same line of business as us and are cash flow accretive.

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  The line of credit facility will have a term of 36 months.

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  The interest rate will be 1-month LIBOR plus 2.10 percent.

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  Payments will be interest only until the maturity date of the line of credit.

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  Borrowings under the line of credit will be secured by a first lien security interest in all of THK's assets.

Summary Financial Data

        The following summary financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition" and the Consolidated Financial Statements and Notes thereto, included elsewhere in this prospectus.

Statement of Operations Data

	Year Ended December 31,		Three Months Ended March 31,
	2004	2003	2005	2004
Total Revenue	21,473,565	7,095,101	10,179,156	3,825,431
Total Cost of Revenue	4,057,843	934,812	3,226,144	578,843
Gross Profit	17,415,722	6,160,289	6,953,012	3,246,588
Total Operating Expenses	12,691,946	5,276,828	5,571,754	2,346,923
Income/(Loss) From Operations	4,723,776	883,461	1,381,258	899,665
Net Income/(Loss)	2,939,966	319,567	879,590	638,691
Net Income Per Share	0.10	0.01	0.02	0.02

Balance Sheet Data

	December 31, 2004	March 31, 2005
Cash and Cash Equivalents	17,160,520	10,664,207
Working Capital	19,186,621	13,529,223
Total Assets	34,133,292	45,471,373
Total Current Liabilities	3,869,821	6,312,268
Total Stockholders' Equity	29,289,174	36,956,798

The Offering

        As of June 22, 2005, we had 33,323,228 shares of common stock outstanding and warrants or options, exercisable at various prices, to acquire 12,034,289 additional shares. All of the shares being offered for sale by this prospectus will be sold from time to time by the selling shareholders. We will receive proceeds of approximately $14.0 million if all of the warrants are exercised. We expect to use these proceeds for general corporate purposes, including to fund acquisition opportunities. We will not receive any proceeds from the sale of any of the shares, including shares underlying the warrants sold by the selling shareholders.

RISK FACTORS

        An investment in our common stock involves a high degree of risk and should be considered only by those persons who are able to afford a loss of their entire investment. In evaluating our business, prospective investors should carefully consider the following risk factors in addition to the other information included in this prospectus.

        Our limited operating history and relatively new business model in emerging and rapidly evolving markets make it difficult to evaluate our future prospects.    We have only a limited operating history, have lost money during two of the last four years ended December 31, 2004. There is no assurance we will generate net income in future periods. Failure to generate net income could have a material adverse effect on the trading price of our common stock.

        We may not be able to identify, negotiate, finance or close acquisitions.    A significant component of our growth strategy focuses on acquiring additional companies or assets, including businesses or assets in new or additional lines of business. We may not, however, be able to identify or acquire companies or assets on acceptable terms if at all. Failure to acquire additional companies or assets on acceptable terms, if at all, would have a material adverse effect on our ability to increase assets, revenues and net income and on the trading price of our common stock.

        The terms and conditions of any acquisition could require us to take actions that would not require your approval.    In order to acquire certain companies or assets, we may issue additional shares of common or preferred stock, borrow money or issue debt instruments including debt convertible into capital stock. We may take any of these actions without seeking your approval even if these actions dilute your economic or voting interest as a shareholder.

        We may be unable to successfully integrate acquired businesses.    Even if we are able to acquire additional companies or assets, we may not be able to successfully integrate these companies or assets. For example, we may need to integrate widely dispersed operations with different corporate cultures, operating margins, competitive environments, computer systems, compensation schemes, business plans and growth potential requiring significant management time and attention. Failure to successfully integrate acquired businesses could have a material adverse effect on our business, results of operations and financial condition and the trading price of our common stock.

        We cannot assure you that we will effectively manage our growth.    We have experienced rapid growth and demand in our businesses. The continued growth and expansion of our businesses, including new service offerings and new geographic markets, requires significant management time as well as, operational and financial resources. There is no assurance that we will be able to continue managing our growth or that we will have the operational or financial resources necessary to manage our growth. Failure to do so could have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock.

        We depend on the availability of skilled labor, which is difficult to attract and retain.    The success of our growth strategy depends to a significant degree upon our ability to attract, train and retain skilled operational, technical, financial, management, sales and marketing personnel. Competition for skilled personnel is intense. We may not be successful in attracting and retaining the necessary personnel. Failure to attract, train, and retain skilled personnel could have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock.

        Our future growth heavily depends on our key personnel, the loss of whom would materially adversely affect our business.    Our ability to grow depends on our ability to retain certain key personnel, including Gerard M. Jacobs, our president and chief executive officer, and S. Patrick Martin, the president and chief executive officer of WebSourced. We do not have an employment agreement with Mr. Jacobs. Further, if we lost one or more of these key persons, we could be required to spend significant time, attention and money in finding replacements. There is no assurance we would be able to find similarly qualified replacements which could have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock.

        We lack long-term contracts with clients.    Few if any of our clients retain us under contracts longer than twelve months. As a result, our revenues may be difficult to predict and may vary significantly. Because we sometimes incur costs based on expectations of future revenues, our failure to predict future revenues accurately could have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock.

        Our brands are not well known.    We have not been able to develop widespread awareness of our brands. Moreover, our brands may be closely associated with the success or failure of some of our Internet clients, some of whom are pursuing unproven business models in competitive markets. Lack of brand awareness or the failure or difficulty of one of our clients may damage our reputation, all of which could have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock.

        Our business depends in part on the growth and maintenance of the Internet and telecommunications infrastructure.    The success of our business depends in part on the continued growth and maintenance of the Internet and telecommunications infrastructure. This includes maintaining a reliable network backbone with the necessary speed, data capacity and security for providing reliable Internet services. Internet infrastructure may be unable to support the demands placed on it if the number of Internet users continues to increase or if existing or future Internet users access the Internet more often or increase their bandwidth requirements. We have no control over the providers of access services to the Internet. Regional and national telecommunications outages have caused our online dating business to experience service interruptions during which our users could not access our subscription-based services. Interruptions, delays or capacity problems with any points of access between the Internet and our websites could adversely affect our ability to provide services to users of our websites. The temporary or permanent loss of all or a portion of our services on the Internet, the Internet infrastructure generally, or our users' ability to access the Internet, could have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock.

        The telecommunications industry is a regulated industry. Amendments to current regulations could disrupt or adversely affect the profitability of our business. In addition, if any of our current agreements with telecommunications providers are terminated, we may not be able to replace the terminated agreement on favorable terms and conditions, if at all. There can be no assurance that we will be able to renew any of our current agreements when they expire or expand our agreements on favorable terms, if at all, all of which could have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock.

        Growth of our business depends upon increased adoption of the Internet and the use of search engines as a means for commerce.    The growth of our business depends heavily on the continued use and acceptance of the Internet and of search engines as a means for commerce. If commercial use of the Internet and search engines does not continue to grow, or grows more slowly than expected, our business and prospects would be seriously harmed. Individuals and businesses may reject the Internet or search engines as a viable commercial medium or marketing tool. Failure of the Internet and search engines to grow as a means of commerce would have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock.

        We compete with many companies, some of whom are more established and better capitalized than us.    We compete with a variety of companies on a worldwide basis. Some of these companies are larger and better capitalized than us. There are also few barriers to entry in our markets and thus above average profit margins will likely attract additional competitors. Further, our online dating business competes with traditional dating and personals services, as well as with newspapers, magazines and other traditional media companies that provide dating and personals services. In addition, our competitors may develop services that are superior to, or have greater market acceptance than our services. For example, many of our current and potential competitors have longer operating histories, significantly greater financial, technical, marketing and other resources and larger customer bases than us. These factors may allow our competitors to respond more quickly than we can to new or emerging technologies and changes in customer requirements. Our competitors may engage in more extensive research and development efforts, undertake more far-reaching marketing campaigns and adopt more aggressive pricing policies which may allow them to build larger registrant and membership bases. In addition, current and potential competitors are making, and are expected to continue to make, strategic acquisitions or establish cooperative, and, in some cases, exclusive relationships with significant companies or competitors to expand their businesses or to offer more comprehensive products and services. To the extent these competitors or potential competitors establish exclusive relationships with major portals, search engines and ISPs, our ability to reach potential members through online advertising may be restricted. Any of these competitors could cause us difficulty in attracting and retaining registrants and converting registrants into members and could jeopardize our existing affiliate program and relationships with portals, search engines, ISPs and other Internet properties. Failure to compete effectively including by developing and enhancing our services offerings would have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock.

        Search Engine Optimization may become more difficult or less desirable over time.    Search engines generally seek to rank websites based upon their degree of relevancy to the key words in question. The search engines are frequently changing their algorithms and criteria in order to try to prevent their rankings from being manipulated creating a risk that over time the search engines may succeed in limiting the efficacy of our services either through continued refinement of their ranking system or in some other way hindering search engine optimization efforts. The search engine optimization industry is relatively new with limited technological barriers to entry. Increased competition over time may reduce the overall efficiency of our efforts as other competitors produce similar results for their clients. Search engines are increasing the number of "pay per click" listings in their search results, generally lessening the desirability of our SEO services. Although we perform "pay per click" campaign management, there is no assurance that the revenues from "pay per click" campaign management will offset any decline in demand for our SEO services. All of these factors could have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock.

        Increasing government regulations or taxation could adversely affect our business.    We are affected not only by regulations applicable to businesses generally, but also by federal, state, local and foreign laws, rules, regulations and taxes directly applicable to electronic communications, telecommunications and the Internet. Laws and regulations related to the Internet are becoming more prevalent, and new laws and regulations are under consideration in various jurisdictions. Many areas of law affecting the Internet remain unsettled, and it may take years to determine whether and how existing laws such as those governing consumer protection, intellectual property, libel and taxation apply to the Internet. New, or amendments to existing, laws and regulations, including laws and regulations that govern, restrict, tax or affect things such as user privacy, the pricing and taxation of goods and services offered over the Internet, the content of websites, access to websites, linking of websites, outgoing email solicitations, consumer protection and the characteristics and quality of products and services offered over the Internet could have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock.

        The ability of our online dating business to generate cash flow and operating profits depends on a number of factors that are difficult to predict.    The ability of our online dating business to generate cash flow and profits, if any, depends on acceptance of online dating services and our ability to, among other things, (1) create and increase brand awareness and attract and retain a large number of members and subscribers, including converting members into paying subscribers; (2) maintain current, and develop new, relationships with portals, search engines, ISPs and other Internet properties and entities capable of attracting individuals who might subscribe to our fee-generating services; (3) implement expansion plans or integrate newly acquired companies, including controlling the costs associated with expansion or acquisitions; (4) control general infrastructure costs including the amount and timing of operating and capital expenditures; (5) introduce new websites, features and functionality on a timely basis; (6) achieve economies of scale across our various websites; (7) protect our data from loss or electronic or magnetic corruption; (8) provide failure and disaster recovery programs; (9) upgrade our technology and protect our sites from technology failures; and (10) anticipate and adapt to changing Internet business strategies. Failure to accurately predict or respond to these factors could have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock.

        We need to attract and retain a large number of paying members on an ongoing basis.    Our online dating business must attract and retain a large number of paying members. To do so, we must continue to invest significant resources in order to enhance our existing products and services and to introduce new high-quality products and services. There is no assurance we will have the resources, financial or otherwise, required to enhance or develop services. Further, if we are unable to predict user preferences or industry changes, or if we are unable to modify our products and services on a timely basis, we may lose existing members and may fail to attract new registrants. Failure to enhance or develop services or to respond to the needs of our members in an effective or timely manner could have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock.

        Our member acquisition costs may increase significantly.    The member acquisition costs of our online dating business depend in part upon our ability to purchase advertising at a reasonable cost. Advertising costs vary over time, depending upon a number of factors, some of which are beyond our control. Historically, we have used online advertising as the primary means of marketing our services. In general, the costs of online advertising have increased substantially and are expected to continue to increase as long as the demand for online advertising remains robust. We may not be able to pass these costs on in the form of higher user fees. Continuing increases in advertising costs could thus have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock.

        Our online dating business must keep pace with rapid technological change to remain competitive; our services are not well-suited to many alternate Internet access devices.    Our online dating business operates in a market characterized by rapidly changing technology, evolving industry standards, frequent new product and service announcements, enhancements, and changing customer demands. We must adapt to rapidly changing technologies and industry standards and continually improve the speed, performance, features, ease of use and reliability of our services. Introducing new technology into our systems involves numerous technical challenges, requires substantial amounts of capital and personnel resources, and often takes many months to complete. We may not successfully integrate new technology into our websites on a timely basis, which may degrade the responsiveness and speed of our websites. Technology, once integrated, may not function as expected. In addition, the number of people who access the Internet through devices other than desktop and laptop computers, including mobile telephones and other handheld computing devices, has increased dramatically in the past few years. The lower resolution, functionality and memory currently associated with mobile devices makes the use of our online dating services through mobile devices more difficult and generally impairs the member experience relative to access via desktop and laptop computers. Failure to attract and retain a substantial number of mobile device users to our online dating services, or failure to develop services that are more compatible with mobile communications devices, or failure to generally keep pace with the rapid technological change could have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock.

        Our online dating services may be interrupted due to problems with our server, our network hardware and software, or our inability to obtain network capacity.    The performance of our server and networking hardware and software infrastructure is critical to our business and reputation and our ability to attract Internet users, advertisers, members and e-commerce partners to our websites and to convert members to subscribers. We have experienced occasional system interruptions as a result of unexpected increases in usage. We cannot assure you we will not incur similar or more serious interruptions in the future. An unexpected or substantial increase in the use of our websites could strain the capacity of our systems, which could lead to a slower response time or system failures. Any slowdowns or system failures could adversely affect the speed and responsiveness of our websites and would diminish the experience for our members and visitors. Further, if usage of our websites substantially increases, we may need to purchase additional servers and networking equipment to maintain adequate data transmission speeds, the availability of which may be limited or the cost of which may be significant. Any system failure that causes an interruption in service or a decrease in the responsiveness of our websites could reduce traffic on our websites and, if sustained or repeated, could impair our reputation and the attractiveness of our brands all of which could have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock. Furthermore, we rely on many different hardware and software systems. Failure of these systems or inability to rapidly expand our transaction-processing systems and network infrastructure in response to a significant unexpected increase in usage could have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock.

        The failure to establish and maintain affiliate agreements and relationships could limit the growth of our online dating business.    We have entered into, and expect to continue to enter into, arrangements with affiliates to increase our member base, increase traffic to our websites and enhance our brands. If any of the current agreements are terminated, we may not be able to replace the terminated agreement with an equally beneficial arrangement. We cannot assure you that we will be able to renew any of our current agreements when they expire on acceptable terms, if at all. We also do not know whether we will be successful in entering into additional agreements or that any relationships, if entered into, will be on terms favorable to us. Failure to establish and maintain affiliate agreements and relationships could have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock.

        Our online dating business relies on a number of third-party providers, and their failure to perform or termination of our relationships with them could harm our business.    We rely on third parties to provide important services and technologies to our online dating business, including third parties that manage and monitor our onsite data center, Internet services providers and credit card processors. In addition, we license technologies from third parties to facilitate our ability to provide our services. Any failure on our part to comply with the terms of these licenses could result in the loss of our rights to continue using the licensed technology, and we could experience difficulties obtaining licenses for alternative technologies. Furthermore, any failure of these third parties to provide these and other services, or errors, failures, interruptions or delays associated with licensed technologies, could have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock.

        Our online dating business may incur liability for information retrieved from or transmitted through its websites or websites linked to it.    Because our online dating business publishes or makes various information available on its websites or though linked websites, we may be sued for, or incur liability related to, defamation, civil rights infringement, negligence, copyright or trademark infringement, invasion of privacy, personal injury, product liability or other legal claims. Our online dating business also offers email services subjecting us to liabilities or claims relating to unsolicited email or spamming, lost or misdirected messages, security breaches, illegal or fraudulent use of email or interruptions or delays in email service. Our insurance does not specifically provide coverage for liability or expenses for these types of claims or losses. Liability or expense relating to these types of claims could have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock.

        Our online dating business could be significantly impacted by the occurrence of natural disasters such as hurricanes and other catastrophic events.    The data center for our online dating business is located in Clearwater, Florida and is therefore susceptible to damage from hurricanes or other tropical storms. We do not have adequate back-up. We may not be able to prevent outages and downtime caused by these storms or other events out of our control, which could have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock.

        We must continually seek new members to maintain or increase our current level of revenue.    Internet users, in general, and users of online personal services specifically, freely navigate and switch among a large number of websites. We cannot assure you that we will be able to add more members than we lose each month. Failure to increase our membership on a cost-effective basis could have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock.

        The display of adult content on our websites could be restricted by regulation.    We display adult content on some of our websites. The display of adult content is subject to significant regulation. Changes or increases in these regulations could restrict our ability to provide adult content in various jurisdictions. Any increase in these regulations or restrictions on the content that may be provided on our website could have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock.

        We face certain risks related to the physical and emotional safety of the users of our online dating websites.    We cannot control the offline behavior of users of our websites. There is a possibility that one or more of the users of our websites could be physically or emotionally harmed following interaction with another user of our websites. We do not screen the users of our websites, and cannot ensure personal safety on a meeting arranged following contact initiated via our websites. If an unfortunate incident were to occur in a meeting of people following contact initiated on one of our websites or a website of one of our competitors, any resulting negative publicity could materially and adversely affect the online dating industry in general and our business in particular and could have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock. In addition, the affected users of our websites might initiate legal action against us, which could cause us to incur significant expense, regardless of whether liability is imposed on us which could have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock. Further, legislation is currently being considered in various jurisdictions that may require us to conduct background checks on the users of our online dating websites. If legislation requiring us to perform background checks is enacted, we would incur additional costs and expenses to comply with these legislative requirements. These costs and expenses may be material and may have and adverse effect on our business, results of operations, financial condition and the trading price of our common stock.

        We may incur liability if we fail to adequately protect personal information.    Our online dating business handles personally identifiable information pertaining to our members and visitors residing in the United States as well as foreign countries. Many jurisdictions have adopted privacy, security, and data protection laws and regulations intended to prevent improper use and disclosure of personally identifiable information. In addition, some jurisdictions impose database registration requirements for which significant monetary and other penalties may be imposed for failure to comply. These laws, which are subject to change and may be inconsistent, may impose costly administrative requirements, limit our handling of information, and subject us to increased government oversight and financial liabilities all of which could have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock.

        Security breaches and inappropriate Internet use could damage our business.    Concerns over the security of transactions conducted on the Internet and the privacy of users may inhibit the growth of the Internet and other online services generally, and online commerce in particular. Failure to successfully prevent security breaches could significantly harm our business and expose us to lawsuits. Anyone who is able to circumvent our security measures could misappropriate proprietary information, including customer credit card and personal data, cause interruptions in our operations, or damage our brand and reputation. Breach of our security measures could result in the disclosure of personally identifiable information and could expose us to legal liability. We cannot assure you that our financial systems and other technology resources are completely secure from security breaches or sabotage. We have experienced security breaches and attempts at "hacking." We may be required to incur significant costs to protect against security breaches or to alleviate problems caused by breaches. Further, any well-publicized compromise of our security or the security of any other Internet provider could deter people from using our services or the Internet to conduct transactions that involve transmitting confidential information or downloading sensitive materials, which might adversely affect our online dating business. All of these factors could have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock.

        Computer viruses could damage our business.    Computer viruses, worms and similar programs may cause our systems to incur delays or other service interruptions and could damage our reputation and ability to provide our services and expose us to legal liability, all of which could have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock.

        We are exposed to risks associated with credit card fraud and credit payment.    Many of our customers use credit cards to pay for our services. We have suffered losses, and may continue to suffer losses, as a result of membership orders placed with fraudulent credit card data, even though the associated financial institution approved payment. Under current credit card practices, a merchant is liable for fraudulent credit card transactions when the merchant does not obtain a cardholder's signature. A failure to adequately control fraudulent credit card transactions would result in significantly higher credit card-related costs and could have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock.

        We may be unable to protect our intellectual property.    We cannot guaranty that we can safeguard or deter misappropriation of our intellectual property. In addition, we may not be able to detect unauthorized use of our intellectual property and take appropriate steps to enforce our rights. If former employees or third parties infringe or misappropriate our trade secrets, copyrights, trademarks or other proprietary information or intellectual property, our business could be seriously harmed. In addition, although we believe that our proprietary rights do not infringe the intellectual property rights of others, other parties may assert infringement claims against us or claim that we have violated their intellectual property rights. These claims, even if not true, could result in significant legal and other costs all of which could have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock.

        Our affiliate marketing business relies on a third-party software technology provider which has threatened to discontinue its services.    We rely on Direct Response Technologies, Inc. to provide important software technology services to our PrimaryAds subsidiary. Direct Response has threatened to terminate these services unless we agree to purchase all of our software technology services from Direct Response and agree not to compete with Direct Response. Direct Response has also refused to return to us certain confidential information regarding PrimaryAds' business that is in Direct Response's possession and control. We have initiated litigation seeking to prevent Direct Response from terminating these services. The termination of these services, including the attendant litigation, or the failure of Direct Response to return our confidential information could have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock.

        We may incur legal fees and expenses, and possibly losses, in regard to a construction project in St. Ann, Missouri.    A subsidiary that we sold in 2002 is in the construction business. Prior to selling this subsidiary, the subsidiary had begun work on a construction project in St. Ann, Missouri. We have become aware that various disputes regarding the completion of certain work performed on this construction have occurred and are scheduled to be arbitrated sometime during 2005. We may be required to pay amounts under an indemnity agreement we have with the surety for the St. Ann project. There is no assurance we will be able to recover any amounts that we pay from a person who has agreed to indemnify us for these losses or expenses. Failure of this person to indemnify us could have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock.

        A significant portion of our stock is owned or controlled by insiders.    Our officers, directors or entities controlled by us or these individuals own or control a significant portion of our common stock. Accordingly, these persons have substantial influence over our policies and management. We may take actions supported by these individuals that may not be viewed by some stockholders to be in our best interest.

        We have not paid dividends since our inception and do not expect to do so in the foreseeable future.    We have never paid dividends on our common stock and have no plans to do so for the foreseeable future. We presently anticipate that all earnings, if any, will be retained to develop our business and acquire additional companies and assets.

        Certain provisions of Nevada corporate law may limit or discourage actions in your best interest.    Certain provisions of Nevada corporate law limit the circumstances under which a person or entity may acquire a controlling interest in the stock of a Nevada corporation or cause a merger, consolidation or other "combination" to occur involving a Nevada corporation. These laws may discourage companies or persons interested in acquiring a significant interest in or control of us, or delay or make an acquisition or transaction more difficult or expensive to consummate, regardless of whether the acquisition or transaction is in the best interest of our stockholders all of which may limit or prevent you from receiving a "control premium" for your common stock.

FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements which are contained principally in the sections entitled "Business" and "Management's Discussion and Analysis of Results of Operations and Financial Condition." These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.

        In some cases, you can identify forward-looking statements by terms such as "may," "should," "could," "would," "expects," "plans," "anticipates," "believes," "estimates," "projects," "predicts," "potential" and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We discuss many of these risks in this report in greater detail under the heading "Risk Factors." These forward-looking statements represent our estimates and assumptions only as of the date of this prospectus, and we do not assume any obligation to update any of these statements.

USE OF PROCEEDS

        We will receive a maximum of approximately $14.0 million from the issuance of shares if all of the warrants held by the selling shareholders described herein are exercised. We expect to use these proceeds for general corporate purposes. We will not receive any proceeds from the sale of shares by any selling shareholder.

BUSINESS

        We are a Nevada corporation headquartered in Northbrook, Illinois, a suburb of Chicago. Through our wholly-owned direct and indirect subsidiaries we provide world class technology solutions to businesses and individuals. Our subsidiary WebSourced, Inc. offers business focused solutions such as interactive marketing. For example, the KeywordRanking division of WebSourced offers search engine marketing services designed to help businesses increase revenues from their websites and from advertising on various internet portals. Our wholly-owned subsidiary, Cherish, Inc. and its wholly-owned subsidiary Personals Plus, Inc., offer a variety of online dating communities that help people search, connect and meet others with similar interests and goals. Our wholly-owned subsidiary, PrimaryAds, Inc., is a leading affiliate marketing network made up of many online advertisers and publishers that focuses on the cost-per-action model. Our MarketSmart Advertising, Inc. and RightStuff, Inc. subsidiaries are full-service advertising agencies offering in-house creative and production capabilities for all media. Our CheckUp Marketing, Inc. subsidiary provides mystery shoppers and follow-up services. Our Ozona Online Network, Inc. and KowaBunga! Marketing, Inc. subsidiaries provide software, systems, development and hosting services.

        On June 15, 2005, we signed a Commercial Loan Commitment Letter from Wachovia Bank, National Association that will permit the Company to borrow up to $15.0 million. The Commercial Loan Commitment Letter is subject to negotiation and signing of definitive agreements and contemplates the following principal terms of the line of credit:

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  Borrowings will not exceed $15 million.

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  Borrowings will not exceed 1.75 times our 12-months trailing EBITDA.

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  Borrowings will be used solely for working capital purposes and for acquisitions that are materially in the same line of business as us and are cash flow accretive.

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  The line of credit facility will have a term of 36 months.

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  The interest rate will be 1-month LIBOR plus 2.10 percent.

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  Payments will be interest only until the maturity date of the line of credit.

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  Borrowings under the line of credit will be secured by a first lien security interest in all of THK's assets.

        Our consolidated revenues for the years ended December 31, 2004 and 2003 were approximately $21.5 million and $7.0 million, respectively. Our net income for the same periods was approximately $2.9 million and $320,000, respectively.

        We were incorporated in the State of Nevada in October 1987 and have recently begun doing business under the name "Think Partnership Inc." Additionally, at our next annual meeting of shareholders we will seek formal approval to change our legal name to Think Partnership Inc. As of June 22, 2005 we employed, through our operating subsidiaries, 298 persons. Our principal executive offices are located at 5 Revere Drive, Suite 510, Northbrook, Illinois 60062. Our telephone number is (847) 562-0177. The address of our website is www.thinkpartnership.com. Information on our website is not part of this prospectus.

KeywordRanking

        WebSourced, through its KeywordRanking division (www.KeywordRanking.com) provides search engine marketing services to more than 1,300 clients, serving businesses of all sizes, and offers two distinct services:

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  Search Engine Optimization Solutions. Search engine optimization is a process that helps companies identify potential customers by targeting words used to search for products or services. Based on a keyword analysis, a client can adjust its website design code and content so that Internet search engines may place the client's websites toward the top of the search engine results. This process is often referred to as search engine marketing (SEM) or search engine optimization (SEO). KeywordRanking generates revenues by consulting on website design, code and content and providing ongoing maintenance of search engine optimization campaigns. KeywordRanking clients typically sign contracts of between six and twenty-four months in duration. Under these contracts, KeywordRanking generates monthly fees ranging from $15,000 per year to several hundred thousand dollars per year.

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  Interactive Advertising. KeywordRanking also helps its clients purchase advertisements displayed on Internet search engines often referred to as "Pay Per Click" or "PPC" advertising. KeywordRanking generates revenues by analyzing PPC campaigns and consulting with clients on ways to select the most cost-effective placement of advertisements. KeywordRanking generates revenue by charging each client a percentage of the client's monthly advertising spending. Fees range from $1,500 per month to tens of thousands of dollars per month.

Cherish

        Our Cherish subsidiary offers a wide variety of online dating communities designed to allow individuals to search for friends, partners and future spouses using interactive websites. Users specify the type of person or couple they are looking for—age, sex, hobbies, and location—and then make contact with that individual or individuals in a fun and safe online environment.

        Cherish's namesake dating community is located at www.Cherish.com. To our knowledge, this online dating service is the first and only online dating community to offer completely free access to women. The website seeks to attract women by not charging for the service, thus encouraging men to pay a monthly membership fee in order to make contact with female members.

        Cherish currently serves more than 3.78 million registrants (users) and has almost 60,000 paid members across thirteen distinct online dating communities. Revenues are generated from a monthly membership fee—approximately $25 per month per community—which allows users to obtain complete access to the individual community. Some of Cherish's websites also display adult content, and encourage the exploration of alternative lifestyles, in addition to providing dating and relationship services, www.eroticy.com and www.swappernet.com are two of these alternative lifestyle websites.

Summary of Industry

        The search engine optimization and on-line dating industry are characterized by distinct pricing models, target customer and product offerings:

        SEM Industry Overview.    Because of the Internet's increasing influence on consumers, many companies appear to be increasing the percentage of their advertising and brand budgets. For example, Deutsche Bank conducted an online survey of 100 senior marketers across a range of industries. Of these surveyed, 80% said they planned to increase their online advertising spending in 2005, with 27% indicating that their online advertising spending would increase between 11% and 20%; and 12% indicated an online advertising spending increase of more than 30%. According to Forrester Research Inc., search will increase U.S. digital marketing to $16 billion by 2008. Many companies surveyed by Forrester said they plan to redirect advertising dollars from direct mail and trade promotions to digital marketing and websites, thus increasing Internet marketing budgets. Many of these companies said integrated marketing, through both physical and digital channels is critical for maximizing the impact of their marketing dollars. The majority of companies said they will increase spending on online advertising when research proves that digital marketing creates a sales impact, draws more attention than other media and has a branding impact. Thus, as companies allocate dollars to advertising and branding online, demand for services to implement these programs appears to be increasing.

        KeywordRanking operates in an industry commonly referred to as the "search engine marketing" (SEM) industry. SEM is designed to maximize marketing dollars by delivering specific product messages to targeted audiences. The SEM market is extremely fragmented. On the Internet, as opposed to TV, radio or print advertising, consumers generally decide which advertising or marketing they will view or access on their own terms. SEM is designed to reach consumers who are actively searching for specific products and services. Because the consumer is initiating the contact, marketing is done on their terms.

        The SEM market is small in comparison to other types of online or offline marketing industries. We believe the SEM industry is, however, one of the fastest growing forms of marketing and should become a larger percentage of company advertising and spending in the future. According to eMarketer and Jupiter Research:

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  SEM is likely to grow from a $923 million industry in 2002 to a $3.2 billion industry in 2005;

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  The SEM industry is likely to reach $5.5 billion by 2009;

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  SEM is likely to account for 34.5% of all online advertising spending in 2005.

        Search engine marketing solutions allow businesses to attract targeted customers who utilize search engines to research vendors, review products and purchase goods and services. According to the Direct Marketing Association, the average cost-per-lead for SEM is just $0.34 compared to more than $9.00 for direct mail. We believe this makes SEM extremely cost-effective. Placing ads in front of a motivated audience—search engine users are more likely to "buy" than someone receiving a direct mail piece—allows for a significantly higher return-on-investment for advertisers. According to Jupiter Research, the complexity and time associated with setting-up, researching, modifying and maintaining an SEM campaign is the reason that forty-eight percent (48%) of large companies choose to outsource their search engine marketing to companies such as WebSourced.

        Online Dating—Industry Overview.    The online dating industry provides services to help people meet others with whom they might be romantically compatible through a wide variety of profiling, search, collaboration and communication features. In our view, a number of pervasive social trends have positioned the industry for continued growth, including an increase in divorce rates, demanding schedules, and dependence on the Internet as a communication tool. According to Jupiter Research, two out of every five singles have tried online dating as a means to meet other singles. In 2003, comScore Media Metrix reported that the average time spent on online personals sites per month by users rose one hundred fifty-five percent (155%), from forty-four (44) minutes in January 2003 to one hundred eleven (111) minutes in January 2004. According to the Online Publishers Association, online dating was the number one segment of content purchased online in 2004, growing forty-nine percent (49%) to $450 million. And according to Jupiter Research, the online dating industry will likely generate $642 million in revenues on an annual basis by 2007.

Sales & Marketing

        WebSourced employs a number of different, cost-effective methods when implementing its sales and marketing campaigns.

        KeywordRanking Sales Overview.    KeywordRanking employs a staff of approximately forty (40) in-house direct sales professionals. Each sales person receives in-depth training regarding sales techniques, product and industry knowledge. Every sales professional is assigned different product or service categories (e.g. sports products, mortgages or computer products) allowing that sales person to focus his or her efforts on targeted markets while developing a unique insight into his or her prospective client's industry.

        Sales directors are appointed based upon their experience and sales success. Each sales director provides support to the sales team, to ensure that each prospective client talks with an individual who has proven knowledge and skills to assist the prospective client in selecting the KeywordRanking service that will best suit that prospective client's needs.

        We seek to motivate KeywordRanking's sales force with a commission structure that rewards each new client signed up, fosters a team spirit and encourages additional new sales by offering a tiered salary scale. KeywordRanking employs an extensive team of account managers who are responsible for maintaining a high-level of existing customer satisfaction. KeywordRanking realizes the value in customer retention and encourages its account managers and sales professionals to work together closely to identify potential upgrade opportunities.

        KeywordRanking Marketing Overview    KeywordRanking utilizes a number of marketing channels to promote its services. Until 2003, KeywordRanking built its reputation on word-of-mouth marketing efforts. Since 2003, KeywordRanking has expanded its marketing mediums to include other channels designed to effectively build brand recognition without spending significant monies on advertising.

        WebSourced has implemented a public relations campaign that has resulted in significant exposure for KeywordRanking, including:

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  National interviews on CNBC and NPR;

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  Quotes in publications including The Washington Post, The Wall Street Journal Online, The Los Angeles Times, The Miami Herald, and more than three dozen other publications; and

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  Awards and recognition—"Best Place to Work" awards, a "Best Online Marketing Web Log" award, and recognition as the "largest search engine optimization firm".

        While WebSourced has generated significant exposure from its public relations efforts, it has also taken advantage of several synergistic marketing and advertising opportunities:

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  "Premier Plus Sponsorship" of several of the prominent "Search Engine Strategies" conferences;

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  Targeted Internet banner advertisements on industry related websites;

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  Creation of an award winning web log (blog) called www.SearchEngineLowdown.com;

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  Launched own Search Engine Marketing conference—www.SEMLive.com; and

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  Speeches by KeywordRanking experts at more than a dozen conferences/seminars each year.

        Theses combined efforts have resulted in KeywordRanking being recognized by Marketing Sherpa as the world's largest search engine optimization company in terms of revenues and number of employees.

        Cherish Sales Overview.    Cherish and its subsidiary employ a staff whose purpose is to foster activity on Cherish's online dating websites and to provide persons with access to professional relationship and dating guidance, question and answer forums, online games and events, and interviews with our partners. We feel that these types of activities encourage persons to come, explore and stay online at our websites. The Cherish team continually strives to keep the online dating community interested and engaged by adding and enhancing products and services. We stress customer care and retention as our number one focus.

        Cherish Marketing Overview.    Cherish markets its online dating services in a manner that we believe has effectively increased growth while maintaining ongoing profitability including:

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  Search Engine Optimization and Pay-Per-Click Advertising—Cherish has been able to leverage the expertise and knowledge of KeywordRanking to maximize Cherish's online advertising techniques.

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  Affiliate Marketing—Cherish has built a network of over 6,000 affiliates to help market their online dating services. These affiliates are paid commissions on specific performance metrics that are achieved through their efforts to promote Cherish's online dating services.

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  Paid Advertising—through market testing and research, a cost-effective methodology for purchasing and managing online advertising inventory is employed.

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  Strategic Partnerships—Cherish has been successful in developing strategic online and offline partnerships.

Services Overview

        KeywordRanking Services    KeywordRanking offers a variety of services designed to fit the budget needs of any size company. KeywordRanking does not focus on any one industry and does not have a "typical" client. Clients range in size from sole proprietors looking to target localized product offerings to Fortune 500 companies seeking a global marketing initiative.

        KeywordRanking's services include:

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  Comprehensive Search Engine Optimization (SEO) Service

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  Provides entry-level search engine optimization services to smaller companies.

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  Fees generally start at $2,500 per month.

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  Professional SEO Service

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  Search engine optimization services for companies of all sizes, looking for optimum exposure on the search engines.

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  Fees generally start at $8,000 per month.

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  ProMetrics SEO Service

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  Flagship search engine optimization services for Fortune 500 clients and those businesses seeking aggressive or global marketing campaigns.

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  Fees generally start at $7,500 per month.

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  Pay-Per-Click Management Service

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  Offers management of PPC campaigns to ensure distribution and effective return on investment of search engine advertisements.

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  Fees average ten percent (10%) of total advertising spending.

        KeywordRanking gained an average of thirty-seven (37) clients more per month than it lost over the course of 2004. Our most popular service is our Comprehensive SEO Service. Historically, as the growth of the search engine marketing industry has continued, the pricing of KeywordRanking's services has also increased. We believe we have been able to raise our pricing each year due to the growth not only of the SEM industry, but also as our reputation for proven results has become more widely recognized. This increased pricing has allowed KeywordRanking to continually add substantial professional staff and computer equipment to keep pace with the growing size of the business. Today, KeywordRanking's average new client generates $2,900 per month in new revenues.

        In March of 2004, KeywordRanking launched its Pay-Per-Click Management (PPCM) services. This new service offering allowed KeywordRanking to offer clients a complete search engine marketing campaign. KeywordRanking's PPCM services have grown dramatically in terms of revenue since creation. KeywordRanking currently manages aggregate monthly client spending averaging $1.9 million per month.

        Cherish Service.    Cherish offers online dating services dedicated to helping single persons meet, interact and date in a safe and user-friendly environment. Through innovative communication tools and features, members of these online dating services are able to build their circle of friends and increase their dating potential. The staff at Cherish manually reviews each profile and picture prior to posting on the various online dating sites. A key goal is making sure that the people using these dating sites are sincere and are genuinely interested in meeting new people. Dating site members have complete control over which members they choose to date, and search to match members with common interests.

Competition

        KeywordRanking and Cherish operate in two distinct competitive environments.

        KeywordRanking    Search Engine Marketing (SEM)/Search Engine Optimization (SEO) is designed to maximize marketing dollars by delivering specific product messages to targeted audiences. The SEM/SEO market is extremely fragmented. We believe this segment of the market will grow as clients seek online marketing solutions from their advertising firms. Participants in the market compete primarily in the areas of service and product performance.

        We believe that KeywordRanking is currently the largest search engine marketing company operating in the world. Although the industry has over one hundred twenty (120) SEM firms many of these firms have fewer than ten employees. By comparison, WebSourced employs one hundred sixty-six (166) individuals.

        SEM is a fast growing industry with no real barriers to entry. Each month, new companies set themselves up as search engine marketing "experts" and existing web design firms add SEM services to their portfolio. In addition, traditional advertising agencies are realizing that SEM is a valuable service to offer their clients and are either adding these services to their mix or acquiring smaller SEM firms.

        In our view, the SEM industry faces the challenge of convincing marketing managers that search engine marketing is a proven medium that generates real results. The lack of any real barriers to entry into the industry allows SEM firms to operate without any specialized training or credentials. We believe that, in this situation, the legitimacy of the SEM industry will be driven by larger SEM companies that are able to show financial strength, proven results, industry recognition and a solid client list.

        We believe that KeywordRanking is well positioned to satisfy these standards. We believe Keyword Ranking has the following competitive advantages:

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  rapid growth and profitability;

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  the highest market share that continues to grow;

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  an executive staff that understands the industry and client needs;

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  publicly held company—almost all competitors are privately owned;

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  the largest engineering and customer service groups of any company—we believe our engineering department alone is four times larger than our average competitor's entire staff count;

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  industry recognized experts who are invited to speak at conferences held around the world;

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  a world class office where prospective clients can visit;

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  an impressive client list including Motorola, CitiFinancial, Black & Decker, NBC and Lowe's Home Improvement;

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  one of the first SEM companies to introduce a "Code of Ethics" that demonstrates our commitment to excellence and compliance with the search engines' own standards; and

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  a money-back guarantee on entry-level services, allowing small business owners to utilize our services with reduced risk.

        With these competitive advantages, KeywordRanking expects to continue its growth despite widespread and growing numbers of competitors.

        Cherish.    While there are dominant large brands in the online dating industry, we believe that new entrants can become formidable competitors through innovation in both product and approach. The most recent new approaches are psychological matching and social networking. These fresh new approaches have increased the size of the market.

        Cherish competes by offering innovative features and approaches. For example, by providing women with full lifetime membership on its namesake www.cherish.com website, Cherish employs a supply driven model recognizing that men represent most paying consumers of online dating services in the United States. Cherish also provides a world-class dating service with advanced search technologies, instant messaging, dating communities and dating related commentary and advice. Cherish intends to continue to further develop its services, elaborate on its approach and leverage KeywordRanking's marketing expertise to further develop market share.

Legal Proceedings

        On May 16, 2005, our PrimaryAds subsidiary filed a lawsuit against Direct Response Technologies, Inc. in the Court of Common Pleas of Allegheny County, Pennsylvania, captioned as PrimaryAds Inc. v. Direct Response Technologies, Inc., GD 05-11414. Direct Response currently provides software Services to PrimaryAds and has threatened to terminate these Services in breach of PrimaryAds' agreement with Direct Response. Additionally, Direct Response possesses and controls certain business information regarding PrimaryAds' business. PrimaryAds is seeking injunctive relief to maintain the status quo (i.e., continued access to the Services), as well as the return of its business information and data.

        On May 27, 2005, we and our WebSourced, Inc. subsidiary filed a lawsuit against Jason Dowdell, a former employee of WebSourced, and his wife, Shannon Dowdell in the Circuit Court of the Eighteenth Judicial Circuit of the State of Florida, in and for Brevard County captioned WebSourced, Inc. and CGI Holding Corporation v. Jason Dowdell and Shannon Dowdell. In the lawsuit, we allege that Mr. Dowdell failed to perform his employment duties and other obligations under an Asset Purchase Agreement pursuant to which WebSourced purchased certain business assets from the Dowdells. We also allege that Mr. Dowdell breached a Confidentiality, Inventions and Non-Competition Agreement between him and WebSourced. In the lawsuit, we assert claims for replevin of certain computer equipment and files Jason Dowdell failed to return to WebSourced following the termination of his employment. We also seek a declaratory judgment regarding our right to cancel shares of our common stock issued to Mr. Dowdell as well as shares of our common stock and warrants to purchase shares of our common stock Mr. Dowdell alleges he is entitled to under the Asset Purchase Agreement. We also seek injunctive relief and damages with respect to the Dowdells' breach of the Asset Purchase Agreement and Mr. Dowdell's breach of the Confidentiality, Inventions and Non-Competition Agreement. On June 17, 2005, the Dowdells filed their Answer Affirmative Defenses and Counterclaim against us and WebSourced. The Dowdells' Counterclaim seeks damages for breach of contract, breach of good faith and fair dealing, equitable estoppel, accounting, rescission and unjust enrichment. The Dowdells' counterclaims all arise out of the Asset Purchase Agreement and our and WebSourced's termination of Mr. Dowdell's employment with WebSourced.

Properties

        On August 30, 2004, we moved our headquarters to 100 N. Waukegan Road, Suite 100, Lake Bluff, Illinois 60044. We have signed a one-year office lease for 840 square feet of space at a base rent of $1,260 per month. Due to a fire that damaged this office building in March 2005 we moved our headquarters to 5 Revere Drive, Suite 510, Northbrook, Illinois 60062. We sublease this space pursuant to an oral month-to-month sublease. We have stopped paying on the lease for the 100 N. Waukegan Road office space.

        WebSourced leases 30,970 square feet of office space in Morrisville, North Carolina, under a ten-year lease expiring in 2014. The lease commenced March 25, 2004. WebSourced began paying rent in March, 2005 at the rate of $19,949.84 per month, plus a percentage of certain building operating expenses. The rent increases each year thereafter through the end of the lease by an average of approximately $665 per year over the course of the lease. WebSourced also remains obligated to pay rent on space in Morrisville, North Carolina, which it previously occupied, until the lease expires on January 31, 2006. The rent on that space is approximately $14,000 per month plus a percentage of certain building operating expenses. Cherish leases approximately 6,600 square feet in Clearwater, Florida. The base rent on 4,500 square feet of space is $7,520.92 per month and the lease expires on June 30, 2005. The base rent on the remaining 2,123 square feet of that space is $3,272.96 per month, and the lease expires December 31, 2006. We are also a primary obligor on these leases.

Employees

        As of June 22, 2005, we employed, through our operating subsidiaries, 298 persons. None of these persons are covered by a collective bargaining agreement. We believe all relations with our employees are satisfactory.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

        Our common stock is listed on the American Stock Exchange under the symbol "THK". Prior to March 3, 2005, our common stock was quoted on the National Association of Securities Dealers Electronic Bulletin Board (OTCBB) under the symbol "CGIH.OB". On June 22, 2005 the high and low sales prices for our common stock were $3.20 and $3.00 per share on the AMEX. Set forth below are the high and low bid prices for our common stock for each quarter during the last two years as quoted on the OTCBB and the high and low sales prices for our common stock during the quarter ended March 31, 2005 as listed by the AMEX.

Period Ended	High Bid	Low Bid
Quarter Ended March 31, 2005	6.05	4.20
Quarter Ended December 31, 2004	6.25	2.75
Quarter Ended September 30, 2004	3.70	1.60
Quarter Ended June 30, 2004	4.55	2.30
Quarter Ended March 31, 2004	2.84	0.40
Quarter Ended December 31, 2003	0.59	0.20
Quarter Ended September 30, 2003	0.39	0.15
Quarter Ended June 30, 2003	0.25	0.10
Quarter Ended March 31, 2003	0.31	0.07

        All prices listed herein for the OTCBB market reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions. As of June 22, 2005, we had 255 record holders of our common stock. Since inception, we have not paid any dividends on our common stock and do not anticipate paying dividends in the foreseeable future.

        The following table presents certain information, as of December 31, 2004, with respect to compensation plans, including individual compensation arrangements, under which equity securities are authorized for issuance:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by stockholders	— 0		— 0	— 0
Equity compensation plans not approved by stockholders	— 10,154,572	$	— 1.54	— 0

Total	10,154,572		$1.54	—

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

        Certain statements in this "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in this prospectus constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical, including statements regarding management's intentions, beliefs, expectations, representations, plans or predictions of the future and are typically identified by words such as "believe," "expect," "anticipate," "intend," "estimate," "may," "will," "should" and "could." These forward-looking statements involve numerous risks and uncertainties that could cause our actual results to be materially different from those set forth in the forward-looking statements including, without limitation, our lack of profitable operating history, changes in our business, potential need for additional capital and the other additional risks and uncertainties identified under the caption "Risk Factors," beginning on page 4 and elsewhere in this prospectus or in any supplement we may file. The following discussion should also be read in conjunction with the Financial Statements and Notes thereto appearing elsewhere in this prospectus.

Overview

        We were incorporated in the State of Nevada in October 1987. From 1993 until 1997 we essentially had no operations. In 1997, we acquired two private companies that we subsequently divested. In March 2001, we acquired WorldMall.com which was reincorporated in June 2002 as WebSourced, Inc.

        Through a series of acquisitions completed in 2004 and 2005, we now operate our businesses through eight direct wholly owned subsidiaries: WebSourced, Inc., the three companies which make up the MarketSmart Companies, Cherish, Inc., Ozona Online Network, Inc., KowaBunga! Marketing, Inc. and Primary Ads, Inc. We also operate through one indirect wholly owned subsidiary, Personals Plus, Inc. which is a direct, wholly owned subsidiary of Cherish, Inc.

        We have begun doing business under the name "Think Partnership Inc." At our next annual meeting of shareholders we will seek approval to formally change our legal name to Think Partnership Inc.

Critical Accounting Policies and Estimates

        Our financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make significant estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. We evaluate estimates, including those related to bad debts, inventories and income taxes, on an ongoing basis. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We believe the following critical accounting policies, among others, involve the more significant judgments and estimates used in the preparation of our financial statements:

  •
  We recognize revenues in accordance with the following principles with respect to our different business services:

  •
  Search Engine Optimization Services.    We recognize revenues in the period that they are deemed to be earned and collectible under the accrual method of accounting using the proportional performance model. In the proportional performance model revenue is recognized using the pattern in which obligations to the customer are fulfilled over the term of the contract.

    •
    Pay Per Click Management Fees.    We recognize revenue on pay per click management services in the month the services are performed.

    •
    Online Dating Segment.    We recognize income on monthly and multi-monthly subscription contracts on a straight line basis over the term of the contract.

  •
  We enter into contracts with customers, and give those customers two payment options. The customer can make one payment in advance of services, or installment over four, six, twelve or twenty-four month periods. We recognize revenue, however, in the periods that we perform the work related to the contract as follows:

  •
  If payment is received when a contract is signed, we record the receipt of the payment along with an offsetting liability recorded as deferred revenue for the entire amount of the contract. Each month, revenue is recognized as obligations to the customer are fulfilled by debiting deferred revenue and crediting revenue.

  •
  If a customer elects to pay in installments, the total amount of the contract is recorded as a debit to installment contracts receivable and a credit to deferred revenue. We then debit accounts receivable when we send an invoice and credit installment contracts receivable. Each month, revenue is recognized as obligations to the customer are fulfilled by debiting deferred revenue and crediting revenue. For financial statement purposes, installment contracts receivable is netted with deferred revenue for these contracts and the amount is presented as "unbilled revenue" on our balance sheet. The pattern in which costs are incurred approximates obligations being fulfilled. Therefore, revenue is recognized more quickly than the customer is billed and there will always be an unbilled revenue amount until the installment contract expires.

  •
  All assets are depreciated over their estimated useful life using the straight line method. Intangible assets are amortized over their estimated lives using the straight line method. Goodwill is tested for impairment annually per FAS 142.

  •
  We reserve for federal and state income taxes on items included in the Consolidated Statements of Operations regardless of the period when the taxes are payable. Deferred taxes are recognized for temporary differences between financial and income tax.

  •
  Additional consideration payable in connection with certain acquisitions, if earned, is accounted for using the following principles:

  •
  In accordance with SFAS No. 141, Business Combinations ("SFAS 141") contingent consideration is recorded when a contingency is satisfied and additional consideration is issued or becomes issuable. We record the additional consideration issued or issuable in connection with the relevant acquisition when the contingency is satisfied.

  •
  In accordance with EITF Issue No. 95-8, Accounting for Contingent Consideration Paid to the Shareholders of an Acquired Enterprise in a Purchase Business Combination ("EITF 95-8") and FIN 44, the portion of additional consideration issuable to holders of unrestricted (not subject to risk of forfeiture) common stock and fully vested options as of the acquisition date is recorded as additional purchase price because the consideration is unrelated to continuing employment with us and is allocated to goodwill.

  •
  In accordance with EITF 95-8, the value associated with additional consideration related to stock or options that vest between the acquisition date and the date at which the contingency is satisfied is recorded as an immediate charge to stock-based compensation expense at the time of vesting because the consideration is related to continuing employment with us or the acquired subsidiary.

  •
  We have granted incentive stock options to employees and non-qualified stock options have been granted to employees, non-employee members of the board of directors and other persons. We account for stock-based awards to employees in accordance with Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25") and related interpretations, and have adopted the disclosure-only alternative of SFAS No. 123, Accounting for Stock-Based Compensation ("SFAS 123") and SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure. The fair value of options granted to non-employees, as defined under SFAS 123, has been expensed in accordance with SFAS 123. In accordance with APB 25, stock-based compensation expense is not recorded in connection with stock options granted with exercise prices equal to or greater than the fair market value of our common stock on the date of grant, unless certain modifications are subsequently made. We record deferred compensation in connection with stock options granted with exercise prices less than the fair market value of our common stock on the date of grant. The amount of such deferred compensation per share is equal to the excess of such fair market value over the exercise price.

Quarter Ended March 31, 2005

Comparison of Financial Condition at March 31, 2005 and December 31, 2004

        Our total assets as of March 31, 2005 were approximately $45.5 million compared to approximately $34.1 million as of December 31, 2004. This increase is attributable to many factors. During the quarter, we acquired four companies with assets totaling $23.4 million. Our accounts receivable and unbilled revenue assets increased by approximately $2.7 million in the quarter primarily as a result of these acquisitions and the addition of new customers entering into installment contracts during the first quarter of 2005. Our cash and cash equivalents decreased during the quarter by $6.5 million primarily as a result of the cash we used to fund these acquisitions.

        Our total liabilities as of March 31, 2005 were approximately $8.5 million compared to approximately $4.8 million as of December 31, 2004. Total debt at March 31, 2005 was approximately $1.0 million, the same as it was on December 31, 2004. We paid down our current debt in the quarter by approximately $300,000 but incurred additional debt as part of an acquisition. Our accounts payable, accrued expenses, other current liabilities and deferred revenue nearly doubled during first quarter of 2005 primarily as a result of our acquisitions.

        Shareholders' Equity increased by approximately $7.7 million during the quarter ended March 31, 2005. This increase resulted primarily from our issuing an aggregate of approximately 1.6 million shares of our common stock in connection with our acquisitions and our generating approximately $880,000 of net income during the quarter.

Comparison of Operating Results for Three Months Ended March 31, 2005 and March 31, 2004

        Sales for the quarter ended March 31, 2005 increased 166% to approximately $10.2 million from the same period in the prior fiscal year. Sales from our search engine optimization segment increased from approximately $3.8 million to approximately $5.8 million during this period. This increase was due to the addition of new customers over the past year primarily as a result of the continued increase in our sales force. Additionally, during 2004 and the first quarter of 2005, as a result of our acquisitions, we entered into the online dating, advertising and software development and hosting segments. Sales from these segments were approximately $4.4 million during the first quarter of 2005. We did not enter into these segments until after the end of the first quarter 2004. We expect continued growth as we acquire and integrate new businesses and expand our current businesses.

        The gross profits for the quarter ended March 31, 2005 were approximately $7.0 million (68% of sales). In contrast the gross profits for the equivalent period in 2004 were approximately $3.2 million (85% of sales). The decrease in our gross profit as a percentage of revenues was due to the increase in our operations, engineering and production department to better serve our client base.

        Selling, general and administrative expenses were approximately $5.4 million (53% of sales) for the quarter ended March 31, 2005. For the same period last year, the expenses totaled approximately $2.3 million (61% of sales). The percentage decrease in relation to sales is due to our sales increasing at a greater rate than our fixed operating and overhead costs. We expect this trend to continue as we further integrate our acquisitions and continue increasing our revenue in advance of our fixed operating costs.

        Our net income for the quarter ended March 31, 2005 was approximately $880,000 compared to approximately $640,000 for the quarter ended March 31, 2004. Basic earnings per common share were $0.03 for the quarters ended March 31, 2005 and 2004, respectively. Fully diluted earnings per share were $0.02 for the quarters ended March 31, 2005 and 2004, respectively.

Liquidity and Capital Resources

        This section describes our balance sheet, liquidity and capital commitments. Our most liquid asset is cash and cash equivalents, which consists of cash and short-term investments with original maturities of 90 days or less. Cash and cash equivalents at March 31, 2005 and December 31, 2004 were approximately $10.7 million and $17.2 million, respectively.

        Our cash deposits exceeded FDIC-insured limits by approximately $ 9.65 million at various financial institutions. We have not experienced any losses in such accounts and believe we are not exposed to any significant credit risk on cash.

        The following table summarizes our Consolidated Statement of Cash Flows for the three months ended March 31, 2005 and 2004, respectively:

	2005	2004
Net cash provided by (used in) operating activities	$(504,060)	$110,875
Net cash provided by (used in) investing activities	$(5,786,608)	$(260,456)
Net cash provided by (used in) financing activities	$(205,645)	$737,857

Cash Flows from Operating Activities

        We used approximately $504,000 in cash to fund operating activities during the quarter ended March 31, 2005, as compared to generating approximately $111,000 during the same quarter for the fiscal year ended December 31, 2004. This decrease in cash from operating activities is primarily a result of a greater increase to our accounts receivable, unbilled revenue and prepaid expense balances during the quarter ended March 31, 2005 as compared to during the quarter ended March 31, 2004, offset by an increase in our net income and accounts payable during the same period. The increase in our accounts payable was primarily due to our expanded operations. The increase in our accounts receivable resulted primarily from an unusually rapid increase the receivables generated by the MarketSmart Companies shortly after we completed the acquisition which was due to how we structured the acquisition of the MarketSmart Companies. The increase in our prepaid expenses was primarily the result of costs we prepaid in connection with services to be performed on behalf of one of our customers, an increase in prepaid insurance as a result of our acquisitions, and our prepaying certain expenses in connection with a future trade show. The increase in our unbilled revenue was primarily due to the addition of new customers entering into installment contracts during the first quarter of 2005. We expect to generate positive cash flow from future operations as the receivables balance and the collection of receivables process for the MarketSmart Companies has returned to historical levels.

Cash Flows from Investing Activities

        We used approximately $5.8 million cash in investing activities during the first quarter of 2005 as compared to using approximately $260,000 during the first quarter of 2004. This increase was due primarily to the use of $5.6 million in cash to fund the acquisitions described herein.

        We expect to continue our growth in 2005 by expanding our current operations and through acquisitions. We expect that we will incur future capital expenditures relating to this growth. If usage of our websites substantially increases, we may need to purchase additional servers and networking equipment to maintain adequate data transmission speeds, the availability of which may be limited or the cost of which may be significant. We expect to fund this growth through cash from operations. We may also need to incur indebtedness to help fund our growth. We have entered into a Commercial Loan Commitment Letter with Wachovia Bank, National Association that, subject to negotiation and signing definitive agreements, will permit us to borrow up to $15 million. See the "Business" section of this prospectus for a description of the projected parameters of the Wachovia facility.

Cash Flows from Financing Activities

        We used approximately $206,000 cash in financing activities during the quarter ended March 31, 2005, as compared to generating approximately $738,000 during the same period in 2004. The primary use of cash from financing activities during the period ended March 31, 2005 was to repay principal of approximately $300,000 on outstanding debt. The primary source of cash generated from financing activities during the first quarter of 2004 was proceeds, totaling approximately $2.75 million, from sale of common stock. These proceeds were offset by cash used to repay principal on outstanding debt totaling approximately $2.15 million.

Segment Analysis

        Our operations are divided into operating segments using individual products or services or groups of related products and services to determine each segment. Each segment has separate management that reports to a person that makes decisions about performance assessment and resource allocation for all segments. We had four operating segments at the end of the first quarter of 2005. We evaluate the performance of each segment using before-tax income or loss from continuing operations. Sales transactions between segments are eliminated in this schedule.

        Listed below is a presentation of sales, operating profit and total assets for all reportable segments. The "other" category in the "Total Assets By Industry Segment" table consists of assets that we own that are not otherwise allocated to a particular segment.

NET SALES BY INDUSTRY SEGMENT

	2005		2004
	Amount	Percent	Amount	Percent
Search engine optimization	$5,816,992	57.15	$3,825,431	100.00
Online Dating	1,869,944	18.37	0	0.00
Advertising	2,341,698	23.00	0	0
Software, Systems Development and Hosting	193,236	1.90	0	0
Elimination	(42,714)	(0.42)	0	0.00

Total	$10,179,156	100.00	$3,825,431	100.00

PRE TAX PROFIT BY INDUSTRY SEGMENT

	2005	2004
Search engine optimization	$1,321,215	$1,034,372
Online Dating	409,224	0
Advertising	168,277	0
Software, Systems Development and Hosting	(268)	0
Other	(473,628)	(74,903)

Total	$1,424,820	$959,469

TOTAL ASSETS BY INDUSTRY SEGMENT

	2005		2004
	Amount	Percent	Amount	Percent
Search engine optimization	$9,835,483	21.63	$3,521,251	60.22
Online Dating	15,024,714	33.04	0	0.00
Advertising	8,325,661	18.31	0	0.00
Software, Systems Development and Hosting	3,125,563	6.87	0	0.00
Other	9,159,952	20.15	2,325,909	39.78

Total	$45,471,373	100.00	$5,847,160	100.00

        Our other assets consist primarily of cash and notes receivable.

Year Ended December 31, 2004

Liquidity and Capital Resources

        The following table summarizes our Consolidated Statement of Cash Flows for the fiscal years ended December 31, 2004 and 2003, respectively:

	2004	2003
Net cash provided by operating activities	$2,584,273	$217,583
Net cash provided by (used in) investing activities	$(678,446)	$(45,271)
Net cash provided by (used in) financing activities	$14,951,549	$61,487

Cash Flows From Operating Activities

        We generated approximately $2.6 million in cash from operating activities during the fiscal year ended December 31, 2004, as compared to approximately $220,000 during the fiscal year ended December 31, 2003. This increase resulted from several factors:

  •
  Our net income increased from approximately $320,000 to approximately $3.0 million. This increase was due to a 230% increase in operating profits from our search engine optimization segment from the prior year and additional operating profit of approximately $500,000 as a result of entering the online dating segment;

  •
  Other sources of cash from operating activities included deferred income taxes of approximately $1.1 million. Deferred income taxes are the result of timing differences between book and tax depreciation and book and tax amortization of goodwill, allowance for doubtful accounts and net operating loss carry-forwards; and

  •
  These sources of cash were offset by an increase of approximately $1.0 million in accounts receivable net of provision for doubtful accounts, approximately $500,000 in unbilled revenue and approximately $540,000 in prepaid expenses and other assets. Another source of cash was an increase in our accrued liabilities by approximately $1.2 million.

Cash Flows From Investing Activities

        We used cash in investing activities during 2004 and 2003. During the fiscal year ended December 31, 2004 we used approximately $1.2 million to acquire fixed assets offset by approximately $500,000 of cash received in an acquisition. The fixed assets we acquired were related to the relocation and expansion of WebSourced in 2004.

Cash Flows From Financing Activities

        We generated approximately $14.9 million in cash from financing activities during the fiscal year ended December 31, 2004, as compared to approximately $61,000 during fiscal year ended December 31, 2003. The primary source of cash generated from financing activities in 2004 was proceeds, totaling approximately $17.1 million, from sale of common stock. These proceeds were offset by cash used to repay principal on outstanding debt totaling approximately $2.3 million. During the same period in 2003, we generated approximately $285,000 in proceeds from sale of common stock and a loan made to us. These sources were offset by cash used to repay debt of approximately $200,000.

Balance Sheet

        Our total assets as of December 31, 2004 were approximately $34.0 million compared to approximately $4.2 million as of December 31, 2003. This increase was attributable to many factors. As mentioned earlier, our cash and cash equivalents accounts increased by nearly $17 million as a result of the issuance of common stock and the increase in our income generated from operations. We acquired approximately $1.1 million in intangible assets and allocated approximately $7.7 million to goodwill during 2004 relating to certain acquisitions. Our accounts receivable and unbilled revenue increased by approximately $3.1 million in 2004. One other factor contributing to the increase in our total assets is the purchase of additional equipment associated with WebSourced's relocation and growth in operations during 2004.

        Total debt at December 31, 2004 was approximately $1.5 million compared to approximately $2.0 million at December 31, 2003. We repaid all of the debt outstanding as of December 31, 2003 during the first quarter of 2004. During the third quarter of 2004, we entered into notes payable totaling $1.2 million when we acquired WebCapades, Inc. on August 19, 2004. These notes are being repaid in equal monthly installments over twenty-four months without interest commencing September 2004. Our accounts payable doubled during 2004 as a result of the Company's internal growth and acquisitions. The Company's accrued payroll increased substantially as we increased the number of employees from around forty to one hundred fifty employees at year-end 2004.

        The following table presents the principal amount of our debt, as of December 31, 2004, maturing each year, including monthly annual amortization of principal, through December 31, 2009 and thereafter, which amounts relate solely to the remaining amounts due under the notes issued as part of our acquisition of WebCapades:

2005	$571,773
2006	$394,066
2007	0
2008	0
2009	0
Thereafter	0
Total	$965,839

        As of December 31, 2004, our assets also included a note payable executed by GMP, LLC which had a carrying value of $280,175. We originally received this note as part of a series of agreements with GMP, LLC, Safe Environmental Corporation of Indiana, referred to as "SECO", and John Giura, our former vice chairman and the holder of approximately 7.1% of our common stock. These transactions are described in more detail below under the heading "Certain Relationships and Related Transactions."

        In 2004, our WebSourced subsidiary entered into contracts to perform "Pay Per Click," also known as PPC, management services. Prior to the month of service, the clients are invoiced for their respective estimated PPC spend for the month plus a nominal management fee. The amount of funds that are designated for PPC spend are placed into non-interest bearing escrow accounts , allocated to each client for use in paying their respective PPC spend for the month. These funds are included under the category "Restricted Cash" on our balance sheet with an offsetting entry to "Client Prepaid Media Buys" in the liability section. Our Cherish subsidiary also had $100,000 of restricted cash in an interest bearing escrow account controlled by Cherish's credit card processor at December 31, 2004.

Comparison of Operating Results for the Year Ended December 31, 2004 and December 31, 2003

        Sales for the fiscal year ended December 31, 2004 tripled to approximately $21.5 million from $7.0 million for the fiscal year ended December 31, 2003. Sales from our search engine optimization segment increased from approximately $7.1 million to approximately $19.1 million during this period. This increase was due to an approximate 160% increase in the number of search engine optimization customers during the year which we believe resulted from an almost three-fold increase in our sales force. Further, our average revenue per customer increased by approximately 50% as our customers purchased additional services that we started offering during 2004. Additionally, in March 2004, we launched our Pay-Per-Click management service which resulted in fees of approximately $650,000 during the year ended December 31, 2004. Moreover, during 2004, we entered into the online dating segment. Sales from this segment were approximately $2.4 million during 2004. We expect to continue to grow as we acquire and integrate new businesses and expand our current businesses.

        The gross profits for the fiscal year ended December 31, 2004 were approximately $17.4 million (81%). In contrast, the gross profits for the equivalent period in 2003 were approximately $6.2 million (86%). The decrease in our gross profit as a percentage of revenues was due to the increase in our operations, engineering and production department from twenty to seventy-five employees to better serve our client base.

        General and administrative expenses were approximately $12.6 million (58% of sales) for the fiscal year ended December 31, 2004. For the fiscal year ended December 31, 2003, the expenses totaled approximately $5.3 million (74% of sales). The percentage decrease in relation to sales is due to the fact that we were able to increase our sales at a faster rate than the rate of increase in our operating and overhead costs.

        Our net income for the fiscal year ended December 31, 2004 was approximately $3.0 million compared to approximately $320,000 for the fiscal year ended December 31, 2003. Basic earnings per common share for the fiscal year ended December 31, 2004 were $0.12 versus $0.02 for the fiscal year ended December 31, 2003. Fully diluted earnings per share for the fiscal ended December 31, 2004 was $0.10 versus $0.01 for the year ended December 31, 2003. The increase in our earnings per share was due to an increase in the net income from our search engine optimization segment as well as the net income generated from entering the online dating segment. This was partially offset by an increase in the number of shares outstanding as a result of shares, options and warrants issued as part of acquisitions and shares issued pursuant to private placements.

Segment Analysis

        We had two operating segments at the end of 2004, search engine marketing (KeywordRanking) and online dating (Cherish). There are no sales transactions between segments.

        Listed below is a presentation of sales, operating profit and total assets for all reportable segments. The "other" category consists of assets that are not otherwise allocated to a particular segment. As of December 31, 2004, this asset consisted primarily of cash, and as of December 31, 2003, this asset consisted primarily of our deferred tax asset.

NET SALES BY INDUSTRY SEGMENT

	2004		2003
	Amount	Percent	Amount	Percent
Search engine optimization	$19,075,992	88.83	$7,095,101	100.00
Online Dating	2,397,573	11.17	0	0.00
Other	0	0.00	0	0.00

Total	$21,473,565	100.00	$7,095,101	100.00

PRE TAX PROFIT FROM CONTINUING OPERATIONS

	2004	2003
Search engine optimization	$4,575,060	$1,379,217
Online Dating	528,087	0
Other	(376,948)	(591,981)

Total	$4,726,199	$787,236

TOTAL ASSETS BY INDUSTRY SEGMENT

	2004		2003
	Amount	Percent	Amount	Percent
Search engine optimization	$8,835,680	25.89	$2,006,530	47.56
Online Dating	10,489,936	30.73	0	0.00
Other	14,807,676	43.38	2,212,785	52.44

Total	$34,133,292	100.00	$4,219,315	100.00

MANAGEMENT

Executive Officers and Directors

        Our directors and executive officers and their ages as of June 22, 2005 are as follows:

Name	Age	Position
Gerard M. Jacobs	50	Director, President, Chief Executive Officer, Treasurer and Secretary
T. Benjamin Jennings	41	Director, Chairman of the Board
S. Patrick Martin	44	Director, Vice Chairman of the Board
James N. Held	53	Director
Vincent J. Mesolella	56	Director
Patrick Walsh	41	Director
Xavier Hermosillo	55	Director
Jody Brown	33	Chief Financial Officer

Biographical information for our directors and executive officers

        Gerard M. Jacobs.    Since December 2001, Mr. Jacobs has served as our president, chief executive officer, secretary and treasurer. From March 1999 until December 2001, Mr. Jacobs was an officer and director of several privately held companies. From 1995 until March 1999, Mr. Jacobs served as the chief executive officer of Metal Management, Inc., Chicago, Illinois. Mr. Jacobs is a graduate of Harvard University, where he was elected to Phi Beta Kappa, and of The University of Chicago Law School, which he attended as a Weymouth Kirkland Law Scholar. Mr. Jacobs was elected twice to the Board of Education of District 200, Oak Park and River Forest High School, Oak Park, Illinois.

        T. Benjamin Jennings.    Since January 2004, Mr. Jennings has served as the chief executive officer of Chasm Industries, Inc. Previously, Mr. Jennings served as chairman or chief executive officer of Ceira Technologies, Inc. From 1995 until 1999 Mr. Jennings served as the chairman and chief development officer of Metal Management, Inc. Mr. Jennings was the chairman of the Chicago Inner City Games from 1996 through 1999. Mr. Jennings serves on the board of directors of the Kohl's Children's Museum, Wilmette, Illinois. Mr. Jennings is a graduate of Rice University.

        S. Patrick Martin.    Since 1999, Mr. Martin has served as the president and chief executive officer of WebSourced. Prior to 1999, Mr. Martin worked as an independent telecommunications consultant. Mr. Martin attended the State University of New York at Oswego, New York.

        James N. Held.    Since January 2004, Mr. Held has been the chief development officer of Chasm Industries, Inc. Prior to joining Chasm Industries, Inc., he served as managing director of corporate and business development at Ceira Technologies from 2000 through 2004. From 1998 through 2000, Mr. Held served as national sales director of Metal Management. From 1976 through 1998, Mr. Held served in various management positions for the David J. Joseph Company, a scrap metal recycling, brokerage and processing company. Mr. Held received a BA from Xavier University in 1975 and has completed management courses from Columbia and Emory Universities.

        Vincent J. Mesolella.    Since 1978, Mr. Mesolella has served as the president of REI, Inc. located in North Providence, Rhode Island. Mr. Mesolella has served as the chairman of the Narragansett Bay Commission, located in Providence, Rhode Island, since 1991. Mr. Mesolella was elected ten times to the Rhode Island House of Representatives, serving as the Deputy Majority whip for eight years, retiring in 1999. Mr. Mesolella has served as a director of The imPossible Dream since 2001, and served as the first chairman of the Rhode Island Underground Storage Tank Financial Review Board starting in 1998. Mr. Mesolella attended Rhode Island Junior College and the University of Rhode Island Extension Division.

        Patrick Walsh.    Since May 2004, Mr. Walsh has served as the director of sales at Chasm Industries, Inc. From 1999 to 2004, Mr. Walsh served as an executive of Avatar Systems Ltd., Chicago, Illinois. From 1997 until 1999, Mr. Walsh served as vice president of marketing and business development for Metal Management, Inc., located in Chicago, Illinois. Mr. Walsh graduated from Miami University (Ohio) in 1986.

        Xavier Hermosillo.    Since November 1984, Mr. Hermosillo has served as president of CrisisPros, a crisis management and communications firm in Los Angeles, California. Mr. Hermosillo is the former chief of staff to both Democratic and Republican leaders in the California legislature and an award-winning print journalist, television commentator and radio talk show host in Los Angeles. Mr. Hermosillo is the founding chairman of an umbrella coalition of Los Angeles Latino organizations, a former chairman and member of the city-wide Latino community forum for the Los Angeles Police Department, a hearing examiner for the Los Angeles Police Commission, adjudicating discipline matters involving LAPD officers and a civilian advisor to the Los Angeles County Sheriff. Mr. Hermosillo was a member of the board of directors of Metal Management, Inc. Mr. Hermosillo has earned honors degrees in administration of justice, marketing and management.

        Jody Brown.    Since August 2004, Mr. Brown has served as our chief financial officer. From January 2001 until August 2004, Mr. Brown was a partner at the accounting firm of Poulos & Bayer, our pervious independent auditors. He had worked at Poulos & Bayer since 1995. Mr. Brown graduated from University of Illinois at Chicago in 1995.

        All of our directors are elected annually and serve until the next annual meeting of stockholders or until their successors are elected and qualified. All executive officers serve at the discretion of our board.

Legal Proceedings

        Mr. Jacobs and Mr. Jennings, both served as directors and officers of Metal Management, Inc., Chicago, Illinois, within the two year period prior to the time that Metal Management, Inc. filed a petition under the federal bankruptcy laws. Mr. Jacobs also served as a director of Superior Forge, Inc., Huntington Beach, California, within the two year period prior to the time that Superior Forge, Inc. filed a petition under the federal bankruptcy laws.

Board Committees

        Our board has formed four committees:

  •
  an executive committee comprised of Gerard M. Jacobs (chairman), T. Benjamin Jennings and S. Patrick Martin;

  •
  an audit committee comprised solely of independent directors. Vincent J. Mesolella (chairman) serves as the committee's financial expert. The other members are James N. Held, Patrick Walsh and Xavier Hermosillo;

  •
  a nominating committee comprised of Vincent J. Mesolella (chairman), James N. Held, Patrick Walsh and Xavier Hermosillo; and

  •
  a compensation committee comprised of Vincent J. Mesolella (chairman), James N. Held, Patrick Walsh and Xavier Hermosillo.

Indemnification of Officers and Directors

        As authorized by the General Corporation Law of Nevada, our by-laws limit the liability of our officers or directors for monetary damages for breach of fiduciary duty as an officer or director.

Notwithstanding the foregoing sentence, a director or officer will be liable to the extent that he or she engages in:

  •
  acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law; or

  •
  we unlawfully pay dividends in violation of Section 78.300 of the General Corporation Law of Nevada.

        This provision limits our rights and the rights of our shareholders to recover monetary damages against an officer or director for breach of the fiduciary duty of care except in the situations described above. The provision does not limit our rights or the rights of any shareholder seeking injunctive relief or rescission if an officer or director breaches his or her duty of care. This provision will not alter the liability of officers or directors under federal securities laws. Our by-laws further permit us to indemnify any and all persons who serve as our director, officer, employee or agent to the fullest extent permitted under Nevada law. These provisions may be sufficiently broad to permit indemnification of our officers and directors arising under federal securities law.

        There is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which we are required or permitted to provide indemnification. We are also not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Summary Compensation Table

        The following table sets forth all compensation awarded to, earned by or paid, on a consolidated basis, to our chief executive officer and any other executive officer earning salary and bonus exceeding $100,000 referred to herein as the named executive officers. Each of the two persons set forth below, Messrs. Jacobs and Martin, are actually paid by our subsidiary, WebSourced. Our total compensation expense as reflected on our Consolidated Financial Statements include the compensation expenses for each of our subsidiaries including WebSourced. Only one other executive officer received a salary and bonus exceeding $100,000.

		Annual Compensation				Long-Term Compensation
Name and Principal Position	Year	Salary ($)		Bonus ($)	Other Annual Compensation ($)	Restricted Stock Awards($)	Securities Underlying Options/SARs (#)	All Other Compensation ($)
Gerard M. Jacobs, President and Chief Executive Officer(1)	2004 2003 2002	$ $	225,527 30,000 0	0 0 0	0 0 0	$0 320,000 0	— 0 0	— 0 0
S. Patrick Martin, Vice-Chairman, CEO, WebSourced, Inc.	2004 2003 2002		$254,433 182,897 132,836	0 20,625 17,164	— 0 0	— 0 0	— 0 0	— 0 0

(1)
In 2003, we granted 3,200,000 shares valued at $320,000 to the Roberti Jacobs Family Trust, which acquired the rights to these shares from Mr. Jacobs.

Value of Securities Underlying Unexercised Options

        The following table sets forth information regarding the number and value of securities underlying unexercised options or warrants held by each of the named executive officers at December 31, 2004.

Number of Securities Underlying Unexercised Options/SARs at December 31, 2004(1)
Value of Unexercised In-the-Money Options/SARs at December 31, 2004(2)
Name	Share Acquired on Exercise (#)	Value Realized ($)
			Exercisable		Unexercisable	Exercisable	Unexercisable
Gerard M. Jacobs	—	—	—		—	$—	$—
S. Patrick Martin	—	—	743,147	(3)	—	$4,323,666	$—

(1)
These amounts represent the total number of shares issuable on exercise of warrants held by the named executive officers at December 31, 2004.

(2)
These amounts represent the difference between the exercise price of options or warrants and the closing bid price of our common stock on December 31, 2004.

(3)
Among these warrants, 33,147 were granted in 2000 at an exercise price of $2.00 per share which was reduced to $0.45 per share in 2003, 200,000 in 2002 at an exercise price of $0.27 per share, and 510,000 in 2003 at an exercise price of $0.13 per share.

Compensation of Directors

        Each independent member of our board of directors currently receives $1,000 per month, plus reimbursement for travel and lodging expenses in lieu of the meeting fees set forth below. During 2004, the independent members of our board of directors received $750 for each meeting of the board or any committee attended in person plus reimbursement for travel and lodging expenses associated therewith, and $200 for each meeting of the board or any committee attended by telephone. All of directors are eligible for grants of warrants or options to purchase our common stock as determined from time to time by our board of directors in its discretion. In connection with serving as an independent director during 2004, in January 2005, we granted to each of our independent directors options to purchase 25,000 shares of our common stock at an exercise price of $5.25 per share. The options become exercisable in 2008. Additionally, in August of 2004, we issued to Xavier Hermosillo options to purchase 20,000 shares of our common stock at an exercise price of $2.05 per share for joining our board of directors as an independent director.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

        The following table sets forth, as of June 22, 2005, the names, addresses, amount and nature of beneficial ownership and percent of such ownership of:

  •
  each person known to us to be the beneficial owner of more than five percent (5%) of our common stock;

  •
  each director; and

  •
  all directors and executive officers, as a group.

        Except as otherwise indicated in the footnotes to the table, the persons named below have sole voting and investment power with respect to the shares beneficially owned by them. In general, a person is deemed to be a "beneficial owner" of a security if that person has or shares the power to vote or direct the voting of the security, or the power to dispose of or to direct the disposition of the security. A person is also deemed to be a beneficial owner of any securities of which the person has the right to acquire beneficial ownership within sixty days. The beneficial ownership percentages are based on a total of 33,323,228 shares outstanding as of June 22, 2005, the most recent practicable date.

Beneficial Owner	Number of Shares of Common Stock Beneficially Owned As of June 22, 2005	Percent of shares of Common Stock Outstanding
Gerard M. Jacobs(1), (9)	3,521,648	10.6%
T. Benjamin Jennings(1), (2)	770,390	2.3%
Xavier Hermosillo(1), (3)	20,000	*
James N. Held(1), (4)	362,200	1.14%
S. Patrick Martin(1), (5)	1,893,451	5.6%
Vincent J. Mesolella(1), (6)	255,556	*
Patrick W. Walsh(1), (7)	200,000	*
Roberti Jacobs Family Trust(8)	6,179,726	17.1%
John Giura(10)	2,371,344	7.1%
Jody Brown	—	—
All Directors and Executive Officers as a Group (6 persons)	5,872,941	16.6%

*
Less than 1%.

(1)
Officer or Director.

(2)
Includes warrants to purchase 510,000 shares of our common stock at $0.13 per share; and warrants to purchase 75,000 shares at $4.12 per share.

(3)
Consists of warrants to purchase 20,000 shares of our common stock at $2.05 per share.

(4)
Includes warrants to purchase 200,000 shares of our common stock at $0.13 per share.

(5)
Mr. Martin has executed a proxy granting Mr. Jacobs the right to vote all of Mr. Martin's shares in connection with the election of our board of directors, so long as Mr. Jacobs is serving as our chief executive officer and so long as Mr. Martin is included in the slate of our nominees. Also, includes warrants to purchase 743,147 shares of our common stock at prices ranging from $0.13 to $0.45 per share. Mr. Martin also holds a proxy to vote 64,500 shares of common stock owned by Negin Martin.

(6)
Includes warrants to purchase 200,000 shares of our common stock at $0.13 per share.

(7)
Consists of warrants to purchase 200,000 shares of common stock at $0.13 per share.

(8)
Includes warrants to purchase 1,680,000 shares at $.10 per share, warrants to purchase 1,000,000 shares at $.13 per share, and warrants to purchase 40,000 shares at $0.50 per share. The Roberti Jacobs Family Trust is an irrevocable trust. The trustee of the trust is the mother-in-law of Mr. Jacobs. Mr. Jacobs is neither a trustee nor a beneficiary of the Roberti Jacobs Family Trust, however, his children are beneficiaries of the trust. Mr. Jacobs has disclaimed beneficial ownership of all shares owned by the trust.

(9)
Consists of shares underlying proxies granted to Mr. Jacobs by Messrs. Martin and Giura.

(10)
Mr. Giura has granted Mr. Jacobs a proxy to vote all of his shares of stock.

Compliance with Section 16(a) of the Securities Exchange Act of 1934, as amended

        Our executive officers, directors and shareholders beneficially owning more than 10% of our common stock are required under the Securities Exchange Act of 1934, as amended (the "Exchange Act") to file reports of ownership of our common stock with the Securities and Exchange Commission. Copies of those reports must also be furnished to us. Based solely upon a review of the copies of reports furnished to us and written representations that no other reports were required, we believe that our executive officers, directors and stockholders beneficially owning more than 10% of our common stock, have complied with the requirements during the year ended December 31, 2004.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        On August 31, 2002, we sold the stock of Safe Environment Corporation of Indiana, hereinafter referred to as "SECO" and our interest in Acadian Builders, LLC to GMP, LLC. John Giura, our former vice chairman and the holder of approximately 7.1% of our outstanding common stock owned 60% of GMP at the time of the transaction. As part of the sale, GMP agreed to pay us, among other things, certain contract payments referred to as the "GMP contract payments," $175,000 in cash by November 30, 2002, plus $470,000 payable in the amount of $35,000 per quarter beginning on December 31, 2002. The obligation to pay $470,000 was evidenced by a non-interest bearing promissory note maturing on December 31, 2005 and secured by a pledge by GMP of all of its common stock of SECO. GMP subsequently defaulted on a portion of the GMP contract payments and on its obligation under the note. GMP had made $125,000 of the GMP contract payments as of March 31, 2003. As a result of Mr. Giura's and SECO's default of their obligations under the August 31, 2002 agreement, on March 31, 2003 we entered into a revised agreement with GMP, SECO and Mr. Giura. Under this agreement: (1) GMP and SECO agreed to use their best efforts to cause an escrow agent not related to us, GMP or SECO to sign agreements to pay us $300,000 in funds that would otherwise become due and payable to SECO out of a certain escrow account established for a SECO construction project located in St. Ann, Missouri as soon as SECO becomes entitled to the proceeds; (2) GMP and SECO agreed to use their best efforts to cause certain parties not related to us, GMP or SECO to sign agreements pursuant to which an aggregate of up to $200,000 that would otherwise become due and payable to Acadian Builders, LLC would be paid to us from proceeds of sales from a housing development located in St. Charles, Missouri; (3) GMP agreed to pay the GMP contract payments by July 31, 2003; and (4) we agreed that if GMP and SECO fully performed GMP contract payments, and were not in default of any of certain other obligations to us, then we would reduce the principal of the note from $470,000 to $337,495.09. The escrow account was funded and the escrow agent was given irrevocable instructions, which were acknowledged by the escrow agent, to pay us the $300,000 upon SECO becoming entitled to the proceeds. GMP, SECO and Mr. Giura failed, however to fully perform. As of December 31, 2003, the remaining unpaid GMP contract payments totaled approximately $69,000 and GMP had failed to make any payments on its note.

        As a result of the default on the revised agreement signed March 31, 2003, on August 31, 2004, we entered into an agreement with GMP, SECO and Mr. Giura. Mr. Jacobs, our chief executive officer also became a party to the agreement due to the proxy arrangement described below. Under this agreement, Mr. Giura agreed: (a) to provide proof of payment of all amounts due in connection with the settlement of a lawsuit in which Mr. Giura and SECO were named as defendants and for which Mr. Giura agreed to indemnify us pursuant to an indemnification agreement dated as of October 22, 2003, between Mr. Giura and us; (b) to resign as our employee and director; (c) to indemnify and hold us harmless against all claims relating to SECO's construction project in St. Ann, Missouri; (d) to guarantee completion of the St. Ann project and payment to us of $300,000 from the St. Ann escrow account no later than April 19, 2005; (e) to cause Janet and Gerald Winter, the principal owners of Acadian Builders to deliver an instruction letter, acceptable to us and executed by all appropriate persons, directing the title company to disburse to us the profits resulting from the sale of so-called "Lot 1" located in the St. Charles, Missouri housing development; (f) to appoint Mr. Jacobs as Mr. Giura's proxy, to exercise voting rights over the shares of our common stock held by Mr. Giura on any matter for which the shares may be voted, in Mr. Jacobs' sole discretion; and (g) to waive and release all claims against us, except those provided for in the settlement agreement.

        We agreed, subject to Mr. Giura fulfilling his obligations under the agreement: (i) to release the debt in the aggregate principal amount of $545,074.73 owed by GMP to us and to return the note in the amount of $470,000 marked "cancelled" which evidences a portion of the $545,074.73 aggregate debt; (ii) to reimburse Mr. Giura in the amount of $690.00 per month for twelve months commencing September 1, 2004 and ending August 31, 2005 for medical insurance premiums; (iii) to pay Mr. Giura to serve as a consultant for a sixty month period commencing September 1, 2004 and ending August 31, 2009 for $8,333 per month, reduced to $4,166 per month in the event our common stock should close at $6.00 or higher for ten consecutive days during the sixty month period, the payment to be made regardless of the death or disability of Mr. Giura; (iv) to grant Mr. Giura a warrant, exercisable for three years, to purchase up to 150,000 shares of our common stock at an exercise price of $3.50 per share; and (v) upon Mr. Jacobs certifying that Mr. Giura has fully complied with his obligations under the settlement agreement, to deliver to Mr. Giura a warrant, exercisable for three years, to purchase up to 150,000 shares of our common stock at an exercise price of $4.50 per share.

        Mr. Giura, GMP and SECO failed to deliver a fully-executed copy of the instruction letter required by (e) above, and also failed to make the payment by April 19, 2005 required by (d) above. We believe we will still ultimately be paid $300,000 either from the St. Ann's escrow account as soon as SECO becomes entitled to proceeds of the St. Ann's escrow account or pursuant to Mr. Giura's payment guaranty referred to in (d) above. We also expect to recover $200,000 from the sale of lots at the St. Charles development. Because of the defaults described above, we have ceased paying Mr. Giura the consulting payments described above, are no longer reimbursing him for the insurance premiums and are no longer obligated to grant him the warrants described above.

        We, along with our subsidiary WebSourced, borrowed monies from the Roberti Jacobs Family Trust, which owns approximately 17.1% of our outstanding common stock. The trust is irrevocable. The trustee of the trust is the mother-in-law of Gerard M. Jacobs, our chief executive officer. Mr. Jacobs is neither a trustee nor a beneficiary of the Roberti Jacobs Family Trust, however, his children are beneficiaries of the trust. Mr. Jacobs has disclaimed any beneficial ownership of any of the securities owned by the Roberti Jacobs Family Trust. All of the loans were repaid during the year ended December 31, 2004. A schedule setting forth the original principal amount and interest rate of each loan is set forth below.

Lender	Borrower	Date of Loan	Original Principal Amount	Repayment Terms
Roberti Jacobs Family Trust	CGI Holding, Inc.	12/15/02	$250,000	13% interest, payable upon demand(1)
Roberti Jacobs Family Trust	CGI Holding, Inc.	11/15/03	$170,000	13% interest, payable upon demand(2)
Roberti Jacobs Family Trust	CGI Holding, Inc.	11/05/03	$200,000	18% interest, payable upon demand
Roberti Jacobs Family Trust	WebSourced, Inc.	11/20/03	$90,000	15% interest, due 6/30/2004(3)

(1)
In connection with this loan, we granted the trust warrants, exercisable for 10 years, to purchase 1,000,000 shares of our common stock at $0.10 per share, the trading price of our shares on the date the terms of the loan were agreed to by the parties.

(2)
In connection with this loan, we granted the trust warrants, exercisable for 10 years, to purchase 680,000 shares of our common stock at $0.10 per share, the trading price of our shares on the date the terms of the loan were agreed to by the parties.

(3)
In connection with this loan, we granted the trust warrants, exercisable for 10 years, to purchase 40,000 shares of our common stock at $0.50 per share, the trading price of our shares on the date of the terms of the loan were agreed to by the parties.

        As part of our acquisition of WebCapades, Inc. on August 19, 2004, we issued notes payable totaling $1.2 million to the former shareholders of WebCapades. These notes are being repaid in level monthly installments over twenty-four months without interest. The former shareholders of WebCapades were also issued shares of our common stock as part of the acquisition, and Scott Mitchell, a former WebCapades shareholder, is currently the president of our Cherish, Inc. subsidiary.

        On December 6, 2004, we completed a private placement of 4.3 million units at $3.50 per unit to a group of accredited investors. Each unit consists of one share of common stock and one warrant to purchase 0.55 shares of common stock, exercisable until the earlier of (1) November 30, 2007; and (2) thirty calendar days after the date upon which the closing price of our common stock has been trading at $8.00 or more per share for twenty consecutive days, exercisable at $4.12 per share. We realized gross proceeds of $15,050,000 from this offering. We anticipate using the proceeds for general corporate purposes including to pay any cash portion of the purchase price of acquired entities. We paid T. Benjamin Jennings, our chairman, $275,000 and granted him warrants, to purchase 75,000 shares of common stock on the same terms and conditions as the warrants described above, for his efforts in this financing and in connection with negotiating certain potential acquisitions. We may also pay Mr. Jennings consulting payments in the future. In particular, our board has authorized us to pay, in the discretion of Mr. Jacobs our chief executive officer, up to $10,000 per month for services to be rendered by Mr. Jennings.

        Jeffrey S. Martin, the brother of S. Patrick Martin, is employed by WebSourced. During 2004 we paid Mr. Martin a salary of $147,652.

SELLING SHAREHOLDERS

        The following table sets forth the name of each selling shareholder, the aggregate number of shares of common stock beneficially owned by each selling shareholder as of June 22, 2005 (including shares that are issuable on exercise of options or warrants within sixty days of the date of this prospectus), and the aggregate number of shares of common stock (including shares issuable on exercise of warrants regardless of whether they may be exercised within sixty days of the date of this prospectus) registered hereby that each selling shareholder may offer and sell pursuant to this prospectus. Because the selling shareholders may offer all or a portion of the shares at any time and from time to time after the date hereof, no estimate can be made of the number of shares that each selling shareholder may retain upon completing the offering. Assuming all of the shares offered hereunder are sold by the selling shareholder, then unless otherwise noted, after completing the offering, none of the selling shareholders will own more than one percent of the shares of common stock outstanding. Of the shares offered hereby, 14,936,252 shares are issued and outstanding as of the date of this prospectus, and an aggregate of 8,689,049 shares have been reserved for issue by the Company to certain of the selling shareholders upon exercise of warrants or options. Beneficial ownership after the offering will depend on the number of shares sold by each selling shareholder. The table set forth below does not include any additional number of shares which may be issued on exercise of warrants or options to prevent dilution resulting from stock splits, stock dividends or similar events, all of which shares, to the extent permitted under Rule 416 of the Securities Act, are being offered by this prospectus.

Selling Shareholders	Shares Beneficially Owned	Shares Being Offered		Shares to be Beneficially Owned After Offering(1)	Percent
	Number			Number
Advanced Physicians Group, S.C.	66,428	66,428	(2)	—	—
Richard H. Albright, Jr.	124,300	82,867		41,433	*
Michael Balkin	300,000	300,000		—	—
Raymond Bourque	22,143	22,143	(4)	—	—
CEOcast, Inc.	25,000	25,000		—	—
Michael J. Choate	2,000	2,000		—	—
Clayton Blehm Living Trust 1997	156,250	156,250	(5)	—	—
Sandra Consaul	994	994	(3)	—	—
Shannon Consaul	662	662	(3)	—	—
Core Business Solutions	12,826	8,551	(3)	4,275	*
Crestview Capital Master LLC	915,000	915,000	(6)	—	—
Marion D'Andrea	3,987	3,987	(7)	—	—
Nicholas A. D'Andrea	13,287	13,287	(8)	—	—
Rosalie D'Andrea	13,287	13,287	(8)	—	—
Katherine Dennison	19,048	19,048		—	—
Paul W. Doll, Jr.	157,000	12,000	(3)	145,000	*
Jason Dowdell	100,000	100,000		—	—
Thomas M. Dwyer III and Lucia Ann Dwyer	3,311	1,325	(3)	1,986	*
G. Frederick Edmiston	176,965	176,965	(9)	—	—
John C. Esrey	46,875	46,875		—	—
William T. Esrey, Jr.	46,875	46,875		—	—
Elizabeth F. Fogarty	1,988	1,988	(3)	—	—
Francis M. (Frank) Fogarty	6,960	6,960	(3)	—	—
Karen Fogarty	4,970	1,988	(3)	2,982	*
Robert Geras	542,085	542,085	(10)	—	—

Gill, Devine and White PC—Escrow Account	190,476	190,476	(60)	—	—
John Giura	2,371,344	510,000	(11)	1,861,344	5.91%
Mitchell D. Goldsmith	60,679	60,679	(12)	—	—
Dirk Gothe	5,460	5,460	(13)	—	—
Granite Capital Investors LP—Series 1	1,641,072	1,641,072	(14)	—	—
Carl Greer Trust Dated 8/24/82	221,428	221,428	(15)	—	—
Charles E. Hanus	2,657	2,657	(16)	—	—
Jeffrey B. Hecktman Trust	775,000	775,000	(17)	—	—
James N. Held	300,000	200,000	(18)	100,000	*
Xavier Hermosillo	20,000	20,000	(19)	—	—
Edwin Hufsmith	894	596	(3)	298	*
Douglas P. Hutchison IRA	11,072	11,072	(20)	—	—
InfoPoint, Inc.	100,000	50,000	(21)	50,000	*
Iroquois Capital L.P.	221,428	221,428	(22)	—	—
JDW Partners, Inc.	71,429	71,429	(23)	—	—
James N. Jennings	50,000	50,000	(59)	—	—
T. Benjamin Jennings	770,390	585,000	(24)	185,390	*
Bruce Johnson	18,750	18,750	(25)	—	—
Kellogg Capital Group, LLC	633,928	633,928	(26)	—	—
Charles K. Kellogg	312,500	312,500		—	—
Lee Kellogg	312,500	312,500		—	—
Benton Kendig	13,258	13,258		—	—
Richard Kubinski	45,172	45,172	(27)	—	—
LaSalle Properties, Inc. Profit Sharing Plan	304,879	304,879	(28)	—	—
Richard A. Levy	500,000	500,000		—	—
David J. Lies	218,000	218,000	(29)	—	—
LLH Partnership	6,099	6,099	(30)	—	—
Mike Lobb	82,862	82,862		—	—
LTHS Revocable Trust	110,715	110,715	(31)	—	—
Management Systems and Training, Inc.	167,724	165,724	(3)	2,000	*
Joseph M. Marconi	71,179	71,179	(32)	—	—
James A. Martin	13,258	13,258		—	—
S. Patrick Martin	2,253,001	743,147	(33)	1,509,854	4.80%
Nicholas Masterpole, Jr.	9,943	6,629	(3)	3,314	*
Matrix USA, LLC	10,000	10,000	(23)	—	—
George Mellon	62,500	62,500	(34)	—	—
Mellon Enterprises	38,750	38,750	(35)	—	—
Vincent J. Mesolella	255,556	255,556	(36)	—	—
John Meyer	137,000	137,000	(37)	—	—
Scott and Kristi Mitchell	1,695,238	1,845,238	(38)	—	—
Scott and Kristi Mitchell Holdings FLP	110,715	110,715	(31)	—	—
Daniel J. Murphy	6,100	6,100	(39)	—	—
David Nelson	25,000	25,000	(40)	—	—
Cristin Obsitnik	13,285	13,285	(41)	—	—
Louis Orenstein	106,060	106,060	(42)	—	—
Patrick Investments LLC	46,500	46,500	(43)	—	—

PCMG Trading Partners V	62,500	62,500	(61)	—	—
David L. Pedigo	12,500	12,500	(44)	—	—
Gary Perinar	45,172	45,172	(27)	—	—
Justin M. Rapp	13,258	13,258	(3)	—	—
Richard J. Rizzo	152,500	152,500	(45)	—	—
Roberti Jacobs Family Trust	6,079,726	6,119,726	(46)	—	—
David J. Rubis	81,785	81,785	(47)	—	—
John Scheidt NQRP IRA	8,857	8,857	(48)	—	—
Carol Schmidt	200,000	200,000		—	—
Joseph Serena	66,428	66,428	(2)	—	—
George F. Stofan	20,398	20,398	(49)	—	—
Douglas J. Stukel	263,243	263,243	(50)	—	—
Joseph R. Stukel IRA Custodial Account with City Securities Corp.	44,535	44,535	(51)	—	—
Shari Tenzer-Urtz	4,970	1,988	(3)	2,982	*
Michael J. Terrell	62,500	62,500	(52)	—	—
Patrick Terrell	296,500	296,500	(53)	—	—
Christopher A. Thompson and Sandra Thompson	15,245	15,245	(54)	—	—
Jeffrey A. Thompson	62,500	62,500	(55)	—	—
Tiger Technology Management, LLC	2,214,285	2,214,285	(56)	—	—
Dean A. Tomich	92,719	92,719	(57)	—	—
Patrick Walsh	200,000	200,000	(18)	—	—
Lee Wiskowski	263,243	263,243	(58)	—	—
Debbie Wyatt	400	400		—	—

*less than 1%.

(1)
Assumes all shares being registered would be sold; actual number to be sold, if any, is in the sole discretion of the holder in question.

(2)
Consists of 42,857 shares of common stock and shares of common stock underlying warrants to purchase 23,571 shares of common stock at $4.12 per share. Mr. Richard Vallandigham has voting and dispositive power with respect to the shares to be resold by Advanced Physicians Group, S.C.

(3)
Consists of shares of common stock underlying warrants to purchase common stock at $1.00 per share. Mr. Archie Neisz has voting and dispositive power with respect to the shares to be resold by Core Business Solutions. Mr. Bradford L. Smith has voting and dispositive power with respect to the shares to be resold by Management Systems and Training, Inc.

(4)
Mr. Bourque's ownership consists of 14,286 shares of common stock and shares of common stock underlying warrants to purchase 7,857 shares of common stock at $4.12 per share.

(5)
The Clayton Blehm Living Trust 1997's ownership consists of 131,250 shares of common stock and 25,000 shares of common stock underlying warrants to purchase common stock at $2.05 per share. Clayton Blehm has voting and dispositive power with respect to the shares to be resold by The Clayton Blehm Living 1997.

(6)
Crestview Capital Master, LLC's ownership consists of 732,000 shares of common stock and shares of common stock underlying warrants to purchase 183,000 shares of common stock at $2.05 per share. Mr. Stewart R. Flink has voting and dispositive power with respect to the shares to be resold by

Crestview Capital Master, LLC.

(7)
Marion D'Andrea's ownership consists of 2,572 shares of common stock and shares of common stock underlying warrants to purchase 1,415 shares of common stock at $4.12 per share.

(8)
Consists of 8,572 shares of common stock and shares of common stock underlying warrants to purchase 4,715 shares of common stock at $4.12 per share.

(9)
Mr. Edmiston's ownership consists of 146,429 shares of common stock and shares of common stock underlying warrants to purchase common stock in the amounts, at the exercise prices and on the terms as set forth herein: 18,750 shares at $2.05 per share; and 11,786 shares at $4.12 per share.

(10)
Mr. Geras' ownership consists of 360,821 shares of common stock and shares of common stock underlying warrants to purchase 181,264 shares of common stock at $4.12 per share.

(11)
Mr. Giura's ownership consists of shares of common stock underlying warrants to purchase common stock in the amounts, at the exercise prices and on the terms as set forth herein: 150,000 shares at $3.50 per share; 150,000 shares at $4.50 per share, both of which issuances were made pursuant to a settlement agreement, which warrants are not obligated to be delivered unless and until Mr. Giura performs fully under this settlement agreement; and 210,000 shares at $0.13 per share.

(12)
Mr. Goldsmith's ownership consists of 51,085 shares of common stock and shares of common stock underlying warrants to purchase common stock in the amounts, at the exercise prices and on the terms as set forth herein: 4,879 shares at $2.05 per share; and 4,715 shares at $4.15 per share.

(13)
Mr. Gothe's ownership consists of 4,368 shares of common stock and shares of common stock underlying warrants to purchase 1,092 shares of common stock at $2.05 per share.

(14)
Granite Capital Investors, LP's ownership consists of 1,169,643 shares of common stock and shares of common stock underlying warrants to purchase 471,429 shares of common stock at $4.12 per share. Mr. Walter McCormack has voting and dispositive power with respect to the shares to be resold by Granite Capital Investors, LP.

(15)
The Carl Greer Trust's ownership consists of 142,857 shares of common stock and shares of common stock underlying warrants to purchase 78,571 shares of common stock at $4.12 per share.

(16)
Mr. Hanus' ownership consists of 1,714 shares of common stock and shares of common stock underlying warrants to purchase 943 shares of common stock at $4.12 per share.

(17)
The Jeffrey B. Hecktman Trust's ownership consists of 500,000 shares of common stock and shares of common stock underlying warrants to purchase 275,000 shares of common stock at $4.12 per share. Jeffrey B. Hecktman has voting and dispositive power with respect to the shares to be resold by The Jeffrey B. Hecktman Trust.

(18)
Consists of shares of common stock underlying warrants to purchase 200,000 shares of common stock at $0.13 per share.

(19)
Mr. Hermosillo's ownership consists of shares of common stock underlying warrants to purchase 20,000 shares of common stock at $2.05 per share.

(20)
The Douglas P. Hutchison IRA's ownership consists of 7,143 shares of common stock and shares of common stock underlying warrants to purchase 3,929 shares of common stock at $4.12 per share. Mr. Douglas P. Hutchison has voting and dispositive power with respect to the shares to be resold by the Douglas P. Hutchison IRA.

(21)
InfoPoint's ownership consists of shares of common stock underlying warrants to purchase 50,000 shares of common stock at $0.001 per share. Mr. Donald F. Steiny has voting and dispositive power with respect to the shares to be resold by InfoPoint.

(22)
Iroquois Capital, L.P.'s ownership consists of 142,857 shares of common stock and shares of common stock underlying warrants to purchase 78,571 shares of common stock at $4.12 per share.

  Mr. Joshua Silverman has voting and dispositive power with respect to the shares to be resold by Iroquois Capital, L.P.

(23)
Consists of shares of common stock underlying warrants to purchase shares of common stock at $4.12 per share. Mr. Justin Weil has voting and dispositive power with respect to the shares to be resold by JDW Partners, Inc. Mr. John C. VanClief III has voting and dispositive power with respect to the shares to be resold by Matrix USA, LLC.

(24)
T. Benjamin Jennings' ownership consists of shares of common stock underlying warrants to purchase common stock in the amounts, at the exercise prices and on the terms as set forth herein: 510,000 shares at $0.13 per share; and 75,000 shares at $4.12 per share.

(25)
Mr. Johnson's ownership consists of 15,000 shares of common stock and shares of common stock underlying warrants to purchase 3,750 shares of common stock at $2.05 per share.

(26)
Kellogg Capital Group, LLC's ownership consists of 555,357 shares of common stock and 78,571 shares of common stock underlying warrants to purchase common stock at an exercise price of $4.12 per share. Mr. Matthew Brand has voting and dispositive power with respect to the shares to be resold by Kellogg Capital Group, LLC.

(27)
Consists of 29,143 shares of common stock and shares of common stock underlying warrants to purchase 16,029 shares of common stock at $4.12 per share.

(28)
LaSalle Properties, Inc. Profit Sharing Plan's ownership consists of 243,903 shares of common stock and shares of common stock underlying warrants to purchase 60,976 shares of common stock at $2.05 per share. Mr. Robert T. Geras has voting and dispositive power with respect to the shares to be resold by LaSalle Properties, Inc. Profit Sharing Plan.

(29)
Mr. Lies' ownership consists of 160,000 shares of common stock and shares of common stock underlying warrants to purchase common stock in the amounts, at the exercise prices and on the terms as set forth herein: 25,000 shares at $2.05 per share; and 33,000 shares at $4.12 per share.

(30)
LLH Partnership's ownership consists of 4,879 shares of common stock and shares of common stock underlying warrants to purchase 1,220 shares of common stock at $2.05 per share. Mr. Mitchell D. Goldsmith has voting and dispositive power with respect to the shares to be resold by LLH Partnership.

(31)
Consists of 71,429 shares of common stock and shares of common stock underlying warrants to purchase 39,286 shares of common stock at $4.12 per share. Mr. Theodore G. Schwartz has voting and dispositive power with respect to the shares to be resold by LTHS Revocable Trust. Mr. Scott Mitchell has voting and dispositive power with respect to the shares to be resold by Scott and Kristi Mitchell Holdings, FLP.

(32)
Mr. Marconi's ownership consists of 57,858 shares of common stock and shares of common stock underlying warrants to purchase common stock in the amounts, at the exercise prices and on the terms as set forth herein: 6,250 shares at $2.05 per share; and 7,071 shares at $4.12 per share.

(33)
Mr. S. Patrick Martin's ownership consists of shares of common stock underlying warrants to purchase common stock in the amounts, at the exercise prices and on the terms as set forth herein: 510,000 shares at $0.13 per share; 200,000 shares at 0.27 per share; and 33,147 shares at $0.45 per share.

(34)
Mr. Mellon's ownership consists of 50,000 shares of common stock and shares of common stock underlying warrants to purchase 12,500 shares at $2.05 per share.

(35)
Mellon Enterprise's ownership consists of 25,000 shares of common stock and shares of common stock underlying warrants to purchase 13,750 shares of common stock at $4.12 per share. Mr. George Mellon has voting and dispositive power with respect to the shares to be resold by Mellon Enterprises.

(36)
Mr. Mesolella's ownership consists of 55,556 shares of common stock and shares of common stock underlying warrants to purchase 200,000 shares of common stock at $0.13 per share.

(37)
Mr. Meyer's ownership consists of 105,000 shares of common stock and shares of common stock underlying warrants to purchase common stock in the amounts, at the exercise prices and on the terms as set forth herein: 10,000 shares at $2.05 per share; and 22,000 shares at $4.12 per share.

(38)
Scott and Kristi Mitchell's ownership consists of 1,695,238 shares of common stock held as joint tenants and shares of common stock underlying warrants to purchase shares of common stock in the amounts, at the exercise prices and on the terms as set forth herein: 50,000 shares exercisable at the closing price per share on the last trading day prior to August 19, 2005, which warrants vest on August 19, 2006; 50,000 shares exercisable at the closing price per share on the last trading day prior to August 19, 2006, which warrants vest August 19, 2007; and 50,000 shares exercisable at $2.10 per share, which warrants vest on August 19, 2005.

(39)
Mr. Murphy's ownership consists of 4,880 shares of common stock and shares of common stock underlying warrants to purchase 1,220 shares at $2.05 per share.

(40)
Mr. Nelson's ownership consists of 20,000 shares of common stock and shares of common stock underlying warrants to purchase 5,000 shares at $2.05 per share.

(41)
Ms. Obsitnik's ownership consists of 8,571 shares of common stock and shares of common stock underlying warrants to purchase 4,714 shares of common stock at $4.12 per share.

(42)
Mr. Orenstein's ownership consists of 76,970 shares of common stock and shares of common stock underlying warrants to purchase 11,037 shares at $2.05 per share; and 18,053 shares at $4.12 per share.

(43)
Patrick Investment LLC's ownership consists of 30,000 shares of common stock and shares of common stock underlying warrants to purchase 16,500 shares of common stock at $4.12 per share. Mr. Patrick Terrell has voting and dispositive power with respect to the shares to be resold by Patrick Investments LLC.

(44)
Mr. Pedigo's ownership consists of 10,000 shares of common stock and shares of common stock underlying warrants to purchase 2,500 shares at $2.05 per share.

(45)
Mr. Rizzo's ownership consists of 115,000 shares of common stock and shares of common stock underlying warrants to purchase 10,000 shares at $2.05 per share; and 27,500 shares at $4.12 per share.

(46)
The Roberti Jacobs Family Trust's ownership consists of 3,359,726 shares of common stock and shares of common stock underlying warrants to purchase 1,680,000 shares at $0.10 per share; 1,000,000 shares at $0.13 per share; and 40,000 shares at $0.50 per share. Ms. Joan B. Roberti has voting and dispositive power with respect to the shares to be resold by The Roberti Jacobs Family Trust.

(47)
Mr. Rubis' ownership consists of 58,571 shares of common stock and shares of common stock underlying warrants for 7,500 shares at $2.05 per share; and 15,714 shares at $4.12 per share.

(48)
The John Scheidt NQRP IRA's ownership consists of 5,714 shares of common stock and shares of common stock underlying warrants to purchase 3,143 shares of common stock at $4.12 per share.

(49)
Mr. Stofan's ownership consists of 18,568 shares of common stock and shares of common stock underlying warrants to purchase 1,830 shares at $2.05 per share. Mr. Stofan, an affiliate of a registered broker-dealer, acquired the shares and warrants in the ordinary course of business and at the time of the acquisition had no understandings or arrangements with any other person, either directly or indirectly, to distribute the securities.

(50)
Mr. Stukel's ownership consists of 181,126 shares of common stock and shares of common stock underlying warrants to purchase 29,430 shares at $2.05 per share; and 52,687 shares at $4.12 per share.

(51)
The Joseph R. Stukel IRA Custodial Account with City Securities Corp.'s ownership consists of 33,571 shares of common stock and shares of common stock underlying warrants to purchase 6,250 shares at $2.05 per share; and 4,714 shares at $4.12 per share. Mr. Joseph R. Stukel has voting and dispositive power with respect to the shares to be resold by the Joseph R. Stukel IRA Custodial Account with city Securities Corp.

(52)
Mr. M. Terrell's ownership consists of 50,000 shares of common stock and shares of common stock underlying warrants to purchase 12,500 shares at $2.05 per share.

(53)
Mr. P. Terrell's ownership consists of 230,000 shares of common stock and shares of common stock underlying warrants to purchase 50,000 shares at $2.05 per share; and 16,500 shares at $4.12 per share.

(54)
Christopher A. Thompson and Sandra Thompson's ownership consists of 12,196 shares of common stock and shares of common stock underlying warrants to purchase 3,049 shares of common stock at $2.05 per share.

(55)
Mr. J. Thompson's ownership consists of 50,000 shares of common stock and shares of common stock underlying warrants to purchase 12,500 shares of common stock at $2.05 per share.

(56)
Tiger Technology Management, LLC's ownership consists of 1,428,571 shares of common stock and shares of common stock underlying warrants to purchase 785,714 shares of common stock at $4.12 per share. Mr. C.P. Coleman III has voting and dispositive power with respect to the shares to be resold by Tiger Technology Management LLC.

(57)
Mr. Tomich's ownership consists of 72,425 shares of common stock and shares of common stock underlying warrants to purchase common stock in the amounts, at the exercise prices and on the terms as set forth herein: 10,294 shares at $2.05 per share; and 10,000 shares at $4.12 per share.

(58)
Mr. Wiskowski's ownership consists of 181,126 shares of common stock and shares of common stock underlying warrants to purchase common stock in the amounts, at the exercise prices and on the terms as set forth herein: 29,430 shares at $2.05 per share; and 52,687 shares at $4.12 per share.

(59)
Consists of 50,000 shares of common stock underlying warrants to purchase common stock at $0.13 per share. The warrants were issued to Mr. Jennings on July 31, 2003.

(60)
Mr. Michael Gill has voting and dispositive power with respect to the shares to be resold by Gill, Devine and White PC.

(61)
Ms. Julie C. Esrey has voting and dispositive power with respect to the shares to be resold by PCMG Trading Partners V.

        Messrs. Held, Martin, Walsh, Hermosillo, Jennings and Mesolella are members of the board of directors and selling shareholders.

DESCRIPTION OF SECURITIES

Common Stock

        Our authorized common stock consists of 100,000,000 shares of common stock, $0.001 par value. As of June 22, 2005, there were 12,034,289 shares of common stock subject to outstanding options and warrants, 9,137,766 of which are currently exercisable. The exercise prices of the options and warrants range from a low of $.001 per share to a high of $5.30 per share. The holders of our common stock are entitled to one vote per share on all matters to be voted on by our stockholders and are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of funds legally available therefor. In the event of the liquidation, dissolution, or winding up of our company, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. Our common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of common stock are fully paid and nonassessable. Our articles of incorporation do not provide for cumulative voting. Therefore, shareholders do not have the right to aggregate their votes for the election of directors and, accordingly, shareholders holding more than fifty percent of our outstanding common stock can elect all of the directors.

Preferred Stock

        We are authorized to issue up to 5,000,000 shares of preferred stock, $0.001 par value, without consent of the holders of our common stock, from time to time in one or more series for such consideration and with such relative rights, privileges and preferences as the board of directors may determine. We have no preferred stock issued and outstanding. However, 500,000 shares out of the total 5,000,000 authorized shares of preferred stock have been designated Series One Preferred Stock with the rights described in our Articles of Incorporation. The board of directors is authorized to issue such shares in one or more series and to fix the rights, preferences, privileges, qualifications, limitations and restrictions thereof, including dividend rights and rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without any vote or action by the shareholders. Any preferred stock to be issued could rank prior to the common stock with respect to dividend rights and rights on liquidation. Our board of directors, without shareholder approval, may issue preferred stock with voting and conversion rights which could adversely affect the voting power of holders of common stock and discourage, delay or prevent a change in control of us.

Transfer Agent

        Colonial Stock Transfer Co., Inc., Salt Lake City, Utah, serves as transfer agent for the shares of common stock.

PLAN OF DISTRIBUTION

Resales by selling shareholders

        We are registering the resale of the shares on behalf of the selling shareholders. The selling shareholders may offer and resell the shares from time to time, either in increments or in a single transaction. They may also decide not to sell all the shares they are allowed to resell under this prospectus. The selling shareholders will act independently of us in making decisions with respect to the timing, manner, and size of each sale.

Donees and pledgees

        The term "selling shareholders" includes persons who receive shares from a selling shareholder after the date of this prospectus by gift. The term also includes persons who, upon contractual default by a selling shareholder, may seize shares which the selling shareholder pledged to such person. If a selling shareholder notifies us that a donee or pledgee intends to sell more than 500 shares, we will file a supplement to this prospectus.

Costs and commissions

        We will pay all costs, expenses, and fees in connection with the registration of the shares. The selling shareholders will pay all brokerage commissions and similar selling expenses, if any, attributable to the sale of shares. These discounts, concessions or commissions as to a particular broker, dealer, underwriter or agent might be greater or less than those customary in this type of transaction.

Underwriters

        The selling shareholders and any brokers, dealers or other agents that participate in the distribution may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, commissions or concessions received by the selling shareholders and any brokers, dealers or other agents might be deemed to be underwriting discounts and commissions under the Securities Act. Neither we nor any selling shareholder can presently estimate the amount of any compensation. We know of no existing arrangements between any selling shareholder and any other selling shareholder, broker, dealer or other agent relating to the sale or distribution of the shares.

Types of sale transactions

        The selling shareholders may sell the shares in one or more types of transactions (which may include block transactions):

  •
  in the over-the-counter market;

  •
  in negotiated transactions;

  •
  through put or call option transactions;

  •
  through short sales; or

  •
  any combination of such methods of sale.

        The shares may be sold at market prices prevailing at the time of sale or at negotiated prices. These transactions may or may not involve brokers or dealers. The selling shareholders have informed us that they have not entered into any agreements, understandings, or arrangements with any underwriters or broker-dealers regarding sale of the shares. They have also informed us that no one is acting as underwriter or coordinating broker in connection with the proposed sale of shares.

Prospectus delivery requirements

        Because they may be deemed underwriters, the selling shareholders must deliver this prospectus and any supplements to this prospectus in the manner required by the Securities Act. Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, any person engaged in the distribution of any of the shares may not simultaneously engage in market activities with respect to our common stock for the applicable period under Regulation M prior to commencing the distribution. In addition, and without limiting the foregoing, the selling shareholders will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Rules 10b-5 and Regulation M, which may limit the timing of purchases and sales of any of the shares by the selling shareholders. All of the foregoing may affect the marketability of the shares offered hereby.

State requirements

        Some states require that any shares sold in that state only be sold through registered or licensed brokers or dealers. In addition, some states require that the shares have been registered or qualified for sale in that state, or that an exemption from the registration or qualification requirement exist and that the registrant has complied with the exemption.

Sales under Rule 144

        Selling shareholders may also resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act. To do so, they must meet the criteria and conform to the requirements of Rule 144.

Distribution arrangements with broker-dealers

        If a selling shareholder notifies us that any material arrangement has been entered into with a broker-dealer for the sale of shares through:

  •
  a block trade;

  •
  special offering;

  •
  exchange distribution or secondary distribution; or

  •
  a purchase by a broker or dealer,

        We will then file, if required, a supplement to this prospectus under Rule 424(b) under the Securities Act. The supplement will disclose:

  •
  the name of each such selling shareholder and of the participating broker-dealer(s);

  •
  the number of shares involved;

  •
  the price at which such shares were sold;

  •
  the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

  •
  that such broker-dealer(s) did not conduct any investigation to verify the information in this prospectus; and

  •
  any other facts material to the transaction.

        The SEC may deem the selling shareholders and any underwriters, broker-dealers or agents that participate in the distribution of the shares of common stock to be "underwriters" within the meaning of the Securities Act. The SEC may deem any profits on the resale of the shares of common stock and any compensation received by any underwriter, broker-dealer or agent to be underwriting discounts and commissions under the Securities Act. Each selling shareholder has purchased the shares of common stock in the ordinary course of its business, and at the time the selling shareholder purchased the shares of common stock, it was not a party to any agreement or other understanding to distribute the securities, directly or indirectly.

LEGAL MATTERS

        Certain legal matters in connection with the offering will be passed on for us by Shefsky & Froelich Ltd. Two of the shareholders of Shefsky & Froelich own less than 1% of our outstanding shares. These individuals are included herein as selling shareholders. The validity of the shares of common stock offered hereby has been passed on for us by The Rosenfeld Law Group, Las Vegas, Nevada.

EXPERTS

        Our consolidated financial statements for the year ended December 31, 2003, and included in this prospectus have been audited by Poulos & Bayer, as set forth in its report with respect thereto and are included herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing. Our consolidated financial statements for the year ended December 31, 2004, and the financial statements of MarketSmart Advertising, Inc., RightStuff, Inc. and CheckUp Marketing, Inc. and Personals Plus, Inc. for the years ended December 31, 2004 and 2003 and included in this prospectus have been audited by Blackman Kallick Bartelstein LLP, as set forth in its report with respect thereto and are included herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
ACCOUNTING AND FINANCIAL DISCLOSURE

        Our chief financial officer, Jody Brown, was formerly a partner with Poulos & Bayer, Chicago, Illinois, our independent auditors, until August 2004. On August 30, 2004, we received written notification that due to this hiring, in accordance with Section 10A of the Exchange Act, by Section 206 of the Sarbanes-Oxley Act of 2002, Poulos & Bayer had withdrawn from serving as the Company's independent auditors for one year. Because Poulos & Bayer withdrew from service due to their wish to comply with Section 10A of the Exchange Act, by Section 206 of the Sarbanes-Oxley Act of 2002, no action was required or taken by our board of directors.

        For the period including the prior two fiscal years and the interim period ending as of the date of withdrawal of Poulos & Bayer (the "Reporting Period"), Poulos & Bayer's report does not contain an adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles. During the Reporting Period, there were no disagreements between us and Poulos & Bayer on any matter of accounting principles or practices, financial statement disclosure, or auditing scope of procedure, which would have caused it to make reference to the subject matter of the disagreement in connection with its reports. We provided Poulos & Bayer with a copy of our disclosure on September 8, 2004. Poulos & Bayer provided us and the Securities and Exchange Commission with a letter, dated September 8, 2004, which stated that Poulos & Bayer agreed with our disclosures.

        On September 29, 2004, we engaged Blackman Kallick Bartelstein LLP ("BKB") to serve as our new independent auditor. We have not consulted BKB regarding: (i) the application of accounting principles to a specific completed or contemplated transaction or the type of audit opinion that might be rendered on our financial statements and no written or oral advice was provided that was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issues; or (ii) any matter that was a subject of a disagreement or event with Poulos & Bayer (as there were none).

        We provided BKB with a copy of our disclosure on September 29, 2004, providing BKB with the opportunity to furnish us with a letter addressed to the Securities and Exchange Commission containing any new information, clarification of our expression of our views, or the respect in which BKB did not agree with the statements contained therein. BKB agreed with the statements provided and therefore did not provide a letter.

WHERE YOU CAN FIND ADDITIONAL INFORMATION ABOUT US

        We have filed with the Securities and Exchange Commission a registration statement as amended, of which this prospectus is a part, on Form SB-2 under the Securities Act with respect to the securities offered by this prospectus. This prospectus does not contain all the information set forth in the registration statement. We have omitted portions of this information as allowed by the rules and regulations of the Commission. Statements contained in this prospectus as to the content of any contract or other documents are not necessarily complete. To gain a complete understanding of any these contracts or other documents, you should read the copies which are filed as exhibits to the registration statement.

        For further information regarding us and the securities we are offering, you may read the registration statement, including all amendments, and the exhibits and schedules which may be obtained from the Commission in Room 1024 of the Commission's main offices at 450 Fifth Street, N.W., Washington, DC 20549. You can inspect this material for free at the Commission's offices, and you can make copies of the material if you pay fees established by the Commission. The Commission's phone number is 1-800-SEC-0330 (1-800-732-0330).

        The Commission maintains a website that contains registration statements, reports, proxy material and other information regarding registrants that file electronically with the Commission. The address for the website is http: //www.sec.gov.

        We are subject to the reporting requirements of the Exchange Act, and furnish our shareholders annual reports containing financial statements audited by our independent accountants and make available quarterly reports containing unaudited financial statements for each of the first three quarters of each fiscal year.

INDEX TO FINANCIAL STATEMENTS

Page
Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm	F-2
Report of Independent Registered Public Accounting Firm	F-3
Balance Sheet as of December 31, 2004 and 2003	F-4
Statement of Operations for years ended December 31, 2004 and 2003	F-5
Statement of Changes in Stockholders' Equity from January 1, 2003 to December 31, 2004	F-6
Statement of Cash Flows for years ended December 31, 2004 and 2003	F-7
Notes to Consolidated Financial Statements	F-9-29
Consolidated Financial Statements
Balance Sheet as of March 31, 2005 and December 31, 2004	F-30
Statement of Operations for three months ended March 31, 2005 and 2004	F-31
Statement of Changes in Stockholders' Equity from January 1, 2004 to March 31, 2005	F-32
Statement of Cash Flows for three months ended March 31, 2005 and 2004	F-33
Notes to Financial Statements	F-35-45
Combined Financial Statements of MarketSmart Advertising, Inc., RightStuff, Inc. and CheckUp Marketing, Inc.
Independent Auditor's Report	F-46
Combined Balance Sheet as of December 31, 2004 and 2003	F-47
Combined Statements of Income and Comprehensive Income for the years ended December 31, 2004 and 2003	F-48
Combined Statements of Changes in Stockholders' Equity from January 1, 2003 to December 31, 2004	F-49
Combined Statements of Cash Flows for the years ended December 31, 2004 and 2003	F-50
Notes to Combined Financial Statements	F-51-56
Pro Forma Financial Information of CGI Holding Corporation
Consolidated Pro Forma Statements of Operations for the twelve months ended December 31, 2004	F-57
Consolidated Pro Forma Balance Sheet as of December 31, 2004	F-58
Financial Statements of Personals Plus, Inc.
Independent Auditor's Report	F-59
Balance Sheet as of December 31, 2004 and 2003	F-60
Statements of Income for the years ended December 31, 2004 and 2003	F-61
Statement of Changes in Stockholder's Equity from January 1, 2003 to December 31, 2004	F-62
Statements of Cash Flows for the years ended December 31, 2004 and 2003	F-63
Notes to Financial Statements	F-64-65
Pro Forma Financial Information of CGI Holding Corporation
Pro Forma Balance Sheet as of December 31, 2004	F-66
Pro Forma Statements of Operations for the year ended December 31, 2004	F-67

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
CGI Holding Corporation

        We have audited the accompanying consolidated balance sheet of CGI Holding Corporation as of December 31, 2004 and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The consolidated financial statements of CGI Holding Corporation as of December 31, 2003, and for the year then ended were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion on those consolidated financial statements in their report dated February 26, 2004, prior to restatement.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CGI Holding Corporation as of December 31, 2004, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

        We also audited the adjustments described in the consolidated financial statements that were applied to restate the 2003 consolidated financial statements. In our opinion, such adjustments are appropriate and have been properly applied.

        As discussed in the Change in Financial Statement Presentation footnote, the Company changed the presentation of its balance sheet to offset the amount of the installment contracts receivable with the deferred revenue associated with the contracts to provide a net unbilled revenue amount. This change resulted in the reclassification of the Company's 2003 balance sheet but did not affect the Company's earnings or net worth.

/s/ Blackman Kallick Bartelstein LLP
Blackman Kallick Bartelstein LLP

Chicago, Illinois
March 26, 2005

To the Audit Committee of
CGI Holding Corporation
520 Lake Cook Road, Suite 690
Deerfield, Illinois 60015

        We have audited the accompanying consolidated balance sheet of CGI Holding Corporation as of December 31, 2003, and the related consolidated statements of operations, stockholder's equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

        We conducted our audit in accordance with the standards of the Public Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated position of CGI Holding Corporation as of December 31, 2003 and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

By: /s/ Poulos & Bayer
Poulos & Bayer
Chicago, Illinois
February 26, 2004

 CGI HOLDING CORPORATION

CONSOLIDATED BALANCE SHEET

DECEMBER 31, 2004 AND 2003

	DECEMBER 31,
	2004	2003 (Restated)
Assets
Current Assets
Cash and Cash Equivalents	$17,160,520	$303,144
Restricted Cash	427,153	0
Accounts Receivable	1,975,356	432,794
Unbilled Revenue	2,659,303	1,136,557
Allowance for Doubtful Accounts	(220,710)	(116,185)
Notes Receivable — Related Party	280,175	268,870
Other Notes Receivable	0	100,000
Deferred Tax Asset	147,840	340,000
Prepaid Expenses and Other Current Assets	626,805	81,134
Total Current Assets	$23,056,442	$2,546,314
Property and Equipment, net	1,307,398	80,890
Other Assets
Deferred Tax Asset	$700,626	$1,494,611
Goodwill	7,717,068	0
Intangible Assets	1,100,626	0
Other Assets	251,132	97,500
Total Other Assets	$9,769,452	$1,592,111
Total Assets	$34,133,292	$4,219,315
Liabilities and Shareholders' Equity
Current Liabilities
Current Portion of Long-Term Debt	$571,773	$605,079
Notes Payable—Related Party	0	710,000
Accounts Payable	706,467	303,918
Accrued Income Taxes	547,104	67,894
Deferred Revenue	933,370	350,570
Client Prepaid Media Buys	554,562	0
Accrued Payroll	363,678	123,002
Other Current Liabilities	192,867	25,861
Total Current Liabilities	$3,869,821	$2,186,144
Long-Term Liabilities	974,297	697,064
Shareholders' Equity
Preferred Stock, $.001 par value:
Authorized Shares—5,000,000—none issued or outstanding	$0	$0
Common Stock, $.001 par value:
Authorized Shares—100,000,000 Issued Shares—33,984,023 in 2004 and 23,389,458 in 2003 Outstanding Shares—31,484,023 in 2004 and 20,889,458 in 2003	33,984	23,389
Additional Paid in Capital	30,658,266	5,655,760
Accumulated Deficit	(863,076)	(3,803,042)
Treasury Stock	(540,000)	(540,000)
Total Shareholders' Equity	$29,289,174	$1,336,107
Total Liabilities and Shareholders' Equity	$34,133,292	$4,219,315

 CGI HOLDING CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS

YEARS ENDED DECEMBER 31, 2004 AND 2003

	2004	2003
Net Revenue	$21,473,565	$7,095,101
Cost of Revenue	4,057,843	934,812
Gross Profit	$17,415,722	$6,160,289
Operating Expenses
Selling, General and Administrative	12,583,457	5,276,828
Amortization of Purchased Intangibles	108,489	0
Income from Operations	$4,723,776	$883,461
Other Income(Expenses)
Interest Income	22,164	6,254
Interest Expense	(44,603)	(94,354)
Other Income(Expense)	24,862	(8,125)
Income before Income Taxes	$4,726,199	$787,236
Provision for Income Taxes	1,786,233	(275,166)
Income before Extraordinary Item	$2,939,966	$1,062,402
Extraordinary Item(net of applicable taxes)	0	(742,835)
Net Income	$2,939,966	$319,567
Income Per Share Before Extraordinary Item
Basic	$0.12	$0.06
Fully Diluted	$0.10	$0.05
Net Income Per Share From Extraordinary Item
Basic	$0.00	$(0.04)
Fully Diluted	$0.00	$(0.03)
Net Income Per Share
Basic	$0.12	$0.02
Fully Diluted	$0.10	$0.01
Weighted Average Shares(Basic)	24,332,967	18,684,269
Weighted Average Shares(Fully Diluted)	30,264,304	22,559,971

 CGI HOLDING CORPORATION

CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

	Common Stock
			Additional Paid In Capital	Accumulated Deficit	Treasury Stock	Total Shareholders' Equity
	Shares	Amount
Balance December 31, 2002	16,612,557	$19,112	$5,239,268	$(4,122,609)	$(540,000)	$595,871
Exercise of Stock Options, Net	1,076,901	1,077	99,692
Stock Based Compensation	3,200,000	3,200	316,800
Net Profit 2003				319,567
Balance at December 31, 2003	20,889,458	$23,389	$5,655,760	$(3,803,042)	$(540,000)	$1,336,107
Exercise of Stock Options, Net	366,240	366	61,923
Sale of Common Stock, Net	8,223,563	8,224	20,665,676
Purchase Transactions, Net	2,004,762	2,005	4,274,907
Net Income 2004				2,939,966
Balance at December 31, 2004	31,484,023	$33,984	$30,658,266	$(863,076)	$(540,000)	$29,289,174

 CGI HOLDING CORPORATION

CONSOLIDATED STATEMENT OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2004 AND 2003

	2004	2003
Operating Activities
Net Profit	$2,939,966	$319,567
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and Amortization	297,961	26,470
Provision for Doubtful Accounts	2,501,845	26,319
Stock Based Compensation Expense	0	320,000
Insurance Settlement	0	1,125,508
Deferred Taxes	1,115,669	(725,733)
Interest Earned on Deposit	(374)	0
Loss on Deposit	100,000	0
Change in operating assets and liabilities:
Restricted Cash	(327,945)	0
Accounts Receivable	(3,885,883)	(397,635)
Unbilled Revenue	(1,522,746)	(1,066,237)
Prepaid Expenses and Other Assets	(378,052)	178,394
Accounts Payable	237,592	123,868
Deferred Revenue	31,130	94,591
Other Accrued Liabilities	1,475,110	192,871
Net cash provided by operating activities	$2,584,273	$217,983
Investing Activities
Purchases of property and equipment	$(1,203,136)	$(3,285)
Proceeds from Notes Receivable	0	58,014
Cash Received in Acquisitions	535,995	0
Notes Receivable	(11,305)	(100,000)
Net cash used in investing activities	$(678,446)	$(45,271)
Financing Activities
Principal Payments Made	$(2,337,717)	$(198,797)
Change in Line of Credit	0	(25,485)
Proceeds from Notes Payable	140,000	185,000
Net proceeds from issuance of common stock	17,149,266	100,769
Net cash provided by financing activities	$14,951,549	$61,487
Net Cash Change	$16,857,376	$234,199
Cash Balance, January 1	303,144	68,945
Cash Balance, December 31	$17,160,520	$303,144
Supplemental Information
Interest Paid	$44,603	$94,354
Income Taxes Paid	$174,827	$0

Non Cash Investing and Financing Activities

        On June 4, 2004, the Company entered into an asset purchase agreement in which it issued 100,000 shares of the Company's common stock valued at $262,500.

        On August 19, 2004 the Company purchased the stock of WebCapades, Inc. The purchase was financed by the sale of 2,178,813 shares of common stock for $3,935,604 in a private placement to provide for the $3,500,000 cash portion of the transaction, the issuance of 1,904,762 shares of common stock valued at $4,000,000, the issuance of 150,000 stock options valued at $14,412 and notes payable of $1,151,413. The Company received net tangible assets of $11,723 and intangible assets totaling $8,697,474.

        On August 30, 2004 the Company issued 25,000 of restricted common stock valued at $43,550 for a six month contract with CEOcast, Inc.

CGI HOLDING CORPORATION

FOOTNOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2004 AND 2003

Nature of Business and Summary of Significant Accounting Policies

The Company

        The Company is a Nevada corporation headquartered in Northbrook, Illinois, a suburb of Chicago. Through its wholly-owned direct and indirect subsidiaries the Company provides world class technology solutions to businesses and individuals. The Company's subsidiary, WebSourced, Inc., offers business focused solutions such as interactive marketing. For example, the KeywordRanking division of WebSourced offers search engine marketing services designed to help businesses increase revenues from their websites and from advertising on various internet portals. The Company's wholly-owned subsidiary, Cherish, Inc., offers a variety of online dating communities that help individuals search, connect and meet others with similar interests and goals.

        The Company was incorporated in the State of Nevada in October 1987. In early 2005, the Company began doing business under the name "Think Partnership Inc." Additionally, at its next annual meeting of shareholders the Company will seek formal approval to change its legal name to Think Partnership Inc. Its principal executive offices are located at 5 Revere Drive, Suite 510, Northbrook, Illinois 60062. The Company's telephone number is (847) 562-0177. The address of its website is www.cgiholding.com. Information on the Company's website is not part of this annual report.

KeywordRanking

        WebSourced's KeywordRanking division (www.KeywordRanking.com) offers Internet marketing solutions that assist businesses in increasing Internet revenues from Internet search engines. KeywordRanking offers two distinct services:

  •
  Search Engine Optimization Solutions. Search engine optimization is a process that helps companies identify potential customers by targeting words used to search for products or services. Based on a keyword analysis, a client can adjust its website design code and content so that Internet search engines may place the client's websites toward the top of the search engine results. This process is often referred to as search engine marketing (SEM) or search engine optimization (SEO). KeywordRanking generates revenues by consulting on website design, code and content and providing ongoing maintenance of search engine optimization campaigns. KeywordRanking clients typically sign contracts of between six and twenty-four months in duration. Under these contracts, KeywordRanking generates fees ranging from $15,000 per year to several hundred thousand dollars per year.

  •
  Interactive Advertising. KeywordRanking also helps its clients purchase advertisements displayed on Internet search engines often referred to as "Pay Per Click" or "PPC" advertising. KeywordRanking generates revenues by analyzing PPC campaigns and consulting with clients on ways to select the most cost-effective placement of advertisements. KeywordRanking generates revenue by charging each client a percentage of the client's monthly advertising spending. Fees range from $1,500 per month to tens of thousands of dollars per month.

Cherish

        Our Cherish subsidiary offers a wide variety of online dating communities designed to allow individuals to search for friends, partners and future spouses using interactive websites. Users specify the type of person or couple they are looking for—age, sex, hobbies, and location—and then make contact with that individual or individuals in a fun and safe online environment.

        Cherish's namesake dating community is located at www.Cherish.com. To the Company's knowledge, this online dating service is the first and only online dating community to offer completely free access to women. The website seeks to attract women by not charging for the service, thus encouraging men to pay a monthly membership fee in order to make contact with female members.

        Cherish currently serves more than 3.78 million registrants (users) and has almost 60,000 paid members across thirteen distinct online dating communities. Revenues are generated from a monthly membership fee—approximately $20 per month per community—which allows users to obtain complete access to the individual community. Some of Cherish's websites also display adult content, and encourage the exploration of alternative lifestyles, in addition to providing dating and relationship services. Www.eroticy.com and www.swappernet.com are two of such alternative lifestyle websites.

Basis of Presentation

        The consolidated statements include the accounts of the Company and its subsidiaries. All inter-company accounts and transactions have been eliminated in consolidation.

Reclassification

        For comparability, the 2003 financial statements reflect reclassifications where appropriate to conform to the financial statement presentation used in 2004.

Use of Estimates

        The preparation of financial statements in accordance with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of net revenue and expenses in the reporting period. The Company regularly evaluates estimates and assumptions related to allowances for doubtful accounts, goodwill and purchased intangible asset valuations and deferred income tax asset valuation allowances. The Company bases its estimates and assumptions on current facts, historical experience and on various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from management's estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

Revenue Recognition

Websourced, Inc.

Search Engine Enhancement Services

        The Company recognizes revenues in the period that they are deemed to be earned and collectible under the accrual method of accounting using the proportional performance model. In the proportional performance model revenue is recognized using the pattern in which obligations to the customer are fulfilled over the term of the contract.

Pay Per Click Management Fees

        The Company recognizes revenue on pay per click management services in the month the services are performed.

Unbilled Revenue

        The Company enters into contracts with customers, and gives those customers two payment options. The customer can make one payment in advance of services, or installment over four, six, twelve or twenty-four month periods. The Company recognizes revenue, however, in the periods that it performs the work related to the contract as follows:

  •
  If payment is received when a contract is signed, the Company records the receipt of the payments along with an offsetting liability recorded as deferred revenue for the entire amount of the contract. Each month, revenue is recognized as obligations to the customer are fulfilled by debiting deferred revenue and crediting revenue.

  •
  If a customer elects to pay in installments, the total amount of the contract is recorded as a debit to installment contracts receivable and a credit to deferred revenue. The Company then debits accounts receivable when an invoice is sent and credits contracts receivable. Each month, revenue is recognized as obligations to the customer are fulfilled by debiting deferred revenue and crediting revenue. For financial statement purposes, contracts receivable is netted with deferred revenue for these contracts and the amount is listed under "unbilled revenue" on our balance sheet. The pattern in which costs are incurred approximates obligations being fulfilled. Therefore, revenue is recognized more quickly than the customer is billed and there will always be an unbilled revenue amount until the installment contract expires.

Cherish, Inc.

        The Company's Cherish, Inc. subsidiary recognizes income on monthly and multi- monthly subscription contracts on a straight line basis over the term of the contract.

Allowance For Doubtful Accounts

        The Company evaluates the collectibility of accounts receivable based on a combination of factors. The Company recognizes allowances for doubtful accounts based on the length of time the receivables are past due, the current business environment and the Company's historical experience. Receivables are considered past due after 60 days.

Cash and Cash Equivalents

        Cash and cash equivalents consist of cash and short-term investments with original maturities of 90 days or less. The Company's cash deposits exceeded FDIC-insured limits on December 31, 2004 by $16,546,742 at various financial institutions. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash.

Fair Value of Financial Instruments

        The fair value of certain of our financial instruments, including cash and cash equivalents, receivables, prepaid expenses and other current assets, accounts payable and other accrued liabilities, approximate their carrying amounts because of the short-term maturity of these instruments.

Concentration of Credit Risk

        Financial instruments that potentially expose us to concentrations of risk consist primarily of cash and cash equivalents and accounts receivable, which are generally not collateralized. Our policy is to place our cash and cash equivalents with high credit quality financial institutions in order to limit the amount of credit exposure. We do not require collateral from our customers, but our credit extension and collection policies include monitoring payments and aggressively pursuing delinquent accounts. We maintain allowances for potential credit losses.

Impairment of Long-Lived Assets

        We assess potential impairment to long-lived assets and certain identifiable intangible assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted net cash flows that are expected to be generated by an asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Property and Equipment

        Property and equipment are carried at cost less accumulated depreciation. Depreciation and amortization are expensed using the straight-line method over each asset's estimated remaining useful life, ranging from four to seven years. Depreciation of leasehold improvements is computed using the shorter of the lease term or the economic life using the straight line method. The carrying value of property and equipment at December 31, 2004 was:

Furniture & Fixtures	$410,830
Equipment	597,520
Software	392,893
Leasehold Improvements	133,249
Subtotal	$1,534,492
Accumulated Depreciation	227,094
Net Property & Equipment	$1,307,398

Goodwill and Purchased Intangible Assets

        Goodwill is recorded as the difference, if any, between the aggregate consideration paid for an acquisition and the fair value of the net tangible and intangible assets acquired. In accordance with SFAS No. 142, Goodwill and Other Intangible Assets ("SFAS 142"), the Company tests goodwill for impairment at the reporting unit level (operating segment or one level below an operating segment) on an annual basis in the fourth quarter or more frequently if the Company believes indicators of impairment exist. The performance of the test involves a two-step process. The first step of the impairment test involves comparing the fair values of the applicable reporting units with their aggregate carrying value, including goodwill. The Company generally determines the fair value of its reporting units using the income approach methodology of valuation that includes the discounted cash flow method as well as other generally accepted valuation methodologies. If the carrying amount of a reporting unit exceeds the reporting unit's fair value, the Company performs the second step of the goodwill impairment test to determine the amount of impairment loss. The second step of the goodwill impairment test involves comparing the implied fair value of the affected reporting unit's goodwill with the carrying value of that goodwill.

        We amortize our identifiable intangible assets, which result from our acquisitions accounted for under the purchase method of accounting, using the straight-line method over their estimated useful lives.

Stock-Based Compensation

        The Company has granted incentive stock options to employees and non-qualified stock options to employees, non-employee members of the board of directors and other persons not employed by the Company or its subsidiaries. The Company currently has no formal plan and no authorized shares. The vesting periods range from immediate to a period of three years. The maximum term of the various outstanding options is ten years. The Company accounts for stock-based awards granted to employees in accordance with Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25") and related interpretations, and has adopted the disclosure-only alternative of SFAS No. 123, Accounting for Stock-Based Compensation ("SFAS 123") and SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure.

        In accordance with APB 25, stock-based compensation expense is not recorded in connection with stock options granted with exercise prices equal to or greater than the fair market value of the Company's common stock on the date of grant, unless certain modifications are subsequently made. No compensation expense was recorded under the Company's option arrangements with employees in 2004 and 2003. Compensation expense was recorded in 2003 for 3,200,000 shares issued to an officer, valued at $320,000.

        In accordance with the requirements of the disclosure-only alternative of SFAS 123, set forth below are the assumptions used and a pro forma illustration of the effect on net income (loss) and net income (loss) per share computed as if the Company had valued stock-based awards to employees using the Black-Scholes option pricing model instead of applying the guidelines provided by APB 25.

	2004		2003
	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price
Outstanding at beginning of year	4,138,026	$0.23	1,690,519	$0.22
Granted	501,256	$3.36	2,447,507	$0.24
Forfeited	(9,230)	$0.75	—	—
Exercised	(98,912)	$0.31	—	—
Outstanding at end of year	4,531,140	$0.78	4,138,026	$0.23

        The weighted average grant date fair value of options granted during 2004 and 2003 was $0.54 and $0.04, respectively.

        The following table summarizes information about stock options outstanding at December 31, 2004.

Options Outstanding
Range of Exercise Prices	Options Outstanding	Weighted Average remaining contractual life	Weighted Average Exercise Price
$0.10-$0.99	3,660,661	7.5	$0.15
$1.00-$2.49	417,489	4.7	$1.65
$2.50-$3.79	86,225	4.7	$2.87
$3.80-$6.00	366,765	6.4	$5.50
	4,531,140	6.9	$0.77

        The following table compares the options exercisable on December 31, 2004 and 2003.

Options Exercisable
Range of Exercise Prices	Options Exercisable	Weighted Average Exercise Price
$0.10-$0.99	3,660,661	$0.16
$1.00-$2.49	54,293	$2.00
$2.50-$3.79	0
$3.80-$6.00	75,000	$4.12
Total 2004 Options Exercisable	3,789,954	$0.27
Total 2003 Options Exercisable	3,622,731	$0.18

        The per share fair values of stock awards granted in connection with stock incentive plans and rights granted in connection with the employee stock purchase plan have been estimated with the following weighted average assumptions:

	2004	2003
Expected Life(in years)	2.9	2.9
Volatility	0.61	0.61
Risk Free Interest Rate	3.33%	3.33%
Dividend Yield	0.00%	0.00%

        The following table compares net income and earnings per share as reported to the pro forma amounts that would be reported had compensation expense been recognized for our stock-based compensation plans on a fair value basis for the years ended December 31, 2004 and 2003:

	2004	2003
Net Income, as reported	$2,939,966	$319,567
Deduct: Stock-based employee compensation expense determined under fair value based method for all awards, net of tax	(79,136)	(75,641)
Pro forma net income	$2,860,830	$243,926
Earnings per share, as reported:
Basic	$0.12	$0.02
Fully Diluted	$0.10	$0.01
Pro forma earnings per share:
Basic	$0.12	$0.01
Fully Diluted	$0.09	$0.01

For purposes of this illustration, the value of each stock award has been estimated as of the date of grant using the Black-Scholes model, which was developed for use in estimating the value of traded options that have no vesting restrictions and that are freely transferable. The Black-Scholes model considers, among other factors, the expected life of the option and the expected volatility of the Company's stock price. Because it does not consider other factors important to stock-based awards, such as continued employment and periodic vesting requirements and limited transferability, the fair value generated by the Black-Scholes option pricing model may not be indicative of the actual fair value of the Company's stock-based awards. For pro forma illustration purposes, the Black-Scholes value of the Company's stock-based awards is assumed to be amortized on a straight-line basis over their respective vesting periods.

Income Taxes

        The Company utilizes the liability method of accounting for income taxes as set forth in SFAS No. 109, Accounting for Income Taxes ("SFAS 109"). Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax bases of assets and liabilities. A valuation allowance is recorded when it is more likely than not that some of the deferred tax assets will not be realized.

Contingent Consideration

        In connection with certain of the Company's acquisitions, if certain future internal performance goals are later satisfied, the aggregate consideration for the respective acquisition will be increased. As of December 31, 2004, all additional consideration, if earned, will be paid in the form of cash. Any additional consideration paid will be allocated to goodwill and stock-based compensation expense. The measurement, recognition and allocation of contingent consideration are accounted for using the following principles:

Measurement and Recognition

        In accordance with SFAS No. 141, Business Combinations ("SFAS 141") contingent consideration is recorded when a contingency is satisfied and additional consideration is issued or becomes issuable.

The Company records the additional consideration issued or issuable in connection with the relevant acquisition when a specified internal performance goal is met.

Amount Allocated to Goodwill

        In accordance with EITF Issue No. 95-8, Accounting for Contingent Consideration Paid to the Shareholders of an Acquired Enterprise in a Purchase Business Combination ("EITF 95-8") and FIN 44, the portion of additional consideration issuable to holders of unrestricted (i.e., not subject to risk of forfeiture) common stock and fully vested options as of the acquisition date is recorded as additional purchase price, as the consideration is unrelated to continuing employment with the Company. Such portion is allocated to goodwill.

Amount Allocated to Stock-Based Compensation Expense

        In accordance with EITF 95-8, the value associated with additional consideration related to stock or options that vest between the acquisition date and the date at which the contingency is satisfied is recorded as an immediate charge to stock-based compensation expense at the time of vesting because the consideration is related to continuing employment with the Company.

Litigation and Settlement Costs

        From time to time, the Company is involved in disputes, litigation and other legal actions. In accordance with SFAS 5, the Company records a charge equal to at least the minimum estimated liability for a loss contingency when both of the following conditions are met: (i) information available prior to issuance of the financial statements indicates that it is probable that an asset had been impaired or a liability had been incurred at the date of the financial statements and (ii) the range of loss can be reasonably estimated.

Net Income (Loss) Per Share

        Net income per share (basic) is calculated by dividing net income by the weighted average number of shares of common stock outstanding during the year. Net income per share (diluted) is calculated by adjusting outstanding shares, assuming any dilutive effects of options and warrants using the treasury stock method.

        The following reconciles the denominators of basic and fully diluted earnings per share:

	2004	2003
Denominator—Shares
Basic weighted-average shares	24,332,967	18,684,269
Effect of dilutive securities	5,931,337	3,875,702
Fully Diluted weighted-average shares	30,264,304	22,559,971

Advertising Expense

        Advertising costs are expensed in the period incurred.

Stockholders Equity Adjustment

        At the time the Company purchased the assets of WorldMall.com in 2001, the number of shares issued as compensation for brokering the deal was originally recorded at 250,000. The actual fee paid in shares ended up being 349,984. At the time of the acquisition these additional shares were valued at $.30 per share or $30,000. These financial statements include the additional 99,984 shares that were issued.

Impact of New Accounting Standards Recent Accounting Pronouncements

        SFAS No. 123 (Revised 2004), Share-Based Payment, issued in December 2004, is a revision of FASB Statement 123, Accounting for Stock-Based Compensation and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. The Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123 (Revised 2004) requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions) with the cost recognized over the period during which an employee is required to provide service in exchange for the award. This statement is effective as of the beginning of the first interim or annual reporting period that begins after December 15, 2005 and the Company will adopt the standard in the first quarter of fiscal 2006. The Company has not determined the impact, if any, that this statement will have on its consolidated financial position or results of operations.

        In January 2003, FASB issued Interpretation No.46, Consolidation of Variable Interest Entities (FIN No.46). This interpretation of Accounting Research Bulletin No. 51, Consolidated Financial Statements., provides guidance for identifying a controlling interest in a variable interest entity established by means other than voting interests. FIN No. 46 also requires consolidation of a variable interest entity by an enterprise that holds such a controlling interest. In December 2003, the FASB completed its deliberations regarding the proposed modification to FIN No.46 and issued Interpretation Number 46R, Consolidation of Variable Interest Entities an Interpretation of ARB No.51 (FIN No.46R). The decisions reached included a deferral of the effective date and provisions for additional scope exceptions for certain types of variable interests. Application of FIN No.46R is required in financial statements of public entities that have interests in variable interest entities or potential variable interest entities commonly referred to as special purpose entities for periods ending after December 15, 2003. Application by public entities (other than small business users) for all other types of entities is required in financial statements for periods ending after March 15, 2004. The adoption of FIN No. 46R did not have any impact on our consolidated financial position, results of operations or cash flows.

Notes Receivable—Related Party and Other

        On September 2, 2002, the Company sold 100% of the common stock of Safe Environment Corp. of Indiana to GMP, L.L.C. As part of the sale the Company received a note receivable in the amount of $175,000 that was payable on November 30, 2002. Also, as part of this transaction, the purchaser acknowledged that the Company had contributed $200,000 to an escrow account established in regard to an ongoing construction project in St. Ann, Missouri, and that these funds would be returned to the Company from the escrow account following the completion of the project. The Company also sold its contractual interest in Acadian Builders, LLC to GMP, L.L.C. for a $470,000 note receivable, which was payable quarterly at $35,000 beginning on December 31, 2002. On December 31, 2002, GMP, L.L.C. was in default on both of its notes receivable with the Company. The Company received partial payments on the $175,000 note receivable and its balance at December 31, 2002 was $126,884. The Company had not received any payments related to the $470,000 note receivable and the Company believed that GMP, L.L.C. did not have the resources to meet this obligation and therefore they decided to write off the note receivable in 2002.

        During the course of 2003, the Company received additional partial payments on the $175,000 note receivable and its balance at December 31, 2003 was $68,870. The funds in the escrow account established in regard to the ongoing construction project in St. Ann, Missouri were verified by the Company at year end to satisfy the opinion that the $200,000 receivable which will be satisfied from the proceeds of the escrow account was not impaired. As a result, the notes receivable balance at December 31, 2003 included a total of $268,870 due from GMP, L.L.C. and a $100,000 note receivable from The Voice and Data Group, Inc. for a total balance of $368,870.

        During 2004, the Company also incurred expenses on behalf of GMP, L.L.C. increasing the balance due from GMP, L.L.C. at December 31, 2004 to $280,175. The Company is currently not charging or receiving any interest on these amounts due from GMP, L.L.C. Pursuant to certain agreements including an agreement with John Giura effective August 31, 2004, in which John Giura represents, warrants and guarantees that the Company shall receive $300,000 from an escrow fund established in regard to an ongoing construction project in St. Ann, Missouri. The project is scheduled to be completed in the second quarter of 2005. During 2004, The Voice and Data Group, Inc. defaulted on its $100,000 note receivable and, as a result, the Company wrote off the entire amount.

        We also expect to receive a total of $200,000 in regard to the sale of certain houses being constructed in St. Charles, Missouri, pursuant to various agreements with GMP, L.L.C. and the developer of those houses.

Restricted Cash and Client Prepaid Media Buys

        During 2004, the Company's WebSourced, Inc. subsidiary entered into contracts to perform Pay Per Click (PPC) Management services. Prior to the month of service, the clients are invoiced for their respective estimated PPC spend for the month plus a nominal management fee. The amount of funds that are designated for PPC spend are placed into non-interest bearing escrow accounts allocated to each client for use in paying their respective PPC spend for the month. These funds are listed as Restricted Cash on the balance sheet with the offsetting Client Prepaid Media Buys in the liability section.

        The Company's Cherish subsidiary also has a small amount of restricted cash in an interest bearing escrow account controlled by Cherish's credit card processor. This amounted to $99,208 at December 31, 2004.

Change in Financial Statement Presentation

        In 2004, the Company changed the presentation of its balance sheet. The amounts affected include accounts receivable, installment contracts receivable, unbilled revenue and deferred revenue. This change did not affect the Company's earnings. This change offset the amount of the installment contracts receivable with the deferred revenue associated with the contract to provide a net unbilled revenue amount.

        The following is a summary of the effect of those changes:

	Current Presentation	Prior Presentation
	December 31, 2003
Accounts Receivable	$432,794	$432,794
Unbilled Revenue	1,136,557	0
Installment Contracts Receivable	0	3,474,537
Deferred Revenue	350,570	2,688,550
Net Equity	$1,336,107	$1,336,107

Intangible Assets and Goodwill

        During 2004, the Company entered into two purchase agreements in which it allocated a total of $8,926,182 of the purchase price to intangible assets. The following is a schedule of the Company's intangible assets, by segment and subsidiary, as of December 31, 2004:

	Online Dating—Cherish, Inc.
	Term	Initial Value	Accumulated Amortization	Net Carrying Value
Goodwill		$7,663,360	$0	$7,663,360
Client List	7 Years	260,000	12,381	247,619
Website Code and Development	5 Years	729,114	48,607	680,507
Client Relations	6 Months	45,000	30,000	15,000
Totals		$8,697,474	$90,988	$8,606,486
	Search Engine Optimization—WebSourced, Inc.
	Term	Initial Value	Accumulated Amortization	Net Carrying Value
Web Application Tools	5 Years	$175,000	$17,500	$157,500
	Search Engine Optimization—WebSourced, Inc.
	Term	Initial Value	Accumulated Amortization	Net Carrying Value
Goodwill		$53,708	$0	$53,708
	Company Totals
	Initial Value	Accumulated Amortization	Net Carrying Value
Goodwill	$7,717,068	$0	$7,717,068
Other Intangibles	1,209,114	108,488	1,100,626

        The Company's amortization expense over the next five years is as follows:

2005	$232,966
2006	217,966
2007	217,966
2008	217,966
2009	151,858
Thereafter	61,904
Total	$1,100,626

Extraordinary Event—Settlement with Statewide Insurance Company

        The Company entered into a Settlement Agreement (the "Settlement Agreement") dated November 4, 2003, with Statewide Insurance Company ("Statewide") in regard to the lawsuit entitled Statewide Insurance Company, Plaintiff, vs. ACS Construction Services, LLC, CGI Holding Corporation, Barry Ash, and Sheri Ash, Case No. 03CC-003006 S CV, in the Circuit Court of St. Louis County, Missouri.

        Statewide Insurance Company ("Statewide") sued the Company, ACS Construction Services, LLC ("ACS"), Barry Ash, and Sheri Ash (collectively, the "Defendants"), for $2,200,000 in connection with the construction of a Comfort Inn & Suites located in O'Fallon, Missouri (the "Project"). In the lawsuit, Statewide claims among other things: that Statewide issued a Payment Bond and a Performance Bond in the amount of $2,681,111, pursuant to which Statewide was the surety, ACS was the principal, and RAMA, L.L.C. ("RAMA") was the obligee; that in order to induce the issuance of such Payment Bond and Performance Bond, the Defendants each executed and delivered to Statewide a General

Agreement of Indemnity; that RAMA terminated ACS from the Contract for Construction with respect to the Project, and made a demand upon Statewide to fulfill its obligations under such Performance Bond. The Company was originally named as a defendant in this suit in August of 2003. Under the Settlement Agreement with Statewide Insurance Company, the Company was required to pay $100,000 per quarter for twelve quarters beginning in the fourth quarter of 2003, plus 25% of the its "working capital" as defined in the Settlement Agreement, until the settlement amount was paid in full; provided that if the full amount was paid on or prior to April 30, 2004, then the Company's aggregate remaining payments to Statewide would be reduced by $200,000. The Company imputed interest at a rate of 4.00% for financial reporting purposes to the amounts due resulting in an extraordinary loss on a pre-tax basis of $1,125,508 in the fourth quarter of 2003. The Company paid this obligation in full in the first quarter of 2004.

        Mr. Giura, a former officer of the Company, has agreed to indemnify the Company from any further losses associated with this or any related matter.

        According to APB 30, paragraph 20(a) the Company believes this transaction is unusual in nature as it possesses a high degree of abnormality and is of a type clearly unrelated to, or only incidentally related to, the ordinary and typical activities of the Company, taking into account the environment in which the Company operates. The Company also believes that the underlying event is not reasonably expected to recur in the foreseeable future as the environment in which the Company operates is not conducive to this type of event. According to APB 30, paragraph 21, "the environment in which an entity operates is a primary consideration in determining whether an underlying event or transaction is abnormal and significantly different from the ordinary and typical activities of the entity."

Advertising Costs

        Advertising costs are expensed when incurred, and were $1,034,263 in 2004 and $222,086 in 2003.

Treasury Stock

        The Company has 2,500,000 shares of stock in its treasury at a combined total cost of $540,000. The cost method was used in recording the purchase of the treasury stock.

Notes Payable

        The following table summarizes the Company's notes payable balance as of December 31, 2004 and 2003:

	Due Date	Interest Rate	2004	2003
Audrey Love	10/30/02	8.25	$0	$70,000
Paul Doll	6/1/02	10.00	0	28,000
CIB Bank	11/2/03	13 + 1 mezzanine fee	0	98,750
High Falls Development	8/2005	11.50	0	81,830
Statewide Insurance Company	10/06	4.00	0	1,023,563
WebCapades Former Owners	08/06	4.00	965,839	0
Total Notes Payable			$965,839	$1,302,143
Notes Payable — Related Party
Roberti Jacobs Family Trust	Demand	18.00	$0	$200,000
Roberti Jacobs Family Trust	Demand	13.00	0	250,000
Roberti Jacobs Family Trust	Demand	13.00	0	170,000
Roberti Jacobs Family Trust	6/30/04	15.00	0	90,000
Total Notes Payable- Related Party			$0	$710,000

        The Roberti Jacobs Family Trust is controlled by a family member of one of the Company's officers.

        Principal payments on the notes issued to the former owners of WebCapades for the next five years are as follows:

2005	$571,773
2006	394,066
Totals	$965,839

        The following table summarizes the long-term liabilities at December 31, 2004 and 2003:

	2004	2003
Notes Payable	$394,066	$697,064
Deferred Income Taxes	376,336	0
Deferred Rent	202,597	0
Deposits	1,298	0
Totals	$974,297	$697,064

Significant Equity Transactions

        On March 9, 2004, we completed a private placement of common stock. We sold a total of 1,718,750 shares of our common stock to a group of accredited investors at a price of $1.60 per share, resulting in gross proceeds of $2.75 million. No fees or warrants were paid or issued by us.

        On August 19, 2004 we completed a private placement of 2,049,813 shares of our common stock at a price of $2.05 per share, to a group of accredited investors resulting in gross proceeds of $4,202,104. We also granted the purchasers warrants to purchase 512,457 shares of our common stock at an exercise price of $2.05 per share. In addition, the Company issued 130,000 shares of its common stock valued at $266,500 for services in connection with this placement.

        On December 6, 2004, we completed an offering of $4.3 million units at $3.50 per unit, with each unit comprised of one share of common stock, par value $0.001 per share and one warrant to purchase 0.55 share of common stock resulting in gross proceeds of $15,050,000. Potential shares issuable under the warrants are 2,365,000. Such warrants have a term of three years. In addition, the Company issued 161,429 warrants for the purchase of the Company's common stock with an exercise price of $4.12 per share and a term of three years.

        In addition to options issued in accordance with acquisitions and other transactions, 153,656 were issued to employees throughout the year.

        See Acquisitions for additional equity transaction disclosures.

Leasing Commitments

        On August 30, 2004, the Company moved its headquarters to 100 N. Waukegan Road, Suite 100, Lake Bluff, Illinois 60044. The Company signed a one-year office lease for 840 square feet of space at a base rent of $1,260 per month. Due to a fire that damaged the office building in Lake Bluff, in March 2005 the Company moved our headquarters to 5 Revere Drive, Suite 510, Northbrook, Illinois 60062. The Company subleases this space pursuant to an oral month-to-month sublease.

        WebSourced, Inc. rents space in Morrisville, North Carolina. Websourced entered into a lease agreement with Duke Realty Limited Partnership for office space located at 300 Perimeter Park Drive, Morrisville, North Carolina. The rentable area of space is approximately 30,970 square feet. The lease commencement date was March 1, 2004 and extends through February 28, 2014.

        WebSourced, Inc. also rents space in Morrisville, North Carolina for $13,980 per month. This lease is for the Company's previous location and the lease expires February 01, 2006. Websourced, Inc.'s deposit on its office space of $90,875 is being used to reduce its yearly rental payments. On

February 1st of each year, Websourced, Inc. receives a credit of $20,000 toward its rental payments until the end of the lease on February 1, 2006, at which time the remaining deposit of $20,000 will be refunded. The Company vacated this space in March of 2004. The Company is legally permitted to sublet this space for the current monthly rental payment but has chosen not to at this time.

        Cherish, Inc. currently has two separate operating leases for office space in Clearwater, Florida. The Company's primary lease expires on June 30, 2005 while the second lease expires December 31, 2006.

        Rent expense was $447,670 and $177,520 for the years ended December 31, 2004 and 2003 respectively.

        Minimum lease payments under these leases for the next five years are:

2005	$462,919
2006	300,981
2007	252,715
2008	260,148
2009	268,097
Thereafter	1,205,352
Total	$2,750,212

        During 2004, Cherish, Inc. subleased a portion of its space to its internet provider, Ozona Online Network, Inc. (see subsequent events)

Deferred Income Taxes

        Deferred income taxes are the result of timing differences between book and tax depreciation and book and tax amortization of goodwill, allowance for doubtful accounts and net operating loss carry-forwards.

        The following is a schedule of the deferred tax assets and liabilities at December 31, 2004 and 2003:

	2004	2003
Deferred Tax Assets
Net Operating Loss Carry-forwards	$0	$1,169,854
Intangible Assets	685,119	625,254
Deferred Rent	78,109	0
Allowance for Doubtful Accounts	85,238	39,503
Total	$848,466	$1,834,611
Deferred Tax Liabilities
Depreciation	$129,670	$0
Intangibles	351,786	0
Total	$481,456	$0

        At December 31, 2003, the Company had a net operating loss carry-forward in the amount of $3,497,712. Under the Internal Revenue Code of 1986, as amended, these losses can be carried forward twenty years. The Company utilized the total available loss carry-forward in 2004.

Warrants

        As of December 31, 2004, the Company has outstanding warrants for the potential issuance of 5,623,429 shares of common stock. These warrants were primarily issued in connection with private placements and debt issuances(see significant equity transactions). Warrants issued in 2004 are primarily exercisable in 2-3 years. Warrants issued in prior years are primarily exercisable for a ten year period ending in the year 2010 through 2013. Exercise price ranges from $0.001 to $4.50. The weighted average grant date fair value of warrants issued during 2004 and 2003 was $0.56 and $0.03, respectively.

Provision for Income Taxes

        The provision for income taxes consists of the following:

	2004	2003
Current Tax Provision	$670,564	$67,894
Deferred Tax Provision	1,115,669	(725,733)
Total Tax Provision	$1,786,233	$(657,839)

        The provision for income taxes was allocated as follows:

	2004	2003
Allocated to Continuing Operations
Current Tax Expense	$670,564	$67,894
Deferred Tax Expense	1,115,669	(343,060)
Total Allocated to Continuing Operations	$1,786,233	$(275,166)
Allocated to Extraordinary Event
Current Tax Expense	$0	$0
Deferred Tax Expense	0	(382,673)
Total Allocated to Extraordinary Event	$0	$(382,673)
Total Tax Provision	$1,786,233	$(657,839)

        The reconciliation between the U.S federal statutory income tax rate of 35% and our effective tax rate is shown below for calendar years 2004 and 2003:

	2004	2003
Income Tax Provision at U.S federal statutory rates	$1,654,170	$(118,395)
State income taxes	340,369	67,894
Decrease in valuation allowance	0	(601,251)
Other	(208,306)	(6,087)
Recorded income tax provision	$1,786,233	$(657,839)

Acquisitions

        On August 19, 2004, the Company acquired 100 percent of the outstanding common shares of WebCapades, Inc. The results of WebCapades operations have been included in the consolidated financial statements since that date.

        WebCapades, Inc. was formed in 1998 and its primary focus is to provide online dating and matchmaking services tailored to specific interests. The Company is located in Clearwater, Florida and operates websites that have been ranked as some of the most popular in the world, including www.eroticy.com. The Company's primary reasons for the acquisition were to expand its market share in the relevant online dating market, reduce the time required to develop new technologies and bring them to market, incorporate enhanced functionality into its existing websites, and to enhance its technological capabilities.

        The aggregate purchase price was $8,709,198, comprised of $3,543,373, notes payable of $1,151,413, common stock valued at $4,000,000 and options valued at $14,412. The number of shares issued was determined based on the closing market price on the day preceding the consummation of the acquisition.

        The purchase price increased in the fourth quarter to account for additional professional fees relating to the acquisition of $43,373 and the valuation of options at $14,412. The purchase price allocation also was amended to account for an additional $262,859 of liabilities related to deferred revenue.

        The amount of purchase price allocated to goodwill was $7,663,360 of which none will be deductible for tax purposes. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition.

At August 19, 2004
Current Assets	$966,530
Property and Equipment	212,844
Intangible Assets	1,034,114
Goodwill	7,663,360
Total Assets Acquired	$9,876,848
Liabilities	1,167,650
Net Assets Acquired	$8,709,198

Accounting for Contingent Consideration

        In connection with its acquisition of WebCapades, Inc., the merger consideration may be increased as the former stockholders are entitled to earn a payment in cash contingent upon satisfaction of certain future internal performance goals set forth in the definitive merger agreement. The total amount of future consideration available to the stockholders is $500,000 and if paid will be treated as additional purchase price and allocated to goodwill.

        In addition, the former shareholders were granted 100,000 options which when vested will be charged to stock based compensation expense(see stock based compensation).

Pro Forma Financial Information

        The pro forma results are not indicative of the results of operations had the acquisition taken place at the beginning of the year (or future results of the combined companies).

        These pro forma statements of operations include the activities of WebCapades, Inc. for the periods ended December 31, 2003 and the pre-merger activity from January 1, 2004 through the date of the merger on August 19, 2004.

Pro Forma Statement of Operations

Twelve Months Ended December 31, 2004

	CGI	WebCapades	Pro Forma Adjustments	Total
Net Revenue	$21,473,565	$4,264,607		$25,738,172
Cost of Revenue	4,057,843	951,625		5,009,468
Gross Profit	$17,415,722	$3,312,982		$20,728,704
Operating Expenses	12,691,946	1,264,520	(A)163,474	14,119,940
Income From Operations	$4,723,776	$2,048,462		$6,608,764
Other Income (Expense)	2,423	10,978		13,401
Income Before Income Taxes	$4,726,199	$2,059,440		$6,622,165
Provision for Income Taxes	1,786,233	0	(B)719,386	2,505,619
Net Income	$2,939,966	$2,059,440		$4,116,546
Net Income per Share
Basic	$0.12			$0.15
Fully Diluted	$0.10			$0.13
Weighted Average Shares—Basic	24,332,967			26,835,063
Weighted Average Shares—Fully Diluted	30,264,967			32,767,063

Pro Forma Statement of Operations

Twelve Months Ended December 31, 2003

	CGI	WebCapades	Pro Forma Adjustments	Total
Net Revenue	$7,095,101	$4,296,951		$11,392,052
Cost of Revenue	934,812	871,548		1,806,360
Gross Profit	$6,160,289	$3,425,403		$9,585,692
Operating Expenses	5,276,828	1,659,506	(A)227,966	7,164,300
Income From Operations	$883,461	$1,765,897		$2,421,392
Other Income (Expense)	(96,225)	15,804		(80,421)
Income Before Income Taxes	$787,236	$1,781,701		$2,340,971
Provision for Income Taxes	(275,166)	0	(B)584,670	309,504
Income before Extraordinary Item	$1,062,402	$1,781,701		$2,031,467
Extraordinary Item (Net of Taxes)	(742,835)	0		(742,835)
Net Income	$319,567	$1,781,701		$1,288,632
Income per Share Before Extraordinary Item
Basic	$0.06			$0.09
Fully Diluted	$0.05			$0.08
Income per Share from Extraordinary Item
Basic	$(0.04)			$(0.03)
Fully Diluted	$(0.03)			$(0.03)
Income per Share
Basic	$0.02			$0.06
Fully Diluted	$0.01			$0.05
Weighted Average Shares—Basic	18,684,269			22,638,844
Weighted Average Shares—Fully Diluted	22,559,971			26,514,546

Note A—Intangible Asset Amortization

        This adjustment reflects the amount of amortization that would have been recognized from the acquired intangible assets during the period reflected.

Note B—Income Tax Adjustment

        This adjustment reflects the estimated combined income tax effect that would have been recognized using applicable state and federal tax rates in effect during the periods presented.

Segment Analysis

        The Company's operations are divided into operating segments using individual products or services or groups of related products and services. Each segment has separate management that reports to a person that makes decisions about performance assessment and resource allocation for all segments. The Company had two operating segments at the end of 2004, search engine enhancement and online dating. The Company evaluates the performance of each segment using pre-tax income or loss from continuing operations. There are no sales transactions between segments.

        Listed below is a presentation of sales, operating profit and total assets for all reportable segments. The "other" category consists of assets that the Company owns that are not otherwise allocated to a particular segment.

NET SALES BY INDUSTRY SEGMENT

	2004		2003
	Amount	Percent	Amount	Percent
Search engine enhancement	$19,075,992	88.83	$7,095,101	100.00
Online Dating	2,397,573	11.17	0	0.00
Other	0	0.00	0	0.00
Total	$21,473,565	100.00	$7,095,101	100.00

PRE TAX PROFIT

	2004	2003
Search engine enhancement	$4,575,060	$1,379,217
Online Dating	528,087	0
Other	(376,948)	(591,981)
Total	$4,726,199	$787,236

TOTAL ASSETS BY SEGMENT

	2004		2003
	Amount	Percent	Amount	Percent
Search engine enhancement	$8,835,680	25.89	$2,006,530	47.56
Online Dating	10,489,936	30.73	0	0.00
Other	14,807,676	43.38	2,212,785	52.44
Total	$34,133,292	100.00	$4,219,315	100.00

  Subsequent Events

        On January 14, 2005, the Company completed its acquisition of the MarketSmart Companies, Raleigh, North Carolina. The MarketSmart Companies provide advertising, public relations, marketing, branding and shopping evaluation services. The Company acquired 100% of the voting stock of the MarketSmart Companies through a merger. As a result of the merger, the MarketSmart shareholders received an aggregate of $3 million in cash and one million shares of the Company's common stock. In addition, the MarketSmart shareholders may receive an aggregate of up to $100,000 based on the pre-tax earnings of the MarketSmart Companies for the first four full calendar quarters following the closing. In addition, the Company issued options to purchase an aggregate of 260,000 shares of its common stock to the MarketSmart shareholders and the employees of the MarketSmart Companies.

        On February 21, 2005, the Company completed its acquisition of Personals Plus, Inc. (PPI), Apollo Beach, Florida, by acquiring 100 percent of the voting stock. PPI is in the business of owning and operating online dating and relationship websites, including www.swappernet.com. Immediately following the merger, the Company contributed all of the stock of the PPI to its Cherish, Inc. subsidiary. As consideration for the merger, the shareholder of PPI received $2,262,500 in cash and 426,244 shares of Company common stock, valued at $2,262,500. In addition, the Company issued to the shareholder of PPI options to purchase an aggregate of 60,000 shares of Company common stock at $5.30 per share. Further, the shareholder of PPI may receive an aggregate earnout payment of up to $450,000 based on the pre-tax earnings of PPI for the first eight full calendar quarters following the closing.

        On February 21, 2005, the Company completed its acquisition of Ozona Online Network, Inc., ("Ozline"), Clearwater, Florida, by acquiring 100 percent of the voting stock. Ozline is in the business of providing online services including web design, custom web-based applications, database systems, managed and shared hosting solutions, e-commerce and high-speed business Internet access.    As consideration for the merger, the shareholders of Ozline received an aggregate of $300,000 in cash and 75,538 shares of Company common stock valued at $400,000. In addition, the Company issued options to purchase an aggregate of 60,000 shares of Company common stock at $5.30 per share. Further, the shareholders of Ozline may receive an aggregate earnout payment of up to $200,000 based on the pre-tax earnings of Ozline for the first eight full calendar quarters following the closing. Upon acquiring Ozona Online Network, Inc. during the first quarter of 2005 the Company's Cherish division no longer receives payments under their lease agreement.

        On March 11, 2005 the Company completed its acquisition of KowaBunga! Marketing, Inc. ("Kowabunga!") by acquiring 100 percent of the voting stock, for an aggregate of $500,000 cash and 127,818 shares of the Company's common stock valued at $750,000. KowaBunga! is in the business of producing and selling software services related to the marketing of products and services of its customers over the Internet.

        On March 20, 2005 the Company acquired the assets of Smart Interactive, L.L.C., Manchester, United Kingdom, a search engine optimization company.

        The Company is in the process of valuing certain intangible assets related to the above acquisitions and thus the allocations of the purchase prices have not been completed.

        The Company has entered into a letter of intent to merge, through a wholly-owned subsidiary, with privately-held PrimaryAds Inc. ("PrimaryAds"). Located in North Plainfield, New Jersey, PrimaryAds is a leading provider of affiliate marketing services that connects website publishers with online advertisers. The Company intends to acquire all of the stock of PrimaryAds in exchange for $10 million in cash. The shareholders of PrimaryAds can also earn up to $3 million in additional cash and up to $13 million of common stock of the Company, contingent upon the aggregate pre-tax income of PrimaryAds during the first twelve full calendar quarters following the closing of the merger achieving levels ranging from $6.5 million to $20 million. The Company also plans to issue to stockholders and employees of PrimaryAds options to purchase an undisclosed number of shares of common stock of the Company. The closing of the proposed transaction is subject to the satisfaction of a number of conditions.

        On December 23, 2004, the Company entered into an agreement to acquire Meandaur, Inc. d/b/a Proceed Interactive. Meandaur is engaged in the business of search engine optimization and website marketing. Under the agreement the Company would acquire Meandaur through a merger in which the Company would issue up to 1,333,333 shares of the Company's common stock. One-half of these shares would be subject to certain earn-out provisions and would be delivered over a four year period based on the acquired company's performance. The Company would also issue warrants to purchase an aggregate of 350,000 shares of its common stock to certain shareholders and employees of Meandaur. The merger is subject to a number of conditions including the Company's receipt of audited financial statements for the years ended December 31, 2003 and 2004 and for the six months ended June 30, 2005 for Meandaur which are satisfactory to the Company. The original agreement was amended to extend the date that either party can terminate the agreement if the merger is not completed on or before August 15, 2005.

 CGI HOLDING CORPORATION

CONSOLIDATED BALANCE SHEET

MARCH 31, 2005 AND DECEMBER 31, 2004

	March 31, 2005	December 31, 2004
Assets
Current Assets
Cash and Cash Equivalents	$10,664,207	$17,160,520
Restricted Cash	605,002	427,153
Accounts Receivable	3,647,973	1,975,356
Unbilled Revenue	3,646,931	2,659,303
Allowance for Doubtful Accounts	(282,751)	(220,710)
Notes Receivable—Related Party	280,175	280,175
Other Notes Receivable	0	0
Deferred Tax Asset	147,840	147,840
Prepaid Expenses and Other Current Assets	1,132,114	626,805

Total Current Assets	$19,841,491	$23,056,442
Property and Equipment, net	1,769,604	1,307,398

Other Assets
Deferred Tax Asset	$724,586	$700,626
Goodwill	17,076,173	7,717,068
Intangible Assets	5,689,760	1,100,626
Other Assets	369,759	251,132

Total Other Assets	$23,860,278	$9,769,452

Total Assets	$45,471,373	$34,133,292

Liabilities and Shareholders' Equity
Current Liabilities
Current Portion of Long-Term Debt	$666,509	$571,773
Accounts Payable	1,303,065	706,467
Accrued Income Taxes	788,837	547,104
Deferred Revenue	1,885,523	933,370
Client Prepaid Media Buys	529,935	554,562
Accrued Expenses and Other Current Liabilities	1,138,399	556,545

Total Current Liabilities	$6,312,268	$3,869,821
Long-Term Liabilities	2,202,306	974,297

Shareholders' Equity
Preferred Stock, $.001 par value:
Authorized Shares—5,000,000—none issued or outstanding	$0	$0
Common Stock, $.001 par value:
Authorized Shares—100,000,000
Issued Shares—35,823,006 in 2005 and 33,984,023 in 2003
Outstanding Shares—33,323,006 in 2005 and 31,484,023 in 2004	35,823	33,984
Additional Paid in Capital	37,444,462	30,658,266
Accumulated Deficit	16,514	(863,076)
Treasury Stock	(540,000)	(540,000)

Total Shareholders' Equity	$36,956,799	$29,289,174

Total Liabilities and Shareholders' Equity	$45,471,373	$34,133,292

 CGI HOLDING CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 2005 AND 2004

	2005	2004
Net Revenue	$10,179,156	$3,825,431
Cost of Revenue	3,226,144	578,843

Gross Profit	$6,953,012	$3,246,588
Operating Expenses
Selling, General and Administrative	5,393,408	2,346,923
Amortization of Purchased Intangibles	178,346	0

Income from Operations	$1,381,258	$899,665
Other Income(Expenses)
Interest Income	54,650	0
Interest Expense	(11,088)	(28,100)
Other Income(Expense)	0	87,905

Income before Income Taxes	$1,424,820	$959,469
Provision for Income Taxes	545,230	320,778

Net Income	$879,590	$638,691

Net Income Per Share
Basic	$0.03	$0.03
Fully Diluted	$0.02	$0.02
Weighted Average Shares(Basic)	32,672,371	21,209,749
Weighted Average Shares(Fully Diluted)	39,390,940	26,886,223

 CGI HOLDING CORPORATION

CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

	Common Stock
			Additional Paid In Capital	Accumulated Deficit	Treasury Stock	Total Shareholders' Equity
	Shares	Amount
Balance at January 1, 2004	20,889,458	$23,389	$5,655,760	$(3,803,042)	$(540,000)	$1,336,107
Exercise of Stock Options, Net	366,240	366	61,923			62,289
Sale of Common Stock, Net	8,223,563	8,224	20,665,676			20,673,900
Purchase Transactions, Net	2,004,762	2,005	4,274,907			4,276,912
Net Income 2004				2,939,966		2,939,966

Balance at December 31, 2004	31,484,023	$33,984	$30,658,266	$(863,076)	$(540,000)	$29,289,174
Exercise of Stock Options, Net	209,383	209	122,174			122,383
Purchase Transactions, Net	1,629,600	1,630	6,664,022			6,665,652
Net Profit, March 31, 2005				879,590		879,590
Balance at March 31, 2005	33,323,006	35,823	37,444,462	16,514	(540,000)	36,956,799

 CGI HOLDING CORPORATION

CONSOLIDATED STATEMENT OF CASH FLOWS

THREE MONTHS ENDED MARCH 31, 2005 AND 2004

	2005	2004
Operating Activities
Net Profit	$879,590	$638,691
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and Amortization	292,700	5,371
Provision for Doubtful Accounts	366,685	222,558
Deferred Taxes	(88,181)	259,309
Interest Earned on Deposit	0	0
Loss on Deposit	0	25,000
Change in operating assets and liabilities:
Restricted Cash	(99,612)	0
Accounts Receivable	(1,087,048)	(494,196)
Unbilled Revenue	(987,628)	(869,635)
Prepaid Expenses and Other Assets	(510,338)	72,480
Accounts Payable	558,924	(65,721)
Deferred Revenue	202,804	313,270
Other Accrued Liabilities	(31,956)	3,748

Net cash provided by operating activities	$(504,060)	$110,875

Investing Activities
Purchases of property and equipment	$(182,426)	$(254,251)
Cash in Acquisitions, Net	(5,583,193)	0
Other Investing Activities	(20,989)	(6,205)

Net cash used in investing activities	$(5,786,607)	$(260,456)

Financing Activities
Principal Payments Made	$(295,580)	$(2,152,143)
Proceeds from Notes Payable	0	140,000
Net proceeds from issuance of common stock	89,935	2,750,000

Net cash provided by financing activities	$(205,646)	$737,857

Net Cash Change	$(6,496,313)	$588,276
Cash Balance, January 1	17,160,520	303,144

Cash Balance, December 31	$10,664,207	$891,420

Supplemental Information
Interest Paid	$11,088	$28,100
Income Taxes Paid	$391,678	$24,827

        Non Cash Investing and Financing Activities

        On January 14, 2005, the Company purchased the stock of the MarketSmart Companies. $3M of the purchase price was paid utilizing the Company's common stock along with options valued at $150,000. The Company received net intangible assets of $6,439,941 and net tangible liabilities of ($289,941).

        On February 21, 2005, the Company purchased the stock of the Personals Plus, Inc. $2,262,500 of the purchase price was paid utilizing the Company's common stock along with options valued at $67,800. The Company received net intangible assets of $5,247,790 and net tangible liabilities of ($623,906).

        On February 21, 2005, the Company purchased the stock of the Ozona Online Networks, Inc. $400,000 of the purchase price was paid utilizing the Company's common stock along with options valued at $67,800. The Company received net intangible assets of $916,413 and net tangible liabilities of ($130,131).

        On March 11, 2005, the Company purchased the stock of the Kowabunga! Technologies, Inc. $750,000 of the purchase price was paid utilizing the Company's common stock. The Company received net intangible assets of $1,522,440 and net tangible liabilities of ($270,834).

        The accompanying notes to the condensed consolidated financial statements are an integral part of these statements

 CGI HOLDING CORPORATION

FOOTNOTES TO FINANCIAL STATEMENTS

MARCH 31, 2005 AND 2004

Basis of Presentation

        The consolidated statements include the accounts of the Company and its subsidiaries. All inter-company accounts and transactions have been eliminated in consolidation.

        The accompanying condensed consolidated financial statements are unaudited. These financial statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to such SEC rules and regulations: nevertheless, the Company believes that the disclosures are adequate to make the information presented not misleading. These financial statements and the notes hereto should be read in conjunction with the financial statements and notes thereto included in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2004 which was filed March 31, 2005. In the opinion of the Company's management, the condensed consolidated financial statements for the unaudited interim periods presented include all adjustments, including normal recurring adjustments necessary to fairly present the results of such interim periods and the financial position as of the end of said period. The results of operations for the interim period are not necessarily indicative of the results for the full year.

Change in Financial Statement Presentation

        In 2004, the Company changed the presentation of its balance sheet. The amounts affected include accounts receivable, installment contracts receivable, unbilled revenue and deferred revenue. This change did not affect the Company's earnings. This change offset the amount of the installment contracts receivable with the deferred revenue associated with the contract to provide a net unbilled revenue amount.

        The following is a summary of the effect of those changes:

	Current Presentation	Prior Presentation
	March 31, 2004
Accounts Receivable	$720,407	$720,407
Unbilled Revenue	2,006,192	0
Installment Contracts Receivable	0	4,600,482
Deferred Revenue	663,840	3,258,130
Net Equity	$4,724,799	$4,724,799

Reclassification

        For comparability, the 2004 financial statements reflect reclassifications where appropriate to conform to the financial statement presentation used in 2005.

Use of Estimates

        The preparation of financial statements in accordance with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of net revenue and expenses in the reporting period. The Company regularly evaluates estimates and assumptions related to allowances for doubtful accounts, goodwill and purchased intangible asset valuations and deferred income tax asset valuation allowances. The Company bases its estimates and assumptions on current facts, historical experience and on various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from management's estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

Revenue Recognition

Personals Plus, Inc.

        Revenue is recognized on monthly and multi-monthly subscription contracts on a straight-line basis over the term of the contract.

MarketSmart Advertising, Inc.

        Revenue is recognized in the financial statements in the period in which services are performed.

Kowabunga! Marketing, Inc.

        Revenue is recognized the month in which the software is utilized. Customers are invoiced on the first of the month for the monthly services. All overages for the month are billed at the end of the month and are included in the Company's accounts receivable.

Ozona Online Networks, Inc.

        Revenue is recognized in the financial statements in the period in which services are performed.

Property and Equipment

        Property and equipment are carried at cost less accumulated depreciation. Depreciation and amortization are expensed using the straight-line method over each asset's estimated remaining useful life, ranging from four to seven years. Depreciation of leasehold improvements is computed using the shorter of the lease term or the economic life using the straight line method. The carrying value of property and equipment at March 31, 2005 was:

Furniture & Fixtures	$467,985
Equipment	1,018,578
Software	457,924
Leasehold Improvements	166,565

Subtotal	$2,111,052
Accumulated Depreciation	341,448

Net Property & Equipment	$1,769,604

Goodwill and Purchased Intangible Assets

        Goodwill is recorded as the difference, if any, between the aggregate consideration paid for an acquisition and the fair value of the net tangible and intangible assets acquired. In accordance with SFAS No. 142, Goodwill and Other Intangible Assets ("SFAS 142"), the Company tests goodwill for impairment at the reporting unit level (operating segment or one level below an operating segment) on an annual basis in the fourth quarter or more frequently if the Company believes indicators of impairment exist. The performance of the test involves a two-step process. The first step of the impairment test involves comparing the fair values of the applicable reporting units with their aggregate carrying value, including goodwill. The Company generally determines the fair value of its reporting units using the income approach methodology of valuation that includes the discounted cash flow method as well as other generally accepted valuation methodologies. If the carrying amount of a reporting unit exceeds the reporting unit's fair value, the Company performs the second step of the goodwill impairment test to determine the amount of impairment loss. The second step of the goodwill impairment test involves comparing the implied fair value of the affected reporting unit's goodwill with the carrying value of that goodwill.

        We amortize our identifiable intangible assets, which result from our acquisitions accounted for under the purchase method of accounting, using the straight-line method over their estimated useful lives.

Stock-Based Compensation

        The Company has granted non-qualified incentive stock options to employees and non-qualified stock options to employees, non-employee members of the board of directors and other persons not employed by the Company or its subsidiaries. The Company currently has no formal plan and no authorized shares. The vesting periods range from immediate to a period of three years. The maximum term of the various outstanding options is ten years. The Company accounts for stock-based awards granted to employees in accordance with Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25") and related interpretations, and has adopted the disclosure-only alternative of SFAS No. 123, Accounting for Stock-Based Compensation ("SFAS 123") and SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure.

        In accordance with APB 25, stock-based compensation expense is not recorded in connection with stock options granted with exercise prices equal to or greater than the fair market value of the Company's common stock on the date of grant, unless certain modifications are subsequently made. No compensation expense was recorded under the Company's option arrangements with employees in 2005 and 2004.

        In accordance with the requirements of the disclosure-only alternative of SFAS 123, set forth below are the assumptions used and a pro forma illustration of the effect on net income and net income per share computed as if the Company had valued stock-based awards to employees using the Black-Scholes option pricing model instead of applying the guidelines provided by APB 25.

	Quarter Ending March 31, 2005		Quarter Ending March 31, 2004
	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price
Outstanding at beginning of year	4,531,140	$0.78	4,138,026	$0.23
Granted	1,650,000	$5.20	38,225	$2.36
Forfeited	(500)	$2.75	0	N/A
Exercised	0	N/A	0	N/A

Outstanding at end of year	6,180,640	$1.90	4,176,251	$0.33

        The weighted average grant date fair value of options granted during the first quarter of 2005 was $1.08.

        The following table summarizes information about stock options outstanding at March 31, 2005.

Options Outstanding
Range of Exercise Prices	Options Outstanding	Weighted Average remaining contractual life	Weighted Average Exercise Price
$0.13-$0.99	3,660,661	7.13	$0.16
$1.00-$2.49	417,489	4.45	$1.65
$2.50-$3.79	85,725	4.41	$2.87
$3.80-$6.00	2,016,765	8.28	$5.08

Total	6,180,640	7.28	$1.90

        The following table summarizes the options exercisable on March 31, 2005.

Options Exercisable
Range of Exercise Prices	Options Exercisable	Weighted Average Exercise Price
$0.13-$0.99	3,660,661	$0.16
$1.00-$2.49	238,058	$1.32
$2.50-$3.79	25,725	$2.75
$3.80-$6.00	75,000	$4.12

Total Options Exercisable at March 31, 2005	3,999,444	$0.32

        The per share fair values of stock awards granted in connection with stock incentive plans and rights granted in connection with the employee stock purchase plan have been estimated with the following weighted average assumptions:

	March 31, 2005	December 31, 2004
Expected Life(in years)	3.36	2.90
Volatility	48.3%	61.00%
Risk Free Interest Rate	3.42%	3.33%
Dividend Yield	0.00%	0.00%

        The following table compares net income and earnings per share as reported to the pro forma amounts that would be reported had compensation expense been recognized for our stock-based compensation plans on a fair value basis for the quarter ended March 31, 2005 and March 31, 2004:

	Quarter Ending March 31, 2005	Quarter Ending March 31, 2004
Net Income, as reported	$879,590	$638,691
Deduct: Stock-based employee compensation expense determined under fair value based method for all awards, net of tax	(367,737)	(4,183)

Pro forma net income	$511,853	$634,508

Earnings per share, as reported:
Basic	$0.03	$0.03
Fully Diluted	$0.02	$0.02
Pro forma earnings per share:
Basic	$0.02	$0.03
Fully Diluted	$0.01	$0.02

        For purposes of this illustration, the value of each stock award has been estimated as of the date of grant using the Black-Scholes model, which was developed for use in estimating the value of traded options that have no vesting restrictions and that are freely transferable. The Black-Scholes model considers, among other factors, the expected life of the option and the expected volatility of the Company's stock price. Because it does not consider other factors important to stock-based awards, such as continued employment and periodic vesting requirements and limited transferability, the fair value generated by the Black-Scholes option pricing model may not be indicative of the actual fair value of the Company's stock-based awards. For pro forma illustration purposes, the Black-Scholes value of the Company's stock-based awards is assumed to be amortized on a straight-line basis over their respective vesting periods.

Contingent Consideration

        In connection with certain of the Company's acquisitions, if certain future internal performance goals are later satisfied, the aggregate consideration for the respective acquisition will be increased. As of December 31, 2004, all additional consideration, if earned, will be paid in the form of cash. Any additional consideration paid will be allocated to goodwill and stock-based compensation expense. The measurement, recognition and allocation of contingent consideration are accounted for using the following principles:

Measurement and Recognition

        In accordance with SFAS No. 141, Business Combinations ("SFAS 141") contingent consideration is recorded when a contingency is satisfied and additional consideration is issued or becomes issuable.

The Company records the additional consideration issued or issuable in connection with the relevant acquisition when a specified internal performance goal is met.

Amount Allocated to Goodwill

        In accordance with EITF Issue No. 95-8, Accounting for Contingent Consideration Paid to the Shareholders of an Acquired Enterprise in a Purchase Business Combination ("EITF 95-8") and FIN 44, the portion of additional consideration issuable to holders of unrestricted (i.e., not subject to risk of forfeiture) common stock and fully vested options as of the acquisition date is recorded as additional purchase price, as the consideration is unrelated to continuing employment with the Company. Such portion is allocated to goodwill.

Amount Allocated to Stock-Based Compensation Expense

        In accordance with EITF 95-8, the value associated with additional consideration related to stock or options that vest between the acquisition date and the date at which the contingency is satisfied is recorded as an immediate charge to stock-based compensation expense at the time of vesting because the consideration is related to continuing employment with the Company.

Net Income (Loss) Per Share

        Net income per share (basic) is calculated by dividing net income by the weighted average number of shares of common stock outstanding during the year. Net income per share (diluted) is calculated by adjusting outstanding shares, assuming any dilutive effects of options and warrants using the treasury stock method.

        The following reconciles the denominators of basic and fully diluted earnings per share:

	2005	2004
Denominator—Shares
Basic weighted-average shares	32,672,371	21,209,749
Effect of dilutive securities	6,718,569	5,676,474

Fully Diluted weighted-average shares	39,390,940	26,886,223

Intangible Assets and Goodwill

        During 2004 and 2005, the Company entered into six purchase agreements in which it allocated a total of $22,832,177 of the purchase price to intangible assets. The following is a schedule of the Company's intangible assets, by segment, as of March 31, 2005:

	Online Dating
	Term	Initial Value	Accumulated Amortization	Net Carrying Value
Goodwill		$12,209,681	$0	$12,209,681
Client List	7 Years	416,000	24,453	391,547
Website Code and Development	5 Years	1,220,584	97,350	1,123,234
Client Relations	6 Months	99,000	51,750	47,250
Totals		$13,945,265	$173,553	$13,771,712
	Search Engine Optimization
	Term	Initial Value	Accumulated Amortization	Net Carrying Value
Web Application Tools	5 Years	$175,000	$26,250	$148,750
Goodwill		53,708	0	53,708
Totals		$228,708	$26,250	$202,458
	Advertising
	Term	Initial Value	Accumulated Amortization	Net Carrying Value
Goodwill		$3,424,941	$0	$3,424,941
Trade Names		590,000	0	590,000
Employment Agreements	4 Years	535,000	33,437	501,563
Customer Relations	8 Years	1,890,000	39,375	1,850,625
Totals		$6,439,941	$72,812	$6,367,129
	Software and Systems Development and Hosting
	Term	Initial Value	Accumulated Amortization	Net Carrying Value
Goodwill		$1,387,843	$0	$1,387,843
Software Code	5 Years	580,000	5,313	574,687
Employment Agreements	3-4 Years	471,011	8,907	462,104
Totals		$2,438,854	$14,220	$2,424,634
	Company Totals
	Initial Value	Accumulated Amortization	Net Carrying Value
Goodwill	$17,076,173	$0	$17,076,173
Other Intangibles	5,976,595	286,835	5,689,760

        The Company's amortization expense over the next five years is as follows:

2005	$786,325
2006	973,980
2007	967,230
2008	884,123
2009	633,637
Thereafter	854,465

Total	$5,099,760

Acquisitions

        On January 14, 2005, the Company completed its acquisition of the MarketSmart Companies, Raleigh, North Carolina. The MarketSmart Companies provide advertising, public relations, marketing, branding and shopping evaluation services and has been assigned to the Advertising segment. The Company acquired 100% of the voting stock of the MarketSmart Companies through a merger. As a result of the merger, the MarketSmart shareholders received an aggregate of $3 million in cash and one million shares of the Company's common stock valued at $3 million. In addition, the MarketSmart shareholders may receive an aggregate of up to $100,000 based on the pre-tax earnings of the MarketSmart Companies for the first four full calendar quarters following the closing. In addition, the Company issued options to purchase an aggregate of 240,000 shares of its common stock to the MarketSmart shareholders and the employees of the MarketSmart Companies. The Company's primary reason for the acquisition was to help it develop into a full marketing agency encompassing both on-line and off-line advertising capabilities.

        On February 21, 2005, the Company completed its acquisition of Personals Plus, Inc.(PPI), Apollo Beach, Florida, by acquiring 100 percent of the voting stock. PPI is in the business of owning and operating online dating and relationship websites, including www.swappernet.com and has been assigned to the Online Dating segment. Immediately following the merger, the Company contributed all of the stock of the PPI to its Cherish, Inc. subsidiary. As consideration for the merger, the shareholder of PPI, received $2,262,500 in cash and 426,244 shares of Company common stock, valued at $2,262,500. In addition, the Company issued to the shareholder of PPI options to purchase an aggregate of 60,000 shares of Company common stock at $5.30 per share. Further, the shareholder of PPI may receive an aggregate earnout payment of up to $450,000 based on the pre-tax earnings of PPI for the first eight full calendar quarters following the closing. The Company's primary reasons for the acquisition were to expand its market share in the relevant online dating market.

        On February 21, 2005, the Company completed its acquisition of Ozona Online Network, Inc., ("Ozline"), Clearwater, Florida, by acquiring 100 percent of the voting stock. Ozline is in the business of providing online services including web design, custom web-based applications, database systems, managed and shared hosting solutions, e-commerce and high-speed business Internet access and has been assigned to the Software and Systems Development and Hosting segment.. As consideration for the merger, the shareholders of Ozline received an aggregate of $300,000 in cash and 75,538 shares of Company common stock valued at $400,000. In addition, the Company issued options to purchase an aggregate of 60,000 shares of Company common stock at $5.30 per share. Further, the shareholders of Ozline may receive an aggregate earnout payment of up to $200,000 based on the pre-tax earnings of Ozline for the first eight full calendar quarters following the closing. Upon acquiring Ozona Online Network, Inc. during the first quarter of 2005 the Company's Cherish division no longer receives payments under their lease agreement. The Company completed this acquisition to provide its existing entities with website site hosting and for Ozline's website and systems development capabilities.

        On March 11, 2005 the Company completed its acquisition of KowaBunga! Marketing, Inc. ("Kowabunga!") by acquiring 100 percent of the voting stock, for an aggregate of $500,000 cash and 127,818 shares of the Company's common stock valued at $750,000. KowaBunga! is in the business of producing and selling software services related to the marketing of products and services of its customers over the Internet and has been assigned to the Advertising segment. The Company completed this acquisition to help in the development of the Company's affiliate marketing strategy.

        The results of operations for the above acquisitions are included from the date of acquisition in the consolidated financial statements of the Company.

        The Company calculated the fair value of the tangible and intangible assets acquired to allocate the purchase prices in accordance with SFAS 141. Based upon those calculations, the purchase price for each of the acquisitions was allocated as follows:

	Net Assets (Liabilities) Assumed	Goodwill and Purchased Intangibles	Deferred Tax Liabilities	Total Consideration
Market Smart	855,516	6,439,941	(959,087)	6,336,370
Personals Plus	(355,594)	5,247,790	(268,312)	4,623,884
Ozona Online	(15,692)	916,413	(114,439)	786,283
Kowabunga	16,739	1,522,440	(287,573)	1,251,606

Accounting for Contingent Consideration

        In connection with its prior acquisitions, the merger consideration may be increased as the former stockholders of each entity are entitled to earn a payment in cash contingent upon satisfaction of certain future internal performance goals set forth in the definitive merger agreement. The total amount of future consideration available to the stockholders of each entity will be treated as additional purchase price and allocated to goodwill and are as follows:

	WebCapades	MarketSmart	Ozona Online	Personals Plus	Kowabunga
Balance, January 1, 2005	$500,000	$0	$0	$0	$0
Quarter Acquisitions	0	100,000	200,000	450,000	2,250,000
Totals	$500,000	$100,000	$200,000	$450,000	$2,250,000

        In connection with the acquisition of Kowabunga! Marketing, Inc., the merger acquisition may also be increased as the former shareholders are entitled to earn a payment in stock upon meeting certain performance goals. The maximum amount of stock they may earn is $2,700,000 to be valued after the performance goals are met.

        In addition, the former shareholders of the above acquisitions were granted a total of 270,000 options which when vested will be charged to stock based compensation expense(see stock based compensation).

Pro Forma Financial Information

        During the quarter ended March 31, 2005, the Company acquired the following businesses in transactions that were accounted for using the purchase method of accounting: 1) acquisition of MarketSmart Companies, 2) Personals Plus, Inc., 3) Ozona Online Networks, Inc. and 4) Kowabunga! Marketing, Inc. The following table summarizes the pro forma results of our operations for the three months ended March 31, 2005 and 2004 as if the acquisitions had occurred on January 1, 2004, instead of their respective later acquisition dates:

	Three Months Ended March 31, 2005		Three Months Ended March 31, 2004
	Historical	Pro Forma Combined	Historical	Pro Forma Combined
Revenues	10,179,156	11,034,938	3,825,431	8,676,452
Net Income	879,590	973,246	638,691	1,248,428
Basic Earnings Per Share	0.03	0.03	0.03	0.05
Diluted Earnings Per Share	0.02	0.02	0.02	0.04

        The pro forma results are not indicative of the results of operations had the acquisition taken place at the beginning of the year (or future results of the combined companies).

Segment Analysis

        The Company's operations are divided into operating segments using individual products or services or groups of related products and services. Each segment has separate management that reports to a person that makes decisions about performance assessment and resource allocation for all segments. The Company had four operating segments at March 31, 2005, search engine enhancement, online dating, traditional advertising and software, systems development and hosting. The Company evaluates the performance of each segment using pre-tax income or loss from continuing operations

        Listed below is a presentation of sales, operating profit and total assets for all reportable segments. The "other" category in the "Total Assets By Industry Segment" table consists of assets that the Company owns that are not otherwise allocated to a particular segment.

NET SALES BY INDUSTRY SEGMENT

	2005		2004
	Amount	Percent	Amount	Percent
Search engine enhancement	$5,816,992	57.15	$3,825,431	100.00
Online Dating	1,869,944	18.37	0	0.00
Advertising	2,341,698	23.00	0	0
Software, Systems Development and Hosting	193,236	1.90	0	0
Elimination	(42,713)	(0.42)	0	0.00
Total	$10,179,157	100.00	$3,825,431	100.00

PRE TAX PROFIT FROM CONTINUING OPERATIONS

	2005	2004
Search engine enhancement	$1,321,215	$1,034,372
Online Dating	409,224	0
Advertising	168,277	0
Software, Systems Development and Hosting	(268)	0
Other	(473,628)	(74,903)
Total	$1,424,820	$959,469

 TOTAL ASSETS BY INDUSTRY SEGMENT

	2005		2004
	Amount	Percent	Amount	Percent
Search engine enhancement	$9,835,483	21.63	$3,521,251	60.22
Online Dating	15,024,714	33.04	0	0.00
Advertising	8,325,661	18.31	0	0.00
Software, Systems Development and Hosting	3,125,563	6.87	0	0.00
Other	9,159,952	20.15	2,325,909	39.78
Total	$45,471,373	100.00	$5,847,160	100.00

  Subsequent Events

        On April 22, 2005, the Company acquired PrimaryAds Inc. pursuant to a merger agreement. PrimaryAds is an affiliate marketing company specializing in pay for performance advertising. PrimaryAds Merger Sub, a wholly owned subsidiary of the Company, was merged with and into PrimaryAds which, as a result, became a wholly owned subsidiary of the Company. As consideration for the merger, the shareholders of PrimaryAds received an aggregate of $9,950,000 in cash. In addition, the Company issued to the shareholders and employees of PrimaryAds warrants to purchase an aggregate of 146,000 shares of Company common stock. Further, the shareholders of PrimaryAds may receive an aggregate earnout payment of up to $16,000,000 (the "Earnout Payment") based on the pre-tax earnings of PrimaryAds for the first twelve full calendar quarters following the closing. The first $10,000,000 of the Earnout Payment, to the extent earned, will be paid in shares of Company common stock. The remainder of the Earnout Payment, to the extent earned, will be paid 50% in cash and 50% in shares of the Company's common stock. The Company granted to the PrimaryAds shareholders certain registration rights with respect to the shares of the Company's common stock that may be issued as part of the Earnout Payment.

        The Company is in the process of valuing certain intangible assets related to the above acquisition and thus the allocation of the purchase price has not been completed.

Independent Auditor's Report

Board of Directors
MarketSmart Advertising, Inc., RightStuff, Inc.,
and CheckUp Marketing, Inc.
Raleigh, North Carolina

        We have audited the accompanying combined balance sheets of MarketSmart Advertising, Inc., RightStuff Inc., and CheckUp Marketing, Inc. as of December 31, 2004 and 2003, and the related combined statements of income and comprehensive income, changes in stockholders' equity and cash flows for the years then ended. These combined financial statements are the responsibility of the companies' management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of MarketSmart Advertising, Inc., RightStuff Inc., and CheckUp Marketing, Inc. as of December 31, 2004 and 2003, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Blackman Kallick Bartelstein LLP
Blackman Kallick Bartelstein LLP
March 13, 2005

 MarketSmart Advertising, Inc., RightStuff, Inc., and CheckUp Marketing, Inc.

COMBINED BALANCE SHEETS

December 31, 2004 and 2003

	2004	2003
Assets
Current Assets
Cash	$472,723	$52,512
Trade Receivables	1,090,885	1,037,231
Unbilled Revenue	234,735	476,435
Prepaid Expenses and Other assets	27,370	21,907
Prepaid Client Costs	0	102,680
Total Current Assets	$1,825,713	$1,690,765
Property and Equipment
Equipment	$311,165	$258,648
Furniture and Fixtures	29,292	22,821
Leasehold Improvements	15,000	15,000
Total Property and Equipment	$355,457	$296,469
Less: Accumulated Depreciation	170,650	151,296
Total Property and Equipment, Net	$184,807	$145,173
Other Assets
Equipment Security Deposit	$0	$1,350
Cash Value of Life Insurance	68,082	39,760
Total Other Assets	$68,082	$41,110
Total Assets	$2,078,602	$1,877,048
Liabilities and Stockholders' Equity
Current Liabilities
Trade Payables	$527,442	$667,006
Due to Stockholders	0	23,649
Accrued Expenses and Other Current Liabilities	52,283	29,232
Line of Credit	288,720	478,720
Current Portion of lease obligation	3,654	0
Total Current Liabilities	$872,099	$1,198,607
Noncurrent Liabilities
Long-Term lease obligation-net of current portion	14,759	0
Total Liabilities	$886,858	$1,198,607
Stockholders' Equity
Common Stock	$3,000	$3,000
Stock Subscriptions	(2,000)	(2,000)
Retained Earnings	1,184,630	674,638
Accumulated other Comprehensive Income	6,114	2,803
Total Stockholders' Equity	$1,191,744	$678,441
Total Liabilities and Stockholders' Equity	$2,078,602	$1,877,048

The accompanying notes are an integral part of the combined financial statements

MarketSmart Advertising, Inc., RightStuff, Inc., and CheckUp Marketing, Inc.

COMBINED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

Years Ended December 31, 2004 and 2003

	2004		2003
SALES	$8,821,067	100.00	$7,777,234	100.00
COST OF SALES	5,885,202	66.72	5,375,744	69.12
GROSS PROFIT	$2,935,865	33.28	$2,401,490	30.88
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	1,768,122	20.04	2,124,459	27.32
INCOME FROM OPERATIONS	$1,167,743	13.24	$277,031	3.56
OTHER INCOME (EXPENSE)
Miscellaneous Expense	$0	0	$(858)	(.01)
Interest Expense	(15,750)	(.18)	(14,807)	(.19)
TOTAL OTHER EXPENSE	$(15,750)	(.18)	$(15,665)	(.20)
INCOME BEFORE INCOME TAXES	$1,151,993	13.06	$261,366	3.36
TAXES ON INCOME	0	0	24,754.32
NET INCOME	$1,151,993	13.06	$236,612	3.04
OTHER COMPREHENSIVE INCOME
Unrealized Gain on securities	3,311.04		2,517.03
COMPREHENSIVE INCOME	$1,155,304	13.10	$239,129	3.07

The accompanying notes are an integral part of the combined financial statements

MarketSmart Advertising, Inc., RightStuff, Inc., and CheckUp Marketing, Inc.

COMBINED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

Years Ended December 31, 2004 and 2003

	Common Stock	Stock Subscriptions	Retained Earnings	Accumulated Other Comprehensive Income	Total
Balance, January 1, 2003	4,000	(2,000)	454,480	286	456,766
Net Income	—	—	236,612	—	236,612
Unrealized Gain on Securities	—	—	—	2,517	2,517
Stock Redemption	(1,000)	—	(16,454)	—	(17,454)
Balance, December 31, 2003	3,000	(2,000)	674,638	2,803	678,441
Net Income	—	—	1,151,993	—	1,151,993
Distributions	—	—	(642,000)	—	(642,000)
Unrealized Gain on Securities	—	—	—	3,311	3,311
Balance, December 31, 2004	3,000	(2,000)	1,184,630	6,114	1,191,744

The accompanying notes are an integral part of the combined financial statements

MarketSmart Advertising, Inc., RightStuff, Inc., and CheckUp Marketing, Inc.

COMBINED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2004 and 2003

	2004	2003
Cash Flows From Operating Activities
Net Income	$1,151,993	$236,612
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation	62,243	45,459
Provision for losses on receivables—Customers	12,128	3,808
Increase in cash value of life insurance	(28,322)	(16,638)
(Increase) decrease in assets:
Trade Receivables	(65,782)	(314,407)
Unbilled Revenue	241,700	(116,991)
Refundable Income Taxes	—	56,239
Prepaid Taxes	—	60,913
Prepaid Expenses	100,528	(105,827)
Security Deposit	1,350	—
Deferred Tax Benefit	—	3,838
Increase(Decrease) in Liabilities
Trade Payables	(139,564)	211,970
Accrued Expenses and other current Liabilities	23,050	(13,161)
Net Cash Provided by operating activities	$1,359,324	$51,815
Net Cash Used in Investing Activities
Purchase of Property	(80,723)	(82,277)
Cash Flows From Financing Activities
Net(repayments)borrowings under line of credit	$(190,000)	$25,382
Principal payments under capital leases	(2,741)	—
Net(repayments)borrowings from stockholders	(23,649)	23,649
Distributions to stockholders	(642,000)	—
Redemption of common stock	—	(17,454)
Net Cash(Used in) Provided by Financing Activities	$(858,390)	$31,577
Net Cash Increase	$420,210	$1,115
Cash—Beginning of Year	52,512	51,397
Cash—End of year	$472,723	$52,512
Interest Paid	$15,632	$22,496
Income Taxes Paid(Received)	$6,716	$(102,481)

The accompanying notes are an integral part of the combined financial statements

MarketSmart Advertising, Inc., RightStuff, Inc., and CheckUp Marketing, Inc.

NOTES TO COMBINED FINANCIAL STATEMENTS

Years Ended December 31, 2004 and 2003

NOTE A—PRINCIPLES OF COMBINATION AND BUSINESS ACTIVITIES

        The combined financial statements are not those of a separate legal entity, but include the accounts of three North Carolina corporations: MarketSmartAdvertising,  Inc. (MarketSmart), RightStuff, Inc. (RightStuff), and CheckUp Marketing, Inc. (CheckUp), which are commonly controlled and managed. All intercompany accounts and transactions among these entities (collectively, the Company) have been eliminated in combination.

        MarketSmart, along with RightStuff, are full-service advertising agencies offering in-house creative and production capabilities for all media. CheckUp provides mystery shoppers and follow-up services. Advertising services and other services account for approximately 90% and 10% of revenues, respectively, in 2004 and 89% and 11% of revenues, respectively, in 2003. The Company operates in all industries but tends to specialize in the restaurant, automotive and real estate sectors. The principal office is located in Raleigh, North Carolina but the Company's customer base extends along the entire East Coast.

NOTE B—SUMMARY OF SIGNIFICANT ACCOUNTING POLICES

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Revenue Recognition

        Revenue is recognized in the financial statements in the period in which services are performed.

Trade Receivables

        Receivables are carried at original invoice amount. No provision for doubtful accounts has been made as of December 31, 2004 and 2003, as management considers all amounts fully collectible. A receivable is considered to be past due if any portion of the receivable balance is outstanding for more than 90 days. Receivables are written off when deemed uncollectible.

Depreciation

        Property and equipment are stated at cost. Depreciation is provided on the straight-line method for financial statement purposes and accelerated methods for tax purposes. Repairs and maintenance are expensed as incurred. The cost of leasehold improvements are amortized over the terms of the leases or their useful lives, if shorter. The estimated useful lives of the assets are as follows:

Equipment	5 to 7 years
Furniture and Fixtures	7 years
Leasehold Improvements	4 years

Income Taxes

        As of January 1, 2004, each entity within the Company has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Accordingly, the stockholders will be taxed on their proportionate share of each entity's taxable income. As a result of this change, no provision or liability for federal or state income taxes has been provided for in the combined financial statements for the year ended December 31, 2004.

        Prior to 2004, the Company accounted for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes," which required the recognition of deferred income taxes for differences between the basis of assets and liabilities for financial statement and income tax purposes. The differences related primarily to depreciation. Deferred tax assets and liabilities represented future tax consequences of those differences, which would either be taxable or deductible when assets and liabilities were recovered or settled. Deferred taxes were also recognized for operating losses that were available to offset future taxable income. As a result of changing to Subchapter S status, any potential deferred assets or liabilities due to timing differences have been effectively eliminated as of December 31, 2003. For the year ended December 31, 2003, the taxes on income consist of the following:

Current:
Federal	$17,206
State	3,710

20,916

Deferred:
Federal	2,302
State	1,536

3,838

Total Taxes on Income	$24,754

Major Customers

        For the years ended December 31, 2004 and 2003, approximately 46% and 30%, respectively, of the Company's revenues were generated from services rendered to thirty-two individual markets (each market representing a separate customer) of one overall franchiser. Approximately 42% and 60% of the trade receivables as of December 31, 2004 and 2003, respectively, were from these same customers.

Variable Interest Entities

        In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities" (FIN 46). FIN 46 requires companies with a variable interest in a variable interest entity to apply this guidance immediately to variable interest entities created after December 31, 2003, and in the first year or interim period beginning after December 15, 2004 to variable interest entities in which an enterprise holds a variable interest that it acquired before January 1, 2004. The application of the guidance could result in the consolidation of a variable interest entity. The only potential variable interest entity with which the Company is associated is the lessor of the office space as disclosed in Note J. The Company is evaluating whether the lessor is a variable interest entity, whether the Company is the primary beneficiary and, if so, the impact of this interpretation on financial position and results of operations. The Company believes the fair market value of the office building is no less than the related debt of approximately $489,852 as of December 31, 2004.

Unbilled Revenue

        Unbilled revenue represents revenue which has been earned and recognized, but has not yet been billed by the Company.

NOTE C—CASH

        Substantially all of the Company's cash is held at one financial institution. Cash deposits held by the bank exceeded FDIC-insured limits by $215,311 as of December 31, 2004. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash.

NOTE D—PREPAID EXPENSES

        Prepaid expense consists of $13,575 and $11,423 of prepaid insurance for the years ended December 31, 2004 and 2003, respectively.

NOTE E—MARKETABLE SECURITIES

        The Company is the owner of 251 shares of Prudential Financial, Inc. common stock. The stock is classified as available-for-sale and is reported at its fair value in the accompanying combined financial statements. The Company received the stock as a result of the demutualization of the insurance Company and took a basis in the asset of $7,681. The gross unrealized gain as of December 31, 2004 and 2003 amounted to $6,114 and $2,803, respectively.

NOTE F—CASH VALUE OF LIFE INSURANCE

        The Company is the beneficiary of $1,500,000 in life insurance policies on the three stockholders, $250,000 in a term policy, and $1,250,000 in whole life policies as shown below. The increase in the cash value of the whole life policies has been offset against the premiums paid during the year.

		Cash Value
	Face Amount	2004	2003
A. President	$250,000	$16,557	$10,661
B. Vice President	500,000	22,729	12,640
C. CEO	500,000	28,796	16,459

		$68,082	$39,760

        Proceeds from the insurance polices would be used to fund buy/sell agreements between the stockholders and the Company (Note N).

NOTE G—Equipment Leases

        The Company entered into a lease for a copy machine during the year ended December 31, 2004. This lease included a bargain purchase option of $1.00. The value of this capital lease and the corresponding accumulated depreciation is included in the total of property, plant and equipment on the balance sheet. The capitalized value and accumulated depreciation as of December 31, 2004 is $21,154 and $3,526, respectively.

        The following is a schedule by year of future minimum lease payments under capital leases together with the present value of the net minimum lease payments as of December 31, 2004:

Year Ending December 31:
	2005	$5,589
	2006	5,589
	2007	5,589
	2008	5,589
	2009	932
Total minimum lease payments		23,288
Less imputed interest		4,875
Present Value of Net
Minimum Lease Payments		$18,413

        The Company leased a copy machine under an operating lease during 2003 and for a portion of the year during 2004. Rental expense for this equipment was $21,533 and $20,882 for the years ended December 31, 2004 and 2003, respectively.

NOTE H—LINE OF CREDIT

        MarketSmart has a line of credit with SouthTrust Bank of up to $600,000, not to exceed 75% of MarketSmart's accounts receivable less than sixty days past due. Interest accrues at a rate of .5% below the bank base rate. The interest rate as of December 31, 2004 was 4.75%. The note, which matures on May 16, 2005, is reviewed and renewable annually. The Company expects to renew the note during 2005. The note is secured by valid perfected security interests in all accounts receivable of MarketSmart and is personally guaranteed by the three stockholders. Interest on this note for the years ended December 31, 2004 and 2003 amounted to $14,882 and $11,557, respectively.

        RightStuff maintains a credit line with Bank of America for an amount of up to $50,000 with an interest rate of prime plus 1.25%. This credit line is personally guaranteed by the three stockholders. This credit line was not used during 2004.

NOTE I—ACCRUED EXPENSES

        Accrued expenses consist of the following as of December 31, 2004 and 2003:

	2004	2003
Accrued wages and vacation	$20,780	$13,086
Accrued Interest	1,052	934
Accrued professional fees	23,550	—
Other current liabilities	6,901	15,212

Total Accrued Expenses and Other Current Liabilities	$52,283	$29,232

NOTE J—RELATED PARTY TRANSACTIONS

        The Company leases its office space from TLC Properties of NC, LLC (TLC)—a North Carolina limited liability company, owned equally by the three stockholders of the Company. A ten-year lease was entered into on January 1, 2000, at a rate of $6,000 per month. In November 2002, the lease was rewritten and restated to reflect the increased office space occupied by the Company and the corresponding change in rent to $9,000, as well as a change in the lease term through November 2006. Rent expense for the years ended December 31, 2004 and 2003 was $109,404 and $108,000, respectively. The future minimum annual rents are due as follows:

Year Ending December 31:
2005	$108,000
2006	99,000

$207,000

NOTE K—STOCKHOLDERS' EQUITY

        MarketSmart Advertising, Inc. has 1,000 shares of common stock authorized, and 1,000 shares issued and outstanding of no par value common stock.

        RightStuff, Inc. has 100,000 shares of common stock authorized, and 1,000 shares issued and outstanding of $1 par value common stock.

        CheckUp Marketing, Inc. has 100,000 shares of common stock authorized, and 10 shares issued and outstanding of $100 par value common stock.

        On September 30, 2003, the stockholders of WordSmith Communications, Inc. (WordSmith) authorized its dissolution, effective on December 31, 2003. WordSmith was a company commonly controlled and managed by the stockholders of the Company. Its stock was repurchased for $17,454. The services previously provided by WordSmith are now being offered through MarketSmart. Results of WordSmith are included in these combined financial statements through its dissolution on December 31, 2003.

NOTE L—RETIREMENT PLAN

        The Company provides a 401(k) retirement plan to all employees who are at least 21 years of age with one completed month of service. Plan entry dates are January 1st, April 1st, July 1st and September 1st. The Company matches dollar-for-dollar the employees' deferral contributions up to 3% of pay, plus 50% of salary deferral contributions from 3% to 5% of pay for the period. The Company's retirement plan contributions for the years ended December 31, 2004 and 2003 were $44,235 and $52,940, respectively.

NOTE M—SUBSEQUENT EVENT

        On or about November 17, 2004, the Company entered into a letter of intent with CGI Holding Corporation (CGI) for the purchase of the Company by CGI. The Company completed this transaction on January 14, 2005 with an effective date of January 1, 2005.

NOTE N—COMMITMENTS AND CONTINGENCIES

        The Company is committed under buy/sell agreements with its stockholders to purchase each stockholder's common stock upon the death of a stockholder, based upon the book value of the Company. The Company expects that the proceeds from the life insurance policies (Note F) will be sufficient to cover any such purchases.

NOTE O—RECLASSIFICATION

        For comparability, the 2003 financial statements reflect reclassifications where appropriate to conform to the combined financial statement presentation used in 2004.

(b) PRO FORMA FINANCIAL INFORMATION.

        On January 14, 2005, the Company completed its acquisition of the MarketSmart Companies, Raleigh, North Carolina. The MarketSmart Companies provide advertising, public relations, marketing, branding and shopping evaluation services. The Company acquired 100% of the voting stock of the MarketSmart Companies through a merger. As a result of the merger, the MarketSmart shareholders received an aggregate of $3 million in cash and one million shares of the Company's common stock. In addition, the MarketSmart shareholders may receive an aggregate of up to $100,000 based on the pre-tax earnings of the MarketSmart Companies for the first four full calendar quarters following the closing. In addition, the Company issued options to purchase an aggregate of 260,000 shares of its common stock to the MarketSmart shareholders and the employees of the MarketSmart Companies.

        These pro forma statements of operations include the activities of the MarketSmart Companies for the twelve months ended December 31, 2004.

        The number of shares involved in this transaction was set upon signing the letter of intent. On that date it was agreed that the shareholders of the MarketSmart Companies would receive 1,000,000 shares of the Company's common stock. The closing value of the Company's common stock on that date was $3.00 per share.

CGI HOLDING CORPORATION, INC.
CONSOLIDATED PRO FORMA STATEMENTS OF OPERATIONS
FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2004

	CGI	MarketSmart	Pro Forma Adjustments	Total
Sales	$21,473,565	$8,821,067		$30,294,632
Cost of Sales	4,057,843	5,885,202		9,943,045
Gross Profit	$17,415,722	$2,935,865		$20,351,587
Selling, General and Administrative Expenses	12,691,946	1,768,122	A 370,000	14,830,068
Income from Operations	$4,723,776	$1,167,743	$(370,000)	$5,521,519
Other Income(Expense)
Other Income(Expense)	$24,862	—		$24,862
Interest Income	22,163	—		22,163
Interest Expense	(44,602)	(15,750)		(60,352)
Total Other Income (Expense)	$2,423	$(15,750)	—	$(13,327)
Income before Income Tax Provision	$4,726,199	$1,151,993	$(370,000)	$5,508,192
Provision for Income Taxes	1,786,233	—	B 302,006	2,088,239
Net Income	$2,939,966	$1,151,993	$(672,006)	$3,419,953
Other Comprehensive Income	—	3,311		3,311
Net Income	$2,939,966	$1,155,304	$(672,006)	$3,423,264
Net Income Per Common Share
Basic				$0.14
Fully Diluted				$0.11
Weighted Average Common Shares
Basic				25,332,967
Fully Diluted				31,264,304

PRO FORMA ADJUSTMENTS

Note A—Intangible Asset Amortization

        This adjustment reflects the amount of amortization that would have been recognized from the acquired intangible assets during the period reflected.

Note B—Income Tax Adjustment

        This adjustment reflects the estimated combined income tax affect that would have been recognized using applicable state and federal tax rates in effect during the periods presented.

 CGI HOLDING CORPORATION

CONSOLIDATED PRO FORMA BALANCE SHEET

DECEMBER 31, 2004

	CGI	MarketSmart	Pro Forma Adjustments	Total
Current Assets
Cash	$17,160,520	$472,723	$(3,000,000)	$14,633,243
Restricted Cash	427,153	—		427,153
Accounts Receivable	1,975,356	1,090,885		3,066,241
Unbilled Revenue	2,659,303	234,735		2,894,038
Allowance for Bad Debts	(220,710)	—		(220,710)
Other Current Assets	906,980	27,370		934,350
Deferred Tax Asset	147,840	—		147,840
Total Current Assets	$23,056,442	$1,825,713	$(3,000,000)	$21,882,155
Net Property and Equipment	1,307,398	184,807	(101,967)	1,390,238
Other Assets
Deferred Tax Asset	$700,626	—		$700,626
Intangible Assets	1,100,626	—	$3,015,000	4,115,626
Goodwill	7,717,068	—	3,645,223	11,362,291
Other Assets	251,132	68,082		319,214
Total Other Assets	$9,769,452	$68,082	$6,660,223	$16,497,757
Total Assets	$34,133,292	$2,078,602	$3,558,256	$39,770,150
Current Liabilities
Current Portion of Long Term Debt	$571,773	$3,654		$575,427
Notes Payable—Line of Credit	—	288,720		288,720
Accounts Payable	706,467	527,442		1,233,909
Accrued Income Taxes	547,104	—		547,104
Deferred Revenue	933,370	—		933,370
Accrued Liabilities	1,111,107	52,283		1,163,390
Total Current Liabilities	$3,869,821	$872,099	—	$4,741,920
Total Long Term Liabilities	974,297	14,759	—	989,056
Stockholders' Equity
Preferred Stock	—	—	—	—
Common Stock	33,984	3,000	(2,000)	34,984
Stock Subscriptions	—	(2,000)	2,000	—
Additional Paid in Capital	30,658,266	—	4,749,000	35,407,266
Retained Earnings	(863,076)	1,184,630	(1,184,630)	(863,076)
Accumulated Other Comprehensive Income	—	6,114	(6,114)	—
Treasury Stock	(540,000)	—	—	(540,000)
Total Stockholders' Equity	$29,289,174	$1,191,744	$3,558,256	$34,039,174
Total Liabilities and Stockholders' Equity	$34,133,292	$2,078,602	$3,558,256	$39,770,150

Independent Auditor's Report

Personals Plus, Inc.
Apollo Beach, Florida

        We have audited the accompanying balance sheets of Personals Plus, Inc. as of December 31, 2004 and 2003, and the related statements of income, stockholder's equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Personals Plus, Inc. as of December 31, 2004 and 2003, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ BLACKMAN KALLICK BARTELSTEIN, LLP
May 5, 2005

 PERSONALS PLUS, INC.
BALANCE SHEETS
December 31, 2004 and 2003

	2004	2003
ASSETS
Current Assets
Cash	$1,056,616	$478,052
Trade Receivables	13,214	10,161

Total Current Assets	$1,069,830	$488,213

Property and Equipment
Computer Equipment	$107,968	$107,968
Software	3,268	3,268

SubTotal	$111,236	$111,236
Less: Accumulated Depreciation	31,860	9,177

Net Property and Equipment	$79,376	$102,059

Other Assets
Escrow Deposit	$79,566	$0
Intangible Assets	855	0

Total Other Assets	$80,421	$0

TOTAL ASSETS	$1,229,627	$590,272

LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities
Deferred Revenue	$707,817	$656,363
Accrued Expenses	6,871	0
Shareholder Loan Payable	0	215,198

Total Current Liabilities	$714,688	$871,562

Stockholder's Equity
Common Stock	$100	$100
Additional Paid in Capital	26,917	26,917
Retained Earnings (Accumulated Deficit)	487,922	(308,307)

Total Stockholder's Equity	$514,939	$(281,290)

TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY	$1,229,627	$590,272

        The accompanying notes are an integral part of the Financial Statements.

 PERSONALS PLUS, INC.

STATEMENTS OF INCOME

Years Ended December 31, 2004 and 2003

	2004		2003
	Amount	Percent	Amount	Percent
SALES	$1,605,418	100.00%	$1,089,044	100.00%
COST OF SALES	174,624	10.88	264,401	24.28

GROSS PROFIT	$1,430,794	89.12	$824,643	75.72
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	320,065	19.94	295,666	27.15

INCOME FROM OPERATIONS	$1,110,730	69.19	$528,978	48.57

OTHER INCOME
Miscellaneous Expense	$18,177	1.13	$0	0.00
Interest Income	1,567	0.10	618	0.06

TOTAL OTHER INCOME	$19,745	1.23	$618	0.06

NET INCOME	$1,130,474	70.42%	$529,596	48.63%

The accompanying notes are an integral part of the Financial Statements.

 PERSONALS PLUS, INC.

STATEMENT OF CHANGES IN STOCKHOLDER'S EQUITY

Years Ended December 31, 2004 and 2003

	Common Stock	Additional Paid-in Capital	(Accumulated) (Deficit) Retained Earnings	Sole Proprietor's Capital	Total
Balance—January 1, 2003	$0	$0	$0	$241,452	$241,452
Transfer of sole proprietor's net assets to corporation effective June 1, 2003	100	26,917	214,435	(241,452)	0
Net Income	0	0	529,596	0	529,596
Distributions	0	0	(1,052,338)	0	(1,052,338)

Balance December 31, 2003	$100	$26,917	$(308,307)	$0	$(281,290)
Net Income			1,130,474	0	1,130,474
Distributions			(334,245)	0	(334,245)

Balance December 31, 2004	$100	$26,917	$487,922	$0	$514,939

The accompanying notes are an integral part of the Financial Statements.

 PERSONALS PLUS, INC.

STATEMENTS OF CASH FLOWS

Years Ended December 31, 2004 and 2003

	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$1,130,474	$529,596
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation	22,778	25,007
(Increase) Decrease in Assets:
Trade Receivables	(3,053)	566
Escrow Deposit	(79,566)	0
Increase (Decrease) in Liabilities:
Accounts Payable	0	(23,918)
Deferred Revenue	51,454	212,907
Accrued Expenses	6,871	0

NET CASH PROVIDED BY OPERATING ACTIVITIES	$1,128,958	$744,158

NET CASH USED IN INVESTING ACTIVITIES —
Assets Acquired	$(950)	(113,745)

CASH FLOWS FROM FINANCING ACTIVITIES
Payments on Stockholders Loans	$(215,198)	$(142,023)
Distributions to Shareholders	(334,245)	(569,805)

NET CASH USED IN FINANCING ACTIVITES	$(549,444)	$(711,828)

NET INCREASE (DECREASE) IN CASH	$578,565	$(81,415)
CASH—Beginning of Year	478,052	559,467

CASH—End of Year	$1,056,617	$478,052

        Noncash Investing and Financing Activities

    During 2003, the Company's structure changed from a sole proprietorship to an S corporation. At that time, $125,312 of property and equipment was distributed to the stockholder in a noncash transaction. The net book value of these assets approximated their fair value. In additon, a stockholder loan of $357,221 was created through a constructive distribution to the stockholder and loan back to the Company.

        The accompanying notes are an integral part of the Financial Statements.

 PERSONALS PLUS, INC.

NOTES TO FINANCIAL STATEMENTS

Years Ended December 31, 2004 and 2003

NOTE A—PRINCIPLES OF COMBINATION AND BUSINESS ACTIVITIES

        Personals Plus, Inc. offers an online dating community designed to allow individuals to search for individuals that are looking for certain lifestyles. Users specify the type of person or couple they are looking for and then make contact with that individual or individuals.

        The Company was a sole proprietorship from inception until June 1, 2003, at which time it incorporated as an S Corporation. In 2003, the financial statements included both the accounts of the sole proprietorship and the S Corporation. Under SEC guidelines, the financial statements should include information for the time the business has been in existence. Although the legal structure of the Company did change, the nature of the business did not change.

NOTE B—SUMMARY OF SIGNIFICANT ACCOUNTING POLICES

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Revenue Recognition

        Revenue is recognized on monthly and multi- monthly subscription contracts on a straight-line basis over the term of the contract.

Trade Receivables

        Receivables are carried at original invoice amount. No provision for doubtful accounts has been made as of December 31, 2004 and 2003, as management considers all amounts fully collectible. Receivables are written off when deemed uncollectible.

Depreciation

        Property and equipment are stated at cost. Depreciation is provided on the straight-line method for financial statement. Repairs and maintenance are expensed as incurred. The estimated useful lives of the assets are as follows:

Equipment	5 years
Software	3 years

Income Taxes

        The Company was a sole proprietorship from inception until June 1, 2003 at which time they incorporated and elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Accordingly, the stockholders will be taxed on the entity's taxable income. As a result of this change, no provision or liability for federal or state income taxes has been provided for in the combined financial statements for the all periods presented.

NOTE C—CASH

        Cash deposits held by the bank exceeded FDIC-insured limits by $718,400 and $198,473 as of December 31, 2004 and 2003, respectively. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash.

NOTE D—ESCROW DEPOSIT

        Escrow deposit represents funds withheld by third-party credit card processors as provided in the service agreement. This deposit will be refunded to the company upon termination of the agreement.

NOTE E—STOCKHOLDER LOAN

        The stockholder loan is noninterest bearing and due on demand.

NOTE F—OPERATING LEASES

        The Company entered into two leases; one for computer equipment and one for web hosting. The computer equipment lease expires in February 2008. The web hosting service agreement expires in June 2007. The following is a schedule by year of future minimum lease payments under operating leases as of December 31, 2004:

Year Ending December 31:
2005	$93,432
2006	93,432
2007	48,522
2008	301

$235,687

        Rental expense for operating leases was $101,170 and $100,162 for the years ended December 31, 2004 and 2003, respectively.

NOTE G—STOCKHOLDER'S EQUITY

        The Company has 10,000 shares of common stock authorized, and 100 shares issued and outstanding of $1.00 par value common stock.

NOTE H—ADVERTISING COSTS

        Advertising costs are expensed when incurred, and were $0 in 2004 and $5,301 in 2003.

NOTE I—OPERATIONS

        The Company maintains its headquarters in and conducts its operations from a personal residence. Limited expenses related to the use of the residence have been included, either directly or by allocation, in the Company's statement of income and stockholder's equity. Therefore, certain expenses, such as rent, utilities or depreciation, which are generally present in the financial statements of other companies engaged in similar businesses, are not reflected in the Company's financial statements.

NOTE J—SUBSEQUENT EVENT

        On February 21, 2005, the Company entered into a merger agreement with CGI Holding Corporation (CGI) for the purchase of the Company by CGI.

(b)
Pro Forma Financial Information

        On February 21, 2005, the Company completed its acquisition of Personals Plus, Inc. (PPI). Apollo Beach, Florida, by acquiring 100 percent of the voting stock. PPI is in the business of owning and operating online dating and relationship websites, including www.swappernet.com and has been assigned to the Online Dating segment. Immediately following the merger, the Company contributed all of the stock of the PPI to its Cherish, Inc. subsidiary. As consideration for the merger, the shareholder of PPI. received $2,262,500 in cash and 426,244 shares of Company common stock, valued at $2,262,500. In addition, the Company issued to the shareholder of PPI options to purchase an aggregate of 60,000 shares of Company common stock at $5.30 per share. Further, the shareholder of PPI may receive an aggregate earnout payment of up to $450,000 based on the pre-tax earnings of PPI for the first eight full calendar quarters following the closing. The Company's primary reasons for the acquisition were to expand its market share in the relevant online dating market.

 CGI HOLDING CORPORATION

CONSOLIDATED PRO FORMA BALANCE SHEET

DECEMBER 31, 2004

	CGI	Personals Plus	Pro Forma Adjustments	Total
CURRENT ASSETS
Cash	17,160,520	1,056,616	(2,262,500)	15,954,636
Restricted Cash	427,153	—		427,153
Accounts Receivable	1,975,356	13,214		1,988,570
Unbilled Revenue	2,659,303	—		2,659,303
Allowance for Bad Debts	(220,710)	—		(220,710)
Other Current Assets	906,980	—		906,980
Deferred Tax Asset	147,840	—		147,840

Total Current Assets	23,056,442	1,069,830	(2,262,500)	21,863,772
NET PROPERTY AND EQUIPMENT	1,307,398	79,376	—	1,386,774

OTHER ASSETS
Deferred Tax Asset	700,626	—		700,626
Intangible Assets	1,100,626	—	4,010,161	5,110,787
Goodwill	7,717,068	—		7,717,068
Other Assets	251,132	80,421		331,553

TOTAL OTHER ASSETS	9,769,452	80,421	4,010,161	13,860,034

TOTAL ASSETS	34,133,292	1,229,627	1,747,661	37,110,580

CURRENT LIABILITIES
Current Portion of Long Term Debt	571,773	—		571,773
Notes Payable—Line of Credit	—	—		—
Accounts Payable	706,467	—		706,467
Accrued Income Taxes	547,104	—		547,104
Deferred Revenue	933,370	707,817		1,641,187
Accrued Liabilities	1,111,107	6,871		1,117,978

TOTAL CURRENT LIABILITIES	3,869,821	714,688	—	4,584,509

TOTAL LONG TERM LIABILITIES	974,297	—	—	974,297

STOCKHOLDERS' EQUITY
Preferred Stock, $0.001 par value, 5,000,000 shares authorized; no shares issued or outstanding	—			—
Common Stock, $0.001 par value, 100,000,000 shares authorized, 25,490,936 shares issued and 22,990,936 outstanding	33,984	100	426	34,510
Additional Paid In Capital	30,658,266	26,917	2,235,157	32,920,340
Retained Earnings	(863,076)	487,922	(487,922)	(863,076)
Treasury Stock	(540,000)			(540,000)

TOTAL STOCKHOLDERS' EQUITY	29,289,174	514,939	1,747,661	31,551,774

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	34,133,292	1,229,627	1,747,661	37,110,580

 CGI HOLDING CORPORATION

CONSOLIDATED PRO FORMA STATEMENTS OF OPERATIONS

FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2004

TWELVE MONTHS ENDED DECEMBER 31, 2004

	CGI	Personals Plus		Pro Forma Adjustments	Total
SALES	21,473,565	1,605,418			23,078,983
COST OF GOODS SOLD	4,057,843	174,624			4,232,467

GROSS PROFIT	17,415,722	1,430,794			18,846,516
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	12,691,946	320,065	A	120,000	13,132,011

INCOME FROM OPERATIONS	4,723,776	1,110,729			5,714,505

OTHER INCOME (EXPENSES)
Other Income(Expense)	24,862	18,177			43,039
Interest Income	22,163	1,567			23,730
Interest Expense	(44,602)	—			(44,602)

TOTAL OTHER INCOME (EXPENSE)	2,423	19,744			22,167

INCOME BEFORE INCOME TAX PROVISION	4,726,199	1,130,473			5,736,672

INCOME TAX PROVISION
Current Tax Expense	1,786,233	—	B	380,241	2,166,473

TOTAL INCOME TAX PROVISION	1,786,233	—			2,166,473

NET INCOME/LOSS	2,929,769	1,130,473			3,570,198

Net Income per common share
Basic					$0.14
Fully Diluted					$0.12

WEIGHTED AVERAGE
Basic					25,759,211

Fully Diluted					31,690,548

PRO FORMA ADJUSTMENTS

Note A—Intangible Asset Amortization

        This adjustment reflects the amount of amortization that would have been recognized from the acquired intangible assets during the period reflected.

Note B—Income Tax Adjustment

        This adjustment reflects the estimated combined income tax affect that would have been recognized using applicable state and federal tax rates in effect during the periods presented.

        You should rely only on the information contained in this prospectus. We have not authorized any dealer, salesperson or any other person to provide you with different information or represent anything that is not contained in this prospectus. The information in this prospectus is only accurate as of the date of the front cover of this prospectus. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.

Summary	1
Risk Factors	3
Forward-Looking Statements	11
Use of Proceeds	11
Business	12
Market for Common Equity and Related Stockholder Matters	20
Management's Discussion and Analysis of Financial Condition and Results of Operations	21
Management	31
Executive Compensation and Related Information	34
Security Ownership of Certain Beneficial Owners and Management	36
Certain Relationships and Related Transactions	38
Selling Shareholders	41
Description of Securities	48
Plan of Distribution	49
Legal Matters	51
Experts	51
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	52
Where You Can Find Additional Information About Us	52
Index To Financial Statements	F-1

CGI HOLDING CORPORATION

PROSPECTUS

June 23, 2005

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.    Indemnification of Directors and Officers

        As authorized by the General Corporation Law of Nevada, our by-laws limit the liability of our officers or directors for monetary damages for breach of fiduciary duty as an officer or director. Notwithstanding the foregoing sentence, a director or officer will be liable to the extent that he or she engages in:

  •
  acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law; or

  •
  we unlawfully pay dividends in violation of Section 78.300 of the General Corporation Law of Nevada.

        This provision limits our rights and the rights of our shareholders to recover monetary damages against an officer or director for breach of the fiduciary duty of care except in the situations described above. The provision does not limit our rights or the rights of any shareholder seeking injunctive relief or rescission if an officer or director breaches his or her duty of care. This provision will not alter the liability of officers or directors under federal securities laws. Our by-laws further permit us to indemnify any and all persons who serve as our director, officer, employee or agent to the fullest extent permitted under Nevada law. These provisions may be sufficiently broad to permit indemnification of our officers and directors arising under federal securities law.

        There is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which we are required or permitted to provide indemnification. We are also not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 25.    Other Expenses of Issuance and Distribution

        The following is a schedule of the estimated expenses to be incurred by us in connection with the issuance and sale of the securities being registered hereby. All amounts are estimates. No portion of these expenses will be paid by the selling shareholders.

Registration Fee	$17,239.22
Accounting Fees and Expenses	15,000*
Legal Fees and Expenses	75,000*
Miscellaneous	5,000*

Total	$112,239.22*
*
Estimated

Item 26.    Recent Sales of Unregistered Securities

        The following sets forth securities sold by us in the last three years without registration under the Securities Act. Unless otherwise noted, in each case we sold shares of our common stock or warrants to acquire common stock in private transactions to persons we believed were "accredited investors" and/or "sophisticated investors" not affiliated with us unless otherwise noted, and purchasing the shares with an investment intent. Each of the transactions involved the offering of such securities to a substantially limited number of persons. Each person took the securities as an investment for his/her/its own account, and not with a view to distribution. We relied upon, exemptions contained in Section 4(2) of the Securities Act or Regulation D promulgated thereunder in each of these instances. In each case, the company did not engage in general solicitation and advertising and the shares were purchased by investors with whom we, through our officers and directors, had preexisting relationships. Each person had access to information equivalent to that which would be included on a registration statement on the applicable form under the Securities Act. We did not use underwriters for any of the transactions described below; therefore, these transactions did not involve underwriter discounts or commissions.

1.
In 2000, we issued Kristin Albright an option to purchase 3,313 shares of common stock at a price of $1.00 per share. Ms. Albright exercised her option on May 25, 2004.

2.
On November 7, 2000, we issued Management Systems, Inc., an option to purchase 2,000 shares of common stock at a price of $1.00 per share. Management Systems, Inc. exercised the option on April 20, 2004

3.
On March 20, 2001, we issued InfoPoint an option to purchase 50,000 shares of common stock at a price of $0.01 per share. InfoPoint exercised the option on April 14, 2004.

4.
On December 31, 2001, we sold 50,000 shares of our common stock at a price of $0.15 per share.

5.
On January 2, 2002, we sold 100,000 shares of our common stock at a price of $0.15 per share.

6.
On February 25, 2002 we issued Tom Roeder an option to purchase 15,000 shares of common stock at a price of $0.75 per share. Mr. Roeder exercised his option on April 20, 2004.

7.
On September 11, 2002, we sold 744,000 shares of our common stock at a price of $0.16 per share.

8.
On December 23, 2002 we granted a warrant to the Roberti Jacobs Family Trust to purchase 1,000,000 shares of common stock at a price of $0.10 per share in conjunction with a borrowing by us.

9.
On December 31, 2002 we issued 168,946 shares of common stock to eight of our employees as part of a stock bonus.

10.
On January 29, 2003 we issued Mike Lobb options to purchase: 41,431 shares of common stock at a price of $0.19 per share, which option vested February 25, 2004; and 41,431 shares of common stock at a price of $0.27 per share, which option vested February 25, 2004. Mr. Lobb exercised both options on November 3, 2004.

11.
On January 31, 2003, we sold 76,901 shares of our common stock at a price of $0.01 per share (upon the exercise of outstanding warrants).

12.
On April 11, 2003, we sold 1,000,000 shares of our common stock at a price of $0.10 per share (upon the exercise of outstanding warrants).

13.
On July 31, 2003 we granted a warrant to the Kellogg Capital Group, LLC to purchase 100,000 shares at a price of $0.13 per share.

14.
On July 31, 2003 we granted a warrant to James N. Jennings to purchase 50,000 shares at a price of $0.13 per share.

15.
On July 31, 2003 we granted a warrant to the Roberti Jacobs Family Trust as the designee of director and officer Gerard M. Jacobs pursuant to a litigation settlement to purchase 1,000,000 shares of common stock at a price of $0.13 per share.

16.
On July 31, 2003, we issued to one of our employees an option to purchase 250 shares of common stock at $0.16 per share. The option was exercised on July 27, 2004.

17.
On July 31, 2003 we issued Debbie Wyatt an option to purchase 400 shares of common stock at a price of $0.16 per share. Ms. Wyatt exercised the option in December 2004.

18.
On July 31, 2003 we issued warrants to six of our directors to purchase, in the aggregate 1,850,000 shares of common stock, at a price of $0.13 per share.

19.
On July 31, 2003, we issued Clayton Sinclair an option to purchase 400 shares of common stock at a price of $0.16 per share. Mr. Sinclair exercised the option on April 7, 2004.

20.
On July 31, 2003, we granted 3,200,000 shares to the Roberti Jacobs Family Trust, which acquired the rights to these shares from Gerard Jacobs in a litigation settlement.

21.
On July 31, 2003 we issued Carol Schmidt an option to purchase 200,000 shares at a price of $0.13 per share. Ms. Schmidt exercised her option on June 3, 2004.

22.
On August 12, 2003, we granted the Roberti Jacob Family Trust a warrant to purchase 680,000 shares of common stock at a price of $0.10 per share in conjunction with a borrowing by us.

23.
On January 20, 2004, we issued a warrant to purchase 40,000 shares of our common stock at a price of $0.50 per share, in conjunction with a borrowing by us.

24.
On February 24, 2004, we issued 12,015 shares of common stock to Joseph H. Hale as part of a cashless exercise of an option.

25.
On February 25, 2004, we issued a warrant to Paul M. Doll to purchase 12,000 shares of our common stock at a price of $1.00 per share in conjunction with a borrowing by us.

26.
On March 9, 2004, we completed an offering of 1,718,750 shares of our common stock at a price of $1.60 per share, resulting in proceeds of $2.75 million to us.

27.
On August 18, 2004 we issued an option to Xavier Hermosillo, a director, to purchase 20,000 shares of common stock at a price of $2.05 per share.

28.
On August 19, 2004, we completed an offering of units at a price of $2.05 per unit, with each unit comprised of one share of our common stock and warrants to purchase an additional .25 shares of our common stock (exercisable at $2.05 per share), resulting in gross proceeds of $4,202,104 to us.

29.
On August 19, 2004, in a separate transaction, we also issued 130,000 shares to Momentum Capital, LLC or its designees pursuant to a services agreement between us and Momentum.

30.
On August 19, 2004 as part of the acquisition of WebCapades, Inc. we granted Scott Mitchell options to purchase 150,000 shares of our common stock, 50,000 of which at a price of $2.10 per share and the remaining 100,000 of which at prices triggered by the market prices on the first and second anniversaries of the WebCapades acquisition.

31.
Subject to Mr. Giura fulfilling his obligations under an agreement among GMP, LLC, Safe Environment Corporation of Indiana, John Giura and Gerard Jacobs, on August 31, 2004, we granted Mr. Giura a warrant, exercisable for three years, to purchase up to 150,000 shares of our common stock at a price of $3.50 per share and a warrant exercisable for three years to purchase up to 150,000 shares of our common stock at a price of $4.50 per share. Mr. Giura was a former officer and director of ours.

32.
On December 6, 2004, we completed an offering of 4.3 million units at $3.50 per unit, with each unit comprised of one share of common stock, par value $0.001 per share and one warrant to purchase 0.55 share of common stock exercisable the earlier of (i) November 30, 2007; and (ii) thirty calendar days after the date upon which the closing price of our common stock has been trading at $8.00 or more per share for twenty consecutive days, exercisable at a price of $4.12 per share, resulting in gross proceeds of $15,050,000. In connection with this offering we paid finders fees in the amount of $285,000 and we issued warrants to purchase 81,429 shares of common stock to certain finders.

33.
On December 6, 2004, in a separate transaction we paid Momentum Capital, LLC consulting fees in the amount of $280,000 and warrants to purchase 80,000 shares of common stock on the same terms and conditions as the warrants described in the December 6, 2004 offering.

34.
On December 6, 2004 in recognition of the efforts made with respect to the offering and proposed acquisitions we paid T. Benjamin Jennings $275,000 and issued him options to purchase 75,000 shares of common stock on the same terms and conditions as the warrants described in the December 6, 2004 offering.

35.
On January 14, 2005, as part of our acquisition of the MarketSmart Companies, we issued an aggregate of one million shares of common stock to the stockholders of the MarketSmart Companies and warrants to purchase up to 260,000 shares of common stock to the stockholders and employees of the MarketSmart Companies.

36.
On January 20, 2005, we issued warrants to purchase shares of common stock to each of our directors in such amounts as set forth below. The warrants are exercisable beginning on January 20, 2008 and expire January 20, 2015. We issued warrants to purchase 1,000,000 and 300,000 shares to Gerard M. Jacobs and S. Patrick Martin, respectively. We issued warrants to purchase 25,000 shares to each of our independent directors.

37.
On January 27, 2005, we issued 100,000 shares to Kellogg Capital Group LLC pursuant to the exercise of warrants at $0.13 per share. We also issued 13,258 shares to each of Benton Kendig and James Martin pursuant to the exercise of warrants at $1.00 per share.

38.
On February 21, 2005, as part of our acquisition of Personals Plus, Inc, we issued 426,244 shares of common stock and warrants to purchase up to 60,000 shares of common stock to the sole stockholder of Personals Plus.

39.
On February 21, 2005, as part of our acquisition of Ozona Online Network, Inc., we issued an aggregate of 75,538 shares of our common stock to the stockholders of Ozona Online and warrants to purchase up to 60,000 shares of common stock to the stockholders and employees of Ozona Online.

40.
On March 6, 2005, we issued 82,867 shares to Richard H. Albright, Jr. pursuant to the exercise of warrants at $1.00 per share.

41.
On March 11, 2005, as part of our acquisition of Kowabunga! Marketing, Inc., we issued 127,818 shares of our common stock to the sole stockholder of Kowabunga and warrants to purchase up to 140,000 shares of common stock to the stockholder and employees of Kowabunga.

42.
On April 13, 2005, we issued 400 shares to Gary Munn pursuant to the exercise of warrants at $2.75 per share.

43.
On April 22, 2005, as part of our acquisition of PrimaryAds Inc., we issued warrants to purchase up to 146,000 shares of common stock to the stockholders and employees of PrimaryAds.

Item 27.    Exhibits

        See Exhibit Index

Item 28.    Undertakings

  (a)
  The Registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement which, individually or together, represent a fundamental change in the information in the registration statement; and

(iii)
To include any additional or changed material information with respect to the plan of distribution;

        Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to the included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        In accordance to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this amended registration statement to be signed on its behalf by the undersigned, in the Town of Northbrook, State of Illinois, on June 23, 2005.

CGI HOLDING CORPORATION (Registrant)
By: /s/ GERARD M. JACOBS Gerard M. Jacobs, Chief Executive Officer

        In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities indicated.

SIGNATURE	TITLE	DATE
/s/ GERARD M. JACOBS Gerard M. Jacobs	Director, President, Chief Executive Officer, Treasurer and Secretary	June 23, 2005
/s/ JAMES N. HELD* James N. Held	Director	June 23, 2005
/s/ S. PATRICK MARTIN* S. Patrick Martin	Director and Vice-Chairman of the Board	June 23, 2005
/s/ PATRICK WALSH* Patrick Walsh	Director	June 23, 2005
/s/ VINCENT J. MESOLELLA Vincent J. Mesolella	Director	June 23, 2005
/s/ XAVIER HERMOSILLO* Xavier Hermosillo	Director	June 23, 2005
/s/ T. BENJAMIN JENNINGS* T. Benjamin Jennings	Director	June 23, 2005
/s/ JODY BROWN* Jody Brown	Chief Financial Officer and Principal Accounting Officer	June 23, 2005
*
Power of Attorney

INDEX OF EXHIBITS

EXHIBIT NO.
2.1	Agreement entered into as of August 19, 2004, by and among Registrant, WebCapades Acquisition Sub, Inc., a Florida corporation and wholly-owned subsidiary of Registrant, WebCapades, Inc., a Florida corporation, Scott Mitchell and Kristine E. Mitchell. (1)
2.2	Plan of Merger by Registrant, WebCapades Acquisition Sub, Inc., a Florida corporation, and WebCapades, Inc., a Florida corporation. (1)
2.3
Agreement and Plan of Reorganization by and among Registrant and WorldMall Acquisition Corporation, WorldMall, Inc., S. Patrick Martin and the other stockholder's of WorldMall, Inc. dated as of March, 2001. (3)
3.1	Articles of Incorporation of Registrant, as amended as of February 26, 2004. (3)
3.2	Restated By-Laws of Registrant. (9)
4.1	Form of Warrant to purchase common stock of Registrant for August 2004 offering. (6)
4.2	Form of Warrant to purchase common stock of Registrant for December 6, 2004 offering. (6)
4.3	Form of Registration Rights Agreement by and among Registrant and certain of its shareholders for December 6, 2004 offering. (6)
5.1	Opinion of The Rosenfeld Law Group regarding legality.
9.1	Proxy dated February 25, 2002 granted by S. Patrick Martin to Gerard M. Jacobs. (3)
9.2	Proxy dated February 25, 2002 granted by John Giura to Gerard M. Jacobs. (3)
9.3	Proxy dated February 9, 2005 granted by John Giura to Gerard M. Jacobs. (7)
10.1
Asset Purchase Agreement, entered into and effective as of June 4, 2004, by and among WebSourced, Inc., a North Carolina corporation, Registrant, Jason and Shannon Dowdell, and Engine Studios, Inc. sometimes d/b/a Global Promoter, Inc., an unincorporated division of Engine. (4)
10.2	Settlement Agreement dated as of February 25, 2002 by and among Registrant, WorldMall, Inc., S. Patrick Martin, John Giura and Gerard M. Jacobs. (3)
10.3	Purchase Agreement dated as of September 4, 2002, between Registrant, GMP, L.L.C., Safe Environment Corp. of Indiana and John Giura. (3)
10.4	Agreement dated as of March 31, 2003 by and among Registrant, GMP, L.L.C., Safe Environment Corp. of Indiana and John Giura. (3)
10.5	Settlement Agreement, dated as of August 31, 2004, by and among Registrant, GMP, LLC, Safe Environment Corporation of Indiana, John Giura and Gerard M. Jacobs. (2)
10.6
Business Loan Agreement, dated May 2, 2003, between Registrant and Safe Environment Corp. of Indiana and CIB Capital, L.L.C.; Amendment No. 1 thereto, dated November 2, 2003; and Change in Terms Agreement thereto, dated November 2, 2003. (3)
10.7	Agreement dated as of March 31, 2003 by and among Registrant, GMP, LLC, Safe Environment Corporation of Indiana and John Giura. (3)

10.8
Promissory Note dated November 20, 2003, payable by WebSourced, Inc. to Roberti Jacobs Family Trust in the amount of $90,000; Promissory Note dated November 15, 2003, payable by Registrant to the Roberti Jacobs Family Trust in the amount of $170,000; Promissory Note dated November 5, 2003, payable by Registrant to the Roberti Jacobs Family Trust in the amount of $200,000; and Promissory Note dated December 23, 2003, payable by Registrant to the Roberti Jacobs Family Trust in the amount of $250,000. (3)
10.9	Lease Agreement, dated November 24, 2003, between Duke Realty Limited Partnership and WebSourced, Inc. (3)
10.10	Settlement Agreement dated November 4, 2003, between Registrant and Statewide Insurance Company. (3)
10.11	Indemnification Agreement dated October 22, 2003, between Registrant and John Giura. (3)
10.12
Agreement, dated December 23, 2004, by and among CGI Holding Corporation, Proceed Acquisition Sub, Inc., Meandaur, Inc. d/b/a Proceed Interactive, Bruce A. Findley, Jonathan Schepke and Stephen Schepke. (7)
10.13
First Amendment to Agreement, dated December 23, 2004, by and among CGI Holding Corporation, Proceed Acquisition Sub, Inc., Meandaur, Inc. d/b/a Proceed Interactive, Bruce A. Findley, Jonathan Schepke and Stephen Schepke., dated February 15, 2005. (7)
10.14	Agreement, dated April 22, 2005, by and among CGI Holding Corporation, PrimaryAds Merger Sub, Inc., PrimaryAds Inc., Kenneth M. Harlan, David J. Harlan, Steven M. Harlan and Matthew A. Sessanta. (8)
10.15	Employment Agreement by and between MarketSmart Advertising, Inc., RightStuff Inc. d/b/a Bright Idea Studio, CheckUp Marketing, Inc. and Gregory J. Cox. (9)
10.16	Employment Agreement by and between MarketSmart Advertising, Inc., RightStuff Inc. d/b/a Bright Idea Studio, CheckUp Marketing, Inc. and M. Lewis Finch III. (9)
10.17	Employment Agreement by and between MarketSmart Advertising, Inc., RightStuff Inc. d/b/a Bright Idea Studio, CheckUp Marketing, Inc. and Steven Thanhauser. (9)
10.18	Employment Agreement by and between Webcapades, Inc., PPI Acquisition Sub, Inc. and Paul Widisky. (9)
16.1	Letter from Poulos & Bayer, dated August 26, 2004, regarding change in auditors. (1)
16.2	Letter from Poulos & Bayer, dated September 8, 2004, regarding change in auditors. (5)
21.1	List of Subsidiaries.
23.1	Consent of Blackman Kallick Bartelstein LLP.
23.2	Consent of Poulos & Bayer.
23.3	Consent of The Rosenfeld Law Group (Included in Exhibit 5.1).
24.1	Power of Attorney (Included as part of the signature page of our registration statement on Form SB-2 dated December 30, 2004).
1
Incorporated by reference and filed as an exhibit to the Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on August 25, 2004 (SEC File No. 033-19980-D).

2
Incorporated by reference and filed as an exhibit to the Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on September 7, 2004 (SEC File No. 033-19980-D).

3
Incorporated by reference and filed as an exhibit to the Registrant's Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on March 1, 2004 (SEC File No. 033-19980-D).

4
Incorporated by reference and filed as an exhibit to the Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on June 9, 2004 (SEC File No. 033-19980-D).

5
Incorporated by reference and filed as an exhibit to the Registrant's Current Report on Form 8-K/A filed with the Securities and Exchange Commission on September 9, 2004 (SEC File No. 033-19980-D).

6
Incorporated by reference and filed as an exhibit to the Registrant's Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on December 30, 2004 (SEC File No. 333-121761).

7
Incorporated by reference and filed as an exhibit to the Registrant's Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on March 31, 2005 (SEC File No. 001-32442).

8
Incorporated by reference and filed as an exhibit to the Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on April 27, 2005 (SEC File No. 033-19980-D).

9
Incorporated by reference and filed as an exhibit to the Registrant's Quarterly Report on Form 10-QSB filed with the Securities and Exchange Commission on May 16, 2005 (SEC File No. 033-19880-D)

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SUMMARY
Statement of Operations Data
Balance Sheet Data
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
BUSINESS
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
MANAGEMENT
EXECUTIVE COMPENSATION AND RELATED INFORMATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SELLING SHAREHOLDERS
DESCRIPTION OF SECURITIES
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE
WHERE YOU CAN FIND ADDITIONAL INFORMATION ABOUT US
INDEX TO FINANCIAL STATEMENTS
Report of Independent Registered Public Accounting Firm
CGI HOLDING CORPORATION CONSOLIDATED BALANCE SHEET DECEMBER 31, 2004 AND 2003
CGI HOLDING CORPORATION CONSOLIDATED STATEMENT OF OPERATIONS YEARS ENDED DECEMBER 31, 2004 AND 2003
CGI HOLDING CORPORATION CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
CGI HOLDING CORPORATION CONSOLIDATED STATEMENT OF CASH FLOWS YEARS ENDED DECEMBER 31, 2004 AND 2003
CGI HOLDING CORPORATION FOOTNOTES TO FINANCIAL STATEMENTS DECEMBER 31, 2004 AND 2003
KeywordRanking
Cherish
Pro Forma Statement of Operations Twelve Months Ended December 31, 2004
Pro Forma Statement of Operations Twelve Months Ended December 31, 2003
NET SALES BY INDUSTRY SEGMENT
PRE TAX PROFIT
TOTAL ASSETS BY SEGMENT
CGI HOLDING CORPORATION CONSOLIDATED BALANCE SHEET MARCH 31, 2005 AND DECEMBER 31, 2004
CGI HOLDING CORPORATION CONSOLIDATED STATEMENT OF OPERATIONS THREE MONTHS ENDED MARCH 31, 2005 AND 2004
CGI HOLDING CORPORATION CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
CGI HOLDING CORPORATION CONSOLIDATED STATEMENT OF CASH FLOWS THREE MONTHS ENDED MARCH 31, 2005 AND 2004
CGI HOLDING CORPORATION FOOTNOTES TO FINANCIAL STATEMENTS MARCH 31, 2005 AND 2004
NET SALES BY INDUSTRY SEGMENT
PRE TAX PROFIT FROM CONTINUING OPERATIONS
TOTAL ASSETS BY INDUSTRY SEGMENT
Independent Auditor's Report
MarketSmart Advertising, Inc., RightStuff, Inc., and CheckUp Marketing, Inc. COMBINED BALANCE SHEETS December 31, 2004 and 2003
MarketSmart Advertising, Inc., RightStuff, Inc., and CheckUp Marketing, Inc. COMBINED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME Years Ended December 31, 2004 and 2003
MarketSmart Advertising, Inc., RightStuff, Inc., and CheckUp Marketing, Inc. COMBINED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY Years Ended December 31, 2004 and 2003
MarketSmart Advertising, Inc., RightStuff, Inc., and CheckUp Marketing, Inc. COMBINED STATEMENTS OF CASH FLOWS Years Ended December 31, 2004 and 2003
MarketSmart Advertising, Inc., RightStuff, Inc., and CheckUp Marketing, Inc. NOTES TO COMBINED FINANCIAL STATEMENTS Years Ended December 31, 2004 and 2003
CGI HOLDING CORPORATION, INC. CONSOLIDATED PRO FORMA STATEMENTS OF OPERATIONS FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2004
CGI HOLDING CORPORATION CONSOLIDATED PRO FORMA BALANCE SHEET DECEMBER 31, 2004
PERSONALS PLUS, INC. BALANCE SHEETS December 31, 2004 and 2003
PERSONALS PLUS, INC. STATEMENTS OF INCOME Years Ended December 31, 2004 and 2003
PERSONALS PLUS, INC. STATEMENT OF CHANGES IN STOCKHOLDER'S EQUITY Years Ended December 31, 2004 and 2003
PERSONALS PLUS, INC. STATEMENTS OF CASH FLOWS Years Ended December 31, 2004 and 2003
PERSONALS PLUS, INC. NOTES TO FINANCIAL STATEMENTS Years Ended December 31, 2004 and 2003
CGI HOLDING CORPORATION CONSOLIDATED PRO FORMA BALANCE SHEET DECEMBER 31, 2004
CGI HOLDING CORPORATION CONSOLIDATED PRO FORMA STATEMENTS OF OPERATIONS FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2004 TWELVE MONTHS ENDED DECEMBER 31, 2004
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